As filed with the Securities and Exchange Commission on November 10, 2008
Registration No. 333-[      ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	6712 (Primary Standard Industrial Classification Code Number)	25-1435979 (I.R.S. Employer Identification Number)

One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Johnson
Chief Financial Officer
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
(412) 762-2000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
H. Rodgin Cohen, Esq. Andrew D. Soussloff, Esq. Donald J. Toumey, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	David L. Zoeller, Esq. General Counsel & Secretary National City Corporation 1900 East Ninth Street Cleveland, OH 44114 (216) 222-2000	Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate Offering	Registration
Securities to be Registered	to be Registered(1)	per Share	Price	Fee(4)
Common stock, par value $5.00 per share	106,548,136	N/A	$6,822,342,398.52(2)	$268,118.06
9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L	1,500	N/A	$150,000,000(3)	$5,895
Non-Cumulative Perpetual Preferred Stock, Series M	5,751	N/A	$575,100,000(3)	$22,602

(1)	Represents the maximum number of shares of The PNC Financial Services Group, Inc. (a) common stock, (b) 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L, and (c) Non-Cumulative Perpetual Preferred Stock, Series M estimated to be issuable upon the completion of the PNC/National City merger described herein. The number of shares of common stock is based on the number of shares of National City Corporation common stock outstanding and reserved for issuance under various plans and in connection with various convertible securities as of October 23, 2008, and the exchange of each such share of National City Corporation common stock for 0.0392 of a share of the Registrant’s common stock, pursuant to the Agreement and Plan of Merger, dated as of October 24, 2008, by and between the Registrant and National City Corporation.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of National City common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (1) $2.51, the average of the high and low prices per shares of National City common stock on November 3, 2008, as quoted on The New York Stock Exchange, multiplied by (2) 2,718,064,701, the number of shares of National City common stock which may be exchanged in the merger.

(3)	Based on the book value, computed as of the last practicable date prior to the date of filing the registration statement, per share of preferred stock as of September 30, 2008, pursuant to Rule 457(f)(2) of the Securities Act.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED NOVEMBER 10, 2008

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On October 24, 2008, The PNC Financial Services Group, Inc. and National City Corporation announced a strategic business combination in which National City will merge with and into PNC. If the merger is completed, holders of National City common stock will have a right to receive 0.0392 of a share of PNC common stock for each share of National City common stock held immediately prior to the merger.

The number of shares of PNC common stock that National City stockholders will receive in the merger for each share of National City common stock is fixed. The dollar value of the consideration National City stockholders will receive in the merger will change depending on changes in the market price of PNC common stock and will not be known at the time you vote on the merger. The following table shows the closing sale prices of PNC common stock and National City common stock as reported on the New York Stock Exchange on October 23, 2008, the last trading day before public announcement of the merger, and on [          ], 2008, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of National City common stock, which we calculated by multiplying the closing price of PNC common stock on those dates by 0.0392, the exchange ratio.

Implied Value of One
	PNC	National City	Share of National City
	Common Stock	Common Stock	Common Stock

At October 23, 2008	$56.88	$2.75	$2.23
At [ ], 2008	$ [ ]	$ [ ]	$ [ ]

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of National City common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of National City common stock for shares of PNC common stock in the merger, except with respect to any cash received instead of fractional shares of PNC common stock.

The market prices of both PNC common stock and National City common stock will fluctuate before the merger. You should obtain current stock price quotations for PNC common stock and National City common stock before you vote. PNC common stock is quoted on the NYSE under the symbol “PNC.” National City common stock is quoted on the NYSE under the symbol “NCC.”

At a special meeting of PNC shareholders, PNC shareholders will be asked to vote on the issuance of PNC common stock in the merger and certain other matters. The stock issuance proposal requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon in favor of such proposal.

At a special meeting of National City stockholders, holders of National City common stock will be asked to vote on the adoption of the merger agreement and certain other matters. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of National City common stock entitled to vote.

Holders of National City preferred stock and holders of depositary shares representing National City preferred stock are not entitled to and are not being requested to vote at the National City special meeting.

The PNC board of directors recommends that PNC shareholders vote FOR the proposal to issue shares of PNC common stock in the merger.

The National City board of directors recommends that National City common stockholders vote FOR adoption of the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page [  ] for a discussion of the risks relating to the proposed merger and owning PNC common stock after the merger. You also can obtain information about our companies from documents that each of us has filed with the Securities and Exchange Commission.

JAMES E. ROHR	PETER E. RASKIND
Chairman and Chief Executive Officer	Chairman, President and Chief Executive Officer
The PNC Financial Services Group, Inc.	National City Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the PNC common stock or preferred stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this document is [          ], 2008, and it is first being mailed or otherwise delivered to PNC shareholders and National City stockholders on or about [          ], 2008.

[          ], 2008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[          ], 2008

The PNC Financial Services Group, Inc., or PNC, will hold a special meeting of shareholders at [          ] at [     ], local time, on [     ], 2008 to consider and vote upon the following matters:

•	a proposal to approve the issuance of shares of PNC common stock as contemplated by the Agreement and Plan of Merger, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc. and National City Corporation, as such agreement may be amended from time to time;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

The PNC board of directors has fixed the close of business on [          ], 2008, as the record date for the special meeting. Only PNC shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Holders of PNC common stock, $1.80 Cumulative Convertible Preferred Stock, Series A, referred to as Series A Preferred Stock, $1.80 Cumulative Convertible Preferred Stock, Series B, referred to as Series B Preferred Stock, $1.60 Cumulative Convertible Preferred Stock, Series C, referred to as Series C Preferred Stock, and $1.80 Cumulative Convertible Preferred Stock, Series D, referred to as Series D Preferred Stock, vote together without regard to class and will be entitled to vote at the special meeting. In this document, we refer to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock collectively as the “Voting Preferred Stock”. Approval of the issuance of PNC common stock requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, assuming a quorum.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the internet site listed on the PNC proxy card, by calling the toll-free number listed on the PNC proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of PNC common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

The PNC board of directors has approved the merger and the merger agreement and recommends that PNC shareholders vote “FOR” approval of the issuance of common stock in the merger and “FOR” the adjournment of the PNC special meeting if necessary or appropriate to permit further solicitation of proxies.

BY ORDER OF THE BOARD OF DIRECTORS,

George P. Long, III
Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

National City Corporation, or National City, will hold a special meeting of stockholders at [          ] at [     ], local time, on [          ], 2008 to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc. and National City Corporation, as such agreement may be amended from time to time, pursuant to which National City will merge with and into PNC, with PNC surviving the merger; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the foregoing proposal.

If the merger is completed, holders of National City common stock will receive 0.0392 of a share of PNC common stock for each share of National City common stock held immediately prior to the merger. Upon completion of the merger, each share of National City preferred stock issued and outstanding immediately prior to completion of the merger will be automatically converted into a share of PNC preferred stock having terms substantially identical to the terms of the relevant series of National City preferred stock. A copy of the merger agreement is included as Appendix A to the enclosed document and incorporated therein by reference.

The National City board of directors has fixed the close of business on [          ], 2008 as the record date for the special meeting. Only National City common shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger to be approved, the holders of at least a majority of the National City common shares outstanding and entitled to vote thereon must vote in favor of adoption of the merger agreement.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the internet site listed on the National City proxy card, by calling the toll-free number listed on the National City proxy card or by submitting your proxy card by mail. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet at www.cesvote.com. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of National City common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

Holders of National City preferred stock and holders of depositary shares representing National City preferred stock are not entitled to and are not being requested to vote at the special meeting.

The National City board of directors, at a meeting duly called, approved the merger and the merger agreement and recommends that National City common shareholders vote “FOR” adoption of the merger agreement and “FOR” the adjournment of the National City special meeting if necessary or appropriate to permit further solicitation of proxies.

Please do not send any stock certificates at this time.

BY ORDER OF THE BOARD OF DIRECTORS,

David L. Zoeller
Secretary

[          ], 2008

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about PNC and National City from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from the appropriate company at the following addresses:

The PNC Financial Services Group, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222-2707 Attention: Investor Relations (800) 843-2206 Email: investor.relations@pnc.com	National City Corporation 1900 East Ninth Street, Locator 01-2229 Cleveland, Ohio 44114 Attention: Investor Relations Telephone: (800) 622-4204

You will not be charged for any of these documents that you request. National City stockholders and PNC shareholders requesting documents should do so by [          ], 2008, in order to receive them before their respective special meetings.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [          ], 2008, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to National City stockholders or PNC shareholders nor the issuance by PNC of shares of PNC common stock in connection with the merger will create any implication to the contrary.

Information on the websites of PNC or National City, or any subsidiary of PNC or National City, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding National City has been provided by National City and information contained in this document regarding PNC has been provided by PNC.

See “Where You Can Find More Information” on page [  ].

Page

Treatment of National City Preferred Stock and Warrants	72
Closing and Effective Time of the Merger	72
Conversion of Shares; Exchange of Certificates	73
Representations and Warranties	74
Covenants and Agreements	75
Reasonable Best Efforts of National City and PNC to Obtain the Required Shareholder Votes	77
Agreement Not to Solicit Other Offers	78
Employee Matters	79
Indemnification and Insurance	79
Conditions to the Merger	80
Termination of the Merger Agreement	81
Effect of Termination	81
Expenses and Fees	81
Amendment, Waiver and Extension of the Merger Agreement	81
Voting Agreement	82
STOCK OPTION AGREEMENT	83
DESCRIPTION OF NEW PNC PREFERRED STOCK	86
PNC 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L	86
Description of the Series L Depositary Shares	89
PNC Non-Cumulative Perpetual Preferred Stock, Series M	90
ACCOUNTING TREATMENT OF THE MERGER	93
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	93
Tax Consequences of the Merger Generally	94
Cash Instead of a Fractional Share	94
Backup Withholding	95
COMPARISON OF SHAREHOLDERS’ RIGHTS	95
COMPARATIVE MARKET PRICES AND DIVIDENDS	101
LEGAL MATTERS	102
EXPERTS	102
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS AND OTHER MATTERS	103
SHAREHOLDERS SHARING AN ADDRESS	104
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	105
WHERE YOU CAN FIND MORE INFORMATION	105
PNC SEC Filings	106
National City SEC Filings	106

APPENDICES
APPENDIX A Agreement and Plan of Merger, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc. and National City Corporation	A-1
APPENDIX B Stock Option Agreement, dated as of October 24, 2008, between National City Corporation and The PNC Financial Services Group, Inc.	B-1
APPENDIX C Opinion of Goldman, Sachs & Co.	C-1
APPENDIX D Opinion of Citigroup Global Markets Inc.	D-1
APPENDIX E Opinion of J.P. Morgan Securities Inc.	E-1
EX-23.2: CONSENT OF ERNST & YOUNG LLP
EX-23.3: CONSENT OF DELOITTE & TOUCHE LLP
EX-23.4: CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.5: CONSENT OF DELOITTE & TOUCHE LLP
EX-24.1: POWERS OF ATTORNEY
EX-99.2: VOTING AGREEMENT
EX-99.5: CONSENT OF GOLDMAN, SACHS & CO.
EX-99.6: CONSENT OF CITIGROUP GLOBAL MARKETS INC.
EX-99.7: CONSENT OF J.P. MORGAN SECURITIES INC.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What are holders of National City common stock being asked to vote on?

A:	Holders of National City common stock are being asked to vote on the adoption of the merger agreement and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	What are holders of PNC common stock being asked to vote on?

A:	PNC shareholders are being asked to vote on the issuance of shares of PNC common stock in the merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the issuance of shares of PNC common stock in the merger.

Q:	What do holders of National City common stock need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly. Please vote as soon as possible by accessing the internet site listed on the National City proxy card, by calling the toll-free number listed on the National City proxy card or by mailing your proxy card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet at www.cesvote.com. Submitting your proxy by internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the National City special meeting. If you would like to attend the National City special meeting, see “Can I attend the National City special meeting and vote my shares in person?”

Q:	What do PNC shareholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote promptly by accessing the internet site listed on your proxy card, by calling the toll-free number listed on your proxy card or by submitting your proxy card by mail. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the PNC special meeting; see “Can I attend the PNC special meeting and vote my shares in person?”

Q:	Why is my vote as a holder of National City common stock important?

A:	If you do not vote by proxy, telephone or internet or vote in person at the National City special meeting, it will be more difficult for National City to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, by proxy, telephone, internet or in person, will have the same effect as a vote against adoption of the merger agreement. The merger agreement must be adopted by the holders of a majority of the outstanding shares of National City common stock entitled to vote at the special meeting. The National City board of directors recommends that you vote to adopt the merger agreement.

Q:	Why is my vote as a PNC shareholder important?

A:	If you do not vote by proxy, telephone or internet or vote in person at the PNC special meeting, it will be more difficult for PNC to obtain the necessary quorum to hold its special meeting. In addition, the proposal to issue PNC common stock in the merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, assuming a quorum. The PNC board of directors recommends that you vote to approve the issuance of the common stock in the merger.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a holder of National City common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the abstention or broker non-vote will be counted toward a quorum at the National City special meeting, but it will have the same effect as a vote against adoption of the merger agreement. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote against the proposal. If you fail to instruct your broker to vote your shares your broker may vote your shares in its discretion on this proposal.

If you are a PNC shareholder, an abstention or broker non-vote will be counted toward a quorum at the PNC special meeting. Abstentions from voting, as well as broker non-votes, are not treated as votes cast and, therefore, will have no effect on the proposal to approve the issuance of shares of PNC common stock in the merger, assuming a quorum.

Q:	Can I attend the National City special meeting and vote my shares in person?

A:	Yes. All holders of National City common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the National City special meeting. Holders of record of National City common stock as of the record date can vote in person at the National City special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the National City special meeting. If you plan to attend the National City special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. National City reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Can I attend the PNC special meeting and vote my shares in person?

A:	Yes. All holders of PNC common stock, $1.80 Cumulative Convertible Preferred Stock, Series A, or Series A Preferred Stock, $1.80 Cumulative Convertible Preferred Stock, Series B, or Series B Preferred Stock, $1.60 Cumulative Convertible Preferred Stock, Series C, or Series C Preferred Stock, and $1.80 Cumulative Convertible Preferred Stock, Series D, or Series D Preferred Stock, the preferred stock known collectively in this document as the Voting Preferred Stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the PNC special meeting. Holders of PNC common stock and Voting Preferred Stock can vote in person at the PNC special meeting. Please detach the attached admission ticket from your proxy card and bring it to the special meeting. The ticket will admit you and one other person. If you hold your PNC shares in an account at a brokerage firm or bank, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your PNC shareholdings. Please show this documentation at the meeting registration desk to attend the meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

Q:	Will National City be required to submit the merger agreement to its stockholders even if the National City board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the National City special meeting, National City is required to submit the merger agreement to its stockholders even if the National City board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Will PNC be required to submit the proposal to issue shares of PNC common stock in the merger to its shareholders even if the PNC board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the PNC special meeting, PNC is required to submit the proposal to issue shares of PNC common stock in the merger to its shareholders even if the PNC board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to National City stockholders?

A:	Generally, no. The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of National City common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of National City common stock for shares of PNC common stock in the merger, except with respect to cash received instead of fractional shares of PNC common stock. You should read “United States Federal Income Tax Consequences of the Merger” beginning on page [ ] for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	If I am a holder of National City common stock, can I change or revoke my vote?

A:	Yes. Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote by signing and returning a new proxy card with a later date, by calling the toll-free number listed on the National City proxy card or by accessing the internet site listed on the National City proxy card by 6:00 a.m. Eastern time on [ ], 2008 or by attending the National City special meeting and voting by ballot at the special meeting.

If you are a National City stockholder of record and wish to revoke rather than change your vote, you must send written, signed revocation to National City’s Secretary, which must be received by 6:00 a.m. Eastern time on [ ], 2008. You must include your control number.

If you hold your shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

Any holder of National City common stock entitled to vote in person at the National City special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a PNC shareholder, can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter pursuant to the instructions below, or by attending the PNC special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. PNC shareholders may send their written revocation letter to The PNC Financial Services Group, Inc., Attention: Corporate Secretary, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707. If you have voted your shares by telephone or through the internet, you may revoke your prior telephone or internet vote by recording a different vote using telephone or internet voting, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

Any shareholder entitled to vote in person at the PNC special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate

v

Secretary of PNC) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a holder of National City common stock with shares represented by stock certificates, should I send in my National City stock certificates now?

A:	No. You should not send in your National City stock certificates at this time. After completion of the merger, PNC will send you instructions for exchanging National City stock certificates for the merger consideration. The shares of PNC stock National City stockholders receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of National City common stock in book-entry form?

A	You are not required to take any specific actions if your shares of National City common stock are held in book-entry form. After the completion of the merger, shares of National City common stock held in book-entry form will automatically be exchanged for shares of PNC common stock in book-entry form and cash to be paid instead of fractional shares of PNC common stock.

Q:	When do you expect to complete the merger?

A	We currently expect to complete the merger on December 31, 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of National City stockholders and PNC shareholders at the special meetings and the required regulatory approvals described below in “Regulatory Approvals Required for the Merger.”

Q:	Whom should I call with questions?

A:	National City stockholders should call National City Investor Relations toll-free at (800) 622-4204 or Georgeson Inc., National City’s proxy solicitor, toll-free at (800) 903-4377 (Banks and Brokers call: (212) 440-9800) about the merger and related transactions. PNC shareholders should call D.F. King & Co., PNC’s proxy solicitor, toll-free at (888) 628-1041 or collect at (212) 269-5550.

SUMMARY

This summary highlights material information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page [  ]. Each item in this summary refers to the page of this document on which that subject is discussed in more detail. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In the Merger, National City Stockholders Will Have a Right to Receive 0.0392 of a Share of PNC Common Stock per Share of National City Common Stock (page [  ])

We are proposing the merger of National City with PNC. If the merger is completed, National City will merge into PNC, with PNC being the surviving company and National City common stock will no longer be publicly traded. Under the terms of the merger agreement, holders of National City common stock will have a right to receive 0.0392 of a share of PNC common stock for each share of National City common stock held immediately prior to the merger. PNC will not issue any fractional shares of PNC common stock in the merger. Instead, a holder of National City common stock who otherwise would have received a fraction of a share of PNC common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of PNC common stock to which the holder would otherwise be entitled by the average of the closing sale prices of PNC common stock on the New York Stock Exchange, or NYSE, for the five trading days immediately prior to the date on which the merger is completed.

Example:  If you hold 1,000 shares of National City common stock, you will have a right to receive 39 shares of PNC common stock and a cash payment instead of the 0.2 shares of PNC common stock that you otherwise would have received.

The merger agreement between PNC and National City governs the merger. The merger agreement is included in this document as Appendix A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

What Holders of National City Stock Options, Restricted Shares, Deferred Shares and Other Equity-Based Awards Will Receive (page [  ])

At the effective time of the merger, each option to purchase National City common stock granted by National City that is then outstanding will vest and be converted automatically into an option for shares of PNC common stock, subject to, and in accordance with, the same terms and conditions that applied to the National City option before the effective time of the merger, except that the number of shares of PNC common stock subject to each such converted option will be equal to the product, rounded down to the nearest whole number of shares of PNC common stock, of (x) the number of shares of National City common stock subject to the corresponding National City stock option and (y) the exchange ratio of 0.0392. The exercise price for converted options will equal the applicable per share exercise price for the shares of National City common stock divided by the exchange ratio (rounded up to the nearest cent).

At the time of the merger, other stock-based awards of National City will be converted into a similar award of PNC with respect to PNC common stock generally on the same terms that applied to the National City award except the number of shares of PNC common stock subject to the new PNC award will equal the number of shares of National City common stock subject to the award multiplied by the exchange ratio, rounded up to the nearest whole share.

At the time of the merger, each outstanding restricted share of National City common stock will vest and become free of restrictions and be converted into the right to receive the merger consideration and each outstanding deferred share of National City common stock will vest and be converted into the right to receive the merger consideration.

Treatment of National City Preferred Stock and Warrants in the Merger (page [  ])

Upon completion of the merger, each share of National City preferred stock issued and outstanding immediately prior to completion of the merger will be automatically converted into a share of PNC preferred stock having terms substantially identical to the terms of the relevant series of National City preferred stock. We sometimes refer to the new PNC preferred stock to be issued or reserved for in the merger as the “New PNC Preferred Stock.”

Each outstanding share of National City 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series F, is represented by depositary shares that are listed on the NYSE. Each depositary share represents a 1/4000th interest in a share of National City Series F Preferred Stock. Upon completion of the merger, PNC will assume the obligations of National City under the Deposit Agreement, dated as of January 30, 2008, between National City, Wilmington Trust Company as depositary, National City Bank as transfer agent and register and the holders from time to time of depositary shares. PNC will instruct Wilmington Trust Company as depositary under the deposit agreement referred to as the Series F Deposit Agreement, to treat the shares of New PNC Preferred Stock received by it in exchange for shares of National City Series F Preferred Stock as newly deposited securities under the Series F Deposit Agreement. In accordance with the terms of the Series F Deposit Agreement, the National City depositary shares will thereafter represent shares of PNC Preferred Stock. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and traded under a new symbol.

Certain investors that acquired shares of National City common stock and warrants to purchase shares of National City common stock in a private placement in April 2008 will receive additional shares of National City common stock and cash payments in connection with the completion of the merger. Assuming the trading price per share of National City common stock on the trading day immediately prior to the completion of the merger is equal to or greater than $2.07, the closing price of National City common stock on October 24, 2008, these investors will be issued an aggregate of approximately 328 million additional shares of National City common stock immediately prior to the completion of the merger under the terms of their investment agreements, and will receive in exchange for their warrants an aggregate cash payment of approximately $384 million, in each case contingent upon the completion of the merger. If the trading price per share of National City common stock on the trading day immediately prior to the completion of the merger is less than $2.07, these investors will receive additional shares of National City common stock under the terms of their investment agreements. Holders of National City warrants, as such, are not entitled to vote on the adoption of the merger agreement or otherwise at the special meeting. These investors will receive 0.0392 of a share of PNC common stock for each share of National City common stock held at the time of completion of the merger.

The Merger Is Intended to Be Tax-Free to National City Stockholders as to the Shares of PNC Common Stock They Receive (page [  ])

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of PNC and National City receive a legal opinion to that effect. Accordingly, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of PNC common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of PNC common stock that you would otherwise be entitled to receive.

The United States federal income tax consequences described above may not apply to all holders of National City common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices and Share Information (pages [  ] and [  ])

PNC common stock is quoted on the NYSE under the symbol “PNC.” National City common stock is quoted on the NYSE under the symbol “NCC.” The following table shows the closing sale prices of PNC common stock and National City common stock as reported on the NYSE on October 23, 2008, the last trading day before we announced the merger, and on [     ], 2008, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of National City common stock, which we calculated by multiplying the closing price of PNC common stock on those dates by the exchange ratio of 0.0392.

Implied Value of
		National City	One Share of
	PNC	Common	National City
	Common Stock	Stock	Common Stock

At October 23, 2008	$56.88	$2.75	$2.23
At [ ], 2008	$ [ ]	$ [ ]	$ [ ]

The market price of PNC common stock and National City common stock will fluctuate prior to the merger. National City stockholders and PNC shareholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Have Each Provided an Opinion to the PNC Board of Directors Regarding the Aggregate Consideration

Citigroup Global Markets Inc. (page [  ])

Citigroup Global Markets rendered an opinion to the PNC board of directors on October 31, 2008 to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Citigroup Global Markets’ work described herein and other factors it deemed relevant, the aggregate consideration (consisting of the issuance of shares of PNC common stock at an exchange ratio of 0.0392 shares of PNC common stock for each outstanding share of National City common stock, plus the payment of a cash amount of approximately $384 million to certain National City warrant holders) to be paid by PNC in connection with the merger was fair as of October 24, 2008, from a financial point of view, to PNC. We have attached the full text of Citigroup Global Markets’ opinion to this document as Appendix D, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken by Citigroup Global Markets in connection with its opinion. We urge you to read the opinion carefully and in its entirety. The opinion of Citigroup Global Markets is addressed to the PNC board of directors and is limited to the fairness as of October 24, 2008, from a financial point of view, to PNC of the aggregate consideration to be paid by PNC in connection with the merger and does not address the underlying business decision of PNC to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for PNC or the effect of any other transaction in which PNC might engage. The opinion of Citigroup Global Markets is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger. Pursuant to a letter agreement between PNC and Citigroup Global Markets, PNC has paid $2.5 million in fees to Citigroup Global Markets and has agreed to pay Citigroup Global Markets an additional $7.5 million in fees upon the consummation of the merger.

J.P. Morgan Securities Inc. (page [  ])

J.P. Morgan Securities Inc., referred to as JPMorgan, has provided its written opinion to the PNC board of directors, dated as of October 31, 2008, that, as of October 24, 2008 and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration (consisting of the issuance of shares of PNC common stock at an exchange ratio of 0.0392 shares of PNC common stock for each outstanding share of National City common stock, plus the payment of a cash amount of approximately $384 million in the aggregate to certain National City warrant holders) to be paid by PNC in connection with the merger with National City was fair, from a financial point of view, to PNC. We have attached the full text of JPMorgan’s opinion to this document as Appendix E, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion. We urge you to read the opinion carefully in its entirety. The opinion of JPMorgan is addressed to the PNC board of directors and is directed only to the aggregate consideration to be paid in connection with the merger and does not address the underlying decision by PNC to engage in the merger or constitute a recommendation to any stockholder of PNC as to how that stockholder should vote at the PNC special meeting or act on any matter relating to the merger. Pursuant to an engagement letter between PNC and JPMorgan, PNC has agreed to pay JPMorgan a $10 million fee, a substantial portion of which is payable only upon completion of the merger.

Goldman, Sachs & Co. Has Provided an Opinion to the National City Board of Directors Regarding the Exchange Ratio Pursuant to the Merger Agreement (page [  ])

National City’s financial advisor, Goldman, Sachs & Co., referred to as Goldman Sachs, rendered an opinion dated October 24, 2008, to the National City board of directors, that, as of such date, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, as well as the extraordinary circumstances facing National City referred to in such written opinion, the exchange ratio of 0.0392 of a share of PNC common stock to be received in respect of each share of National City common stock pursuant to the merger agreement was fair from a financial point of view to the holders of National City common stock other than PNC and its affiliates.

The full text of the written opinion of Goldman Sachs, which sets forth the factors considered, assumptions made, procedures followed and limitations that apply in connection therewith, is attached to this document as Appendix C. The opinion of Goldman Sachs was provided for the information and assistance of the National City board of directors in connection with its consideration of the merger and does not constitute a recommendation as to how any holder of shares of National City common stock should vote or otherwise act with respect to the merger or any other matter.

Pursuant to an engagement letter dated September 30, 2008, Goldman Sachs is entitled to receive a transaction fee of $25 million for its services in connection with the merger, most of which is contingent upon consummation of the merger.

The National City Board of Directors Recommends that Holders of National City Common Stock Vote “FOR” Adoption of the Merger Agreement (page [  ])

The National City board of directors believes that the merger is in the best interests of National City and its stockholders and has approved the merger and the merger agreement. The National City board of directors recommends that holders of National City common stock vote “FOR” adoption of the merger agreement. For the factors considered by National City’s board in deciding to approve the merger agreement, see “The Merger — National City’s Reasons for the Merger; Recommendation of the National City Board of Directors” on page [  ].

The PNC Board of Directors Recommends that PNC Shareholders Vote “FOR” the Approval of the Issuance of Shares of PNC Common Stock in the Merger (page [  ])

The PNC board of directors believes that the merger is in the best interests of PNC and its shareholders and has approved the merger and the merger agreement. The PNC board of directors recommends that PNC shareholders vote “FOR” the proposal to issue shares of PNC common stock in the merger. For the factors considered by PNC’s board in deciding to approve the merger agreement, see “The Merger — PNC’s Reasons for the Merger; Recommendation of the PNC Board of Directors.

National City’s Directors and Executive Officers May Receive Additional Benefits from the Merger (page [  ])

Certain of National City’s executive officers and directors have interests in the merger as individuals that are different from, or in addition to, the interests of National City stockholders generally.

National City’s stock incentive plans provide for the vesting of outstanding equity-based awards. In addition, certain executives have severance agreements with National City that provide for severance payments in connection with a qualifying termination of employment following a change in control.

National City’s executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Proposed Merger — Interests of Certain National City Directors and Executive Officers in the Merger” on page [  ] for further information on these interests.

Holders of National City Common Stock and Preferred Stock Do Not Have Appraisal Rights (page [  ])

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law (referred to as the DGCL). As a result of one of these exceptions, the holders of National City common stock and preferred stock are not entitled to appraisal rights in the merger.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page [  ])

Currently, we expect to complete the merger on December 31, 2008. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of each company’s shareholders, the receipt of all required regulatory approvals (including approval by the Board of Governors of the Federal Reserve System), and the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page [  ])

National City and PNC may mutually agree to terminate the merger agreement before completing the merger, even after National City stockholders approval and/or PNC shareholder approval, as long as the termination is approved by each of the National City and PNC boards of directors.

In addition, either National City or PNC may decide to terminate the merger agreement, even after National City stockholder approval and/or PNC shareholder approval,

•	if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a court or other governmental entity (and the denial or prohibition is final and nonappealable);

•	if the merger has not been completed by October 24, 2009, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of conditions to the terminating party’s obligation to close described above, unless the breach is capable of being, and is, cured within 60 days of notice of the breach (provided that the terminating party is not then in material breach of the merger agreement); or

•	if the other party has failed to obtain the requisite vote of its shareholders required for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, and the terminating party’s board of directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligation to use its reasonable best efforts to negotiate a restructuring of the merger and to resubmit the transaction to its shareholders for approval.

In addition, PNC may terminate the merger agreement if National City’s board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify)

its recommendation, or (2) recommends to its stockholders certain business combination proposals other than the merger with PNC as contemplated by the merger agreement.

The stock option agreement remains in effect if the merger agreement is terminated. For a description of the stock option agreement, please refer to “Stock Option Agreement,” beginning on page [  ].

Stock Option Agreement (page [  ])

To induce PNC to enter into the merger agreement, National City granted PNC an option to purchase up to 405,163,602 shares of National City common stock at a price per share of $2.75; however, in no case may PNC acquire more than 19.9% of the outstanding shares of National City common stock under this stock option agreement. PNC cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving National City and a third party. We do not know of any event that has occurred as of the date of this document that would allow PNC to exercise the option. The option will expire upon completion of the merger.

The option could have the effect of discouraging a company from trying to acquire National City prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, National City may be required to repurchase the option and any shares of National City common stock purchased under the option at a predetermined price, or PNC may choose to surrender the option to National City for a cash payment of $168,000,000. In no event will the total profit received by PNC with respect to this option exceed $224,000,000. The Stock Option Agreement is attached to this document as Appendix B.

Regulatory Approvals Required for the Merger (page [  ])

National City and PNC have agreed to use their reasonable best efforts to obtain all regulatory approvals, including all antitrust clearances, required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Board of Governors of the Federal Reserve System, or Federal Reserve, foreign and state securities authorities, various other federal, state and foreign antitrust and regulatory authorities and self-regulatory organizations, the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC. PNC and National City have completed, or will complete promptly following the date of this document, the filing of applications and notifications to obtain the required regulatory approvals.

Although we do not know of any reason why we cannot obtain the remaining regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

PNC Board of Directors following Completion of the Merger (page [  ])

Upon completion of the merger, the PNC board of directors will consist of those directors serving immediately prior to the completion of the merger and one director from among the directors of National City immediately prior to the completion of the merger.

The Rights of National City Stockholders will Change as a Result of the Merger (page [  ])

The rights of National City stockholders are governed by Delaware law, as well as National City’s restated certificate of incorporation, as amended, and bylaws. After completion of the merger, the rights of former National City stockholders who receive PNC common stock or preferred stock in the merger will be governed by Pennsylvania law and PNC’s amended and restated articles of incorporation and bylaws. This document contains descriptions of the material differences in shareholder rights beginning on page [  ].

PNC will Hold its Special Meeting on [          ], 2008 (page [  ])

The PNC special meeting will be held on [          ], 2008, at [     ], local time, at [     ]. At the special meeting, PNC shareholders will be asked to:

•	approve the issuance of PNC common stock to the stockholders of National City in the merger; and

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date.  Only holders of record at the close of business on [          ], 2008 will be entitled to vote at the special meeting. Each share of PNC common stock is entitled to one vote. Each share of Voting Preferred Stock is entitled to the number of votes described under the heading “The PNC Special Meeting — Record Date” on page [  ]. Holders of common stock and Voting Preferred Stock vote together without regard to class. As of the record date of [          ], 2008, there were [          ] shares of PNC common stock, [          ] shares of Series A Preferred Stock, [          ] shares of Series B Preferred Stock, [          ] shares of Series C Preferred Stock and [          ] shares of Series D Preferred Stock entitled to vote at the special meeting.

Required Vote.  Approval of the issuance of shares of PNC common stock in the merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, assuming a quorum. Because the required vote is based on the votes cast on such proposal, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on the proposal, assuming a quorum.

If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

As of the record date, directors and executive officers of PNC and their affiliates had the right to vote approximately [          ] shares of PNC common stock and no shares of Voting Preferred Stock, or approximately 0.[     ]% of the outstanding PNC shares entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of PNC common stock in favor of the proposals to be presented at the special meeting.

National City will Hold its Special Meeting on [          ], 2008 (page [  ])

The National City special meeting will be held on [          ], 2008, at [     ], local time, at [     ]. At the special meeting, National City stockholders will be asked to:

•	adopt the merger agreement; and

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date.  Only holders of record at the close of business on [          ], 2008 will be entitled to vote at the special meeting. Each share of National City common stock is entitled to one vote. As of the record date, there were [          ] shares of National City common stock entitled to vote at the special meeting.

Required Vote.  Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of National City common stock entitled to vote. Because approval is based on the affirmative vote of a majority of shares outstanding, a National City stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting. Because approval of such adjournment is based on the affirmative vote of a majority of shares present or represented, abstentions will have the same effect as a vote against this proposal. If you are a registered holder, failure to vote by proxy or in person will have the same effect as a vote against this proposal. If you hold in street name, your broker may vote your shares in its discretion on this proposal.

As of the record date, directors and executive officers of National City had the right to vote [          ] shares of National City common stock, or [     ]% of the outstanding National City common stock entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of National City common stock in favor of the proposals to be presented at the special meeting.

Affiliates of Corsair Capital LLC, or Corsair, entered into a voting agreement with PNC in which Corsair agreed to vote or cause to be voted all shares of National City common stock it or its affiliates own and have the ability to direct the vote in favor of the merger and against any competing acquisition proposal.

Information about the Companies (page [  ])

The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. is a Pennsylvania corporation, a bank holding company and a financial holding company under U.S. federal law. PNC is one of the largest diversified financial services companies in the United States based on assets, with businesses engaged in retail banking, corporate and institutional banking, asset management and global investment servicing. PNC provides many of its products and services nationally and others in PNC’s primary geographic markets located in Pennsylvania; New Jersey; Washington, DC; Maryland; Virginia; Ohio; Kentucky; and Delaware. PNC also provides certain investment servicing internationally. PNC stock is listed on the NYSE under the symbol “PNC.” As of September 30, 2008, PNC had total consolidated assets of approximately $145.6 billion, total consolidated deposits of approximately $85.0 billion and total consolidated shareholders’ equity of approximately $14.2 billion. The principal executive offices of PNC are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.

Additional information about PNC and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

National City Corporation

National City Corporation is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City’s primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,400 branch banking offices located within a nine-state footprint and over 350 retail mortgage offices located throughout the United States. As of September 30, 2008, National City’s consolidated total assets were approximately $143.7 billion and its total stockholders’ equity was approximately $15.8 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States. The principal executive offices of National City are located at 1900 East Ninth Street, Cleveland, Ohio 44114, and its telephone number is 216-222-2000.

Additional information about National City and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PNC

Set forth below are highlights from PNC’s consolidated financial data as of and for the years ended December 31, 2003 through 2007 and as of and for the nine months ended September 30, 2007 and 2008. The results of operations for the nine months ended September 30, 2007 and 2008 are not necessarily indicative of the results of operations for the full year or any other interim period. PNC management prepared the unaudited information on the same basis as it prepared PNC’s audited consolidated financial statements. In the opinion of PNC management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with PNC’s consolidated financial statements and related notes included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2007 and PNC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page [  ].

PNC — Summary of Consolidated Financial Data

	Nine Months
	Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006(a)	2005	2004	2003

Earnings (in millions)
Net interest income	$2,831	$2,122	$2,915	$2,245	$2,154	$1,969	$1,996
Noninterest income	2,683	2,956	3,790	6,327	4,173	3,572	3,263

Total revenue	5,514	5,078	6,705	8,572	6,327	5,541	5,259
Provision for credit losses	527	127	315	124	21	52	177
Noninterest expense	3,299	3,083	4,296	4,443	4,306	3,712	3,467

Income before minority interest and income taxes	1,688	1,868	2,094	4,005	2,000	1,777	1,615
Minority interest in income of BlackRock	—	—	—	47	71	42	47
Income taxes	558	579	627	1,363	604	538	539

Income from continuing operations	1,130	1,289	1,467	2,595	1,325	1,197	1,029
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	(28)

Net income	$1,130	$1,289	$1,467	$2,595	$1,325	$1,197	$1,001

Per common share data
Basic earnings (loss)
Continuing operations	$3.30	$3.92	$4.43	$8.89	$4.63	$4.25	$3.68
Cumulative effect of accounting change	—	—	—	—	—	—	(0.10)

Net income	$3.30	$3.92	$4.43	$8.89	$4.63	$4.25	$3.58

Diluted earnings (loss)
Continuing operations	$3.24	$3.85	$4.35	$8.73	$4.55	$4.21	$3.65
Cumulative effect of accounting change	—	—	—	—	—	—	(0.10)

Net income	$3.24	$3.85	$4.35	$8.73	$4.55	$4.21	$3.55

Cash dividends declared	$1.95	$1.81	$2.44	$2.15	$2.00	$2.00	$1.94

	Nine Months
	Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006(a)	2005	2004	2003

Period end balances (in millions)
Total assets	$145,610	$131,366	$138,920	$101,820	$91,954	$79,723	$68,168
Total deposits	84,984	78,409	82,696	66,301	60,275	53,269	45,241
Total borrowed funds	32,139	27,453	30,931	15,028	16,897	11,964	11,453
Total shareholders’ equity	14,218	14,539	14,854	10,788	8,563	7,473	6,645

(a)	Noninterest income for 2006 included the pretax impact of the following: gain on BlackRock/Merrill Lynch Investment Managers (“MLIM”) transaction of $2.1 billion; securities portfolio rebalancing loss of $196 million; and mortgage loan portfolio repositioning loss of $48 million. Noninterest expense for 2006 included the pretax impact of BlackRock/MLIM transaction integration costs of $91 million. An additional $10 million of integration costs, recognized in the fourth quarter of 2006, were included in noninterest income as a negative component of the asset management line. The after-tax impact of these items was as follows: BlackRock/MLIM transaction gain — $1.3 billion; securities portfolio rebalancing loss — $127 million; mortgage loan portfolio repositioning loss - $31 million; and BlackRock/MLIM transaction integration costs — $47 million. Due to significant one-time items for PNC during 2006, the results for that year may not be typical.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NATIONAL CITY

Set forth below are highlights from National City’s consolidated financial data as of and for the years ended December 31, 2003 through 2007 and as of and for the nine months ended September 30, 2007 and 2008. The results of operations for the nine months ended September 30, 2007 and 2008 are not necessarily indicative of the results of operations for the full year or any other interim period. National City management prepared the unaudited information on the same basis as it prepared National City’s audited consolidated financial statements. In the opinion of National City management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with National City’s consolidated financial statements and related notes included in National City’s Annual Report on Form 10-K for the year ended December 31, 2007 and National City’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page [  ].

National City — Summary of Consolidated Financial Data

	Nine Months
	Ended September 30,		Year Ended December 31,
	2008	2007	2007(a)	2006(b)	2005	2004(c)	2003

Earnings (in millions)
Net interest income	$3,088	$3,294	$4,396	$4,604	$4,696	$4,433	$4,335
Noninterest income	1,955	2,009	2,606	4,019	3,304	4,440	3,593

Total revenue	5,043	5,303	7,002	8,623	8,000	8,873	7,928
Provision for credit losses	4,169	635	1,326	489	300	339	628
Noninterest expense	5,968	3,738	5,305	4,711	4,735	4,456	4,063

Income (loss) before income taxes	(5,094)	930	371	3,423	2,965	4,078	3,237
Income (benefit) taxes	(1,093)	283	57	1,123	980	1,298	1,120

Net (loss) income	$(4,001)	$647	$314	$2,300	$1,985	$2,780	$2,117

Per common share data
Basic earnings (loss)
Net (loss) income	$(11.32)	$1.08	$0.51	$3.77	$3.13	$4.37	$3.46

Diluted earnings (loss)
Net (loss) income	$(11.32)	$1.07	$0.51	$3.72	$3.09	$4.31	$3.43

Cash dividends declared	$0.23	$1.19	$1.60	$1.52	$1.44	$1.34	$1.25
Period end balances (in millions)
Total assets	$143,691	$154,166	$149,852	$140,191	$142,397	$139,414	$114,102
Total deposits	95,582	98,249	97,310	87,234	83,986	85,955	63,930
Total borrowed funds	28,774	37,394	35,047	33,289	40,986	36,624	36,976
Total shareholders’ equity	15,838	13,843	13,408	14,581	12,613	12,804	9,329

(a)	Results for 2007 include the acquisitions of Fidelity Bancshares, Inc. and MAF Bancorp, Inc.

(b)	Results for 2006 include the acquisitions of Forbes First Financial Corporation and Harbor Florida Bancshares, Inc. and the sale of First Franklin.

(c)	Results for 2004 include the acquisitions of Allegiant Bancorp Inc., Provident Financial Group Inc. and Wayne Bancorp, and the sale of National Processing, Inc.

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma combined financial information about the financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. The unaudited pro forma financial information assumes that the merger is accounted for under the purchase method of accounting with PNC treated as the acquirer. Under the purchase method of accounting, the assets and liabilities of National City will be recorded by PNC at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 30, 2008. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2008 and the year ended December 31, 2007, give effect to the merger as if the merger had become effective at January 1, 2007. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both PNC and National City, which are incorporated in this document by reference and more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page [  ] and “Unaudited Pro Forma Condensed Combined Financial Information” on page [  ].

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

	Nine Months Ended	Twelve Months Ended
	September 30, 2008	December 31, 2007
	(In millions)

Income Statement
Net interest income	$6,238	$7,673
Noninterest income	4,609	6,357

Total revenue	10,847	14,030
Provision for credit losses	4,696	1,641
Noninterest expense	9,377	9,776

Income (loss) before income taxes	(3,226)	2,613
Income taxes (benefit)	(476)	733

Net income (loss)	$(2,750)	$1,880

Balance Sheet
Cash and due from banks	$7,301	N/M
Net loans	169,617	N/M
Total assets	279,184	N/M
Total deposits	181,109	N/M
Total borrowed funds	59,716	N/M
Total shareholders’ equity	19,847	N/M

COMPARATIVE PER SHARE DATA

The following table sets forth for PNC common stock and National City common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2007, in the case of the net income and dividends declared data. The unaudited pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of National City at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information” on page [  ]. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the SEC. See “Where You Can Find More Information” on page [  ].

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data Table for the nine months ended September 30, 2008 and the year ended December 31, 2007 combines the historical income per share data of PNC and subsidiaries and National City and subsidiaries giving effect to the merger as if the merger had become effective on January 1, 2007, using the purchase method of accounting. The pro forma adjustments are based upon available information and certain assumptions that the PNC management believes are reasonable. Upon completion of the merger, the operating results of National City will be reflected in the consolidated financial statements of PNC on a prospective basis.

				Per
				Equivalent
	PNC	National City	Pro Forma	National City
	Historical	Historical	Combined	Share(1)

Income from continuing operations for the twelve months ended December 31, 2007:
Basic	$4.43	$0.51	$4.43	$0.17
Diluted	4.35	0.51	4.37	0.17
Income (loss) from continuing operations for the nine months ended September 30, 2008:
Basic	$3.30	$(11.32)	$(6.31)	$(0.25)
Diluted	3.24	(11.32)	(6.29)	(0.25)
Dividends Paid:
For the twelve months ended December 31, 2007	$2.44	$1.60	$2.44	$0.10
For the nine months ended September 30, 2008	1.95	0.23	1.95	0.08
Book Value:
As of December 31, 2007	$43.60	$21.15	$46.92	$1.84
As of September 30, 2008	39.44	7.71	43.58	1.71

(1)	Reflects National City shares at the exchange ratio of 0.0392.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, shareholders should consider the matters described below in determining whether to adopt the merger agreement in the case of National City stockholders, and approve the issuance of PNC common stock in the merger in the case of PNC shareholders.

Because the market price of PNC common stock will fluctuate, National City stockholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of National City common stock will be converted into merger consideration consisting of 0.0392 of a share of PNC common stock. The market value of the merger consideration may vary from the closing price of PNC common stock on the date we announced the merger, on the date that this document was mailed to National City stockholders, on the date of the special meeting of the National City stockholders and on the date we complete the merger and thereafter. Any change in the market price of PNC common stock prior to completion of the merger will affect the market value of the merger consideration that National City stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, National City stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of National City stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of PNC common stock or shares of National City common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of PNC common stock and for shares of National City common stock before you vote.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of PNC and National City. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of PNC and National City. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

PNC and National City have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of National City and PNC during the pre-merger transition period and for an undetermined period after consummation of the merger.

The market price of PNC common stock after the merger may be affected by factors different from those affecting the shares of National City or PNC currently.

The businesses of PNC and National City differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of PNC and National City. For a discussion of the businesses of PNC and National City and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page [  ].

National City stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

National City’s stockholders currently have the right to vote in the election of the National City board of directors and on other matters affecting National City. When the merger occurs, each National City stockholder that receives shares of PNC common stock will become a shareholder of PNC with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of National City. Because of this, National City’s stockholders will have less influence on the management and policies of PNC than they now have on the management and policies of National City.

Termination of the merger agreement could negatively impact National City.

If the merger agreement is terminated, there may be various consequences including:

•	National City’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of National City common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and National City’s board of directors seeks another merger or business combination, National City stockholders cannot be certain that National City will be able to find a party willing to pay an equivalent or more attractive price than the price PNC has agreed to pay in the merger.

The opinion of National City’s financial advisor will not reflect changes in circumstances between signing the merger agreement and the merger.

National City’s financial advisor, Goldman Sachs, rendered an opinion dated October 24, 2008, to the National City board of directors, that, as of such date, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, as well as the extraordinary circumstances facing National City referred to in such written opinion, the exchange ratio of 0.0392 of a share of PNC common stock to be received in respect of each share of National City common stock pursuant to the merger agreement was fair from a financial point of view to the holders of National City common stock other than PNC and its affiliates. The opinion of Goldman Sachs was based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date thereof, including the ongoing crisis in the capital markets, the condition of the mortgage market and the extraordinary financial and economic environment at the time and the related uncertainty regarding the extent and duration of those conditions. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof.

Changes in the operations and prospects of PNC or National City, general market and economic conditions and other factors on which National City’s financial advisor’s opinion was based, may significantly alter the value of PNC or National City or the prices of shares of PNC common stock or National City common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The National City board of directors’ recommendation that holders of National City common stock vote “FOR” adoption of the merger agreement, however, is as of the date of this document. For a description of the opinion that National City received from its financial advisor, please refer to “The Merger — Opinion of National City’s Financial Advisor”. For a description of the other factors considered by National City’s board of directors in determining to approve the merger, please refer to “The Merger — National City’s Reasons for the Merger; Recommendation of the National City Board of Directors”.

The merger agreement limits National City’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit National City’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of National City. In addition, National City has granted to PNC an option to acquire up to 405,163,602 shares of National City common stock, or an equivalent number of shares of the stock of any company that acquires National City, under the circumstances and for the payments described in the option agreement. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of National City from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror’s proposing to pay a lower per share price to acquire National City than it might otherwise have proposed to pay. National City can consider and participate in discussions and negotiations with respect to an alternative proposal so long as the National City board of directors determines in good faith (after consultation with legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to National City stockholders under applicable law.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various domestic and foreign bank regulatory, securities, antitrust, insurance and other authorities. These government entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although PNC and National City do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of PNC following the merger, any of which might have a material adverse effect on PNC following the merger.

The merger is subject to closing conditions, including shareholder approval, that, if not satisfied or waived, will result in the merger not being completed, which may result in material adverse consequences to National City’s business and operations.

The merger is subject to closing conditions, including the approval of National City stockholders and PNC shareholders that, if not satisfied, will prevent the merger from being completed. The closing condition that National City stockholders adopt the merger agreement, and the closing condition that PNC shareholders approve the issuance of PNC common stock in the merger, may not be waived under applicable law and must be satisfied for the merger to be completed. National City currently expects that all directors and executive officers of National City will vote their shares of National City common stock in favor of the proposals presented at the special meeting. PNC currently expects that all directors and officers of PNC will vote their shares of PNC common stock in favor of the proposals presented at the special meeting. If National City’s stockholders do not adopt the merger agreement or if PNC’s shareholders do not approve the issuance of PNC common stock in the merger and the merger is not completed, the resulting failure of the merger could have a material adverse impact on National City’s business and operations. In addition to the required approvals and consents from governmental entities and the approval of National City stockholders and PNC shareholders, the merger is subject to other conditions beyond PNC’s and National City’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. See “The Merger Agreement — Conditions to the Merger” beginning on page [  ].

The shares of PNC common stock to be received by National City stockholders as a result of the merger will have different rights from the shares of National City common stock.

Upon completion of the merger, National City stockholders will become PNC shareholders and their rights as shareholders will be governed by the amended and restated articles of incorporation and bylaws of PNC. The rights associated with National City common stock are different from the rights associated with

PNC common stock. Please see “Comparison of Shareholders’ Rights” beginning on page [  ] for a discussion of the different rights associated with PNC common stock.

Current disruption and volatility in global financial markets might continue and governments may take measures to intervene.

Over the last year global financial markets have experienced extraordinary disruption and volatility following adverse changes in the global credit markets. Governments have taken highly significant measures in response to such events, including enactment of the Emergency Economic Stabilization Act of 2008 in the United States. Such dislocation and instability, and potential government responses thereto, may continue before and after completion of the merger and could negatively impact the operations of National City and PNC and the value of the PNC common stock National City stockholders receive in the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of PNC, National City and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either PNC or National City to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page [     ] under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by PNC or National City;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all. The impact of the completion of the transaction on PNC’s financial statements will be affected by the timing of the transaction, including in particular the ability to complete the acquisition in the fourth quarter of 2008;

•	the extent and duration of continued economic and market disruptions and governmental regulatory proposals to address these disruptions;

•	the incurrence of more credit losses from National City’s loan portfolio than expected and deposit attrition may be greater than expected;

•	the merger may be more expensive to complete (including the integration of National City’s businesses) and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events;

•	the integration of National City’s business and operations with those of PNC, which will include conversion of National City’s different systems and procedures, may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to National City’s or PNC’s existing businesses. PNC’s ability to integrate National City successfully may be adversely affected by the fact that this transaction will result in PNC entering several markets where PNC does not currently have any meaningful presence;

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected;

•	decisions to restructure, divest or eliminate business units or otherwise change the business mix of either company;

•	the risk of new and changing regulation and/or regulatory actions in the U.S. and internationally; and

•	the exposure to government investigations and litigation currently pending against National City, as well as others that may be filed or commenced as a result of the merger or otherwise, which could delay or impede the completion of the merger or impact the timing or realization of anticipated benefits to PNC or otherwise adversely impact PNC’s results.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to PNC or National City or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, PNC and National City undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE PNC SPECIAL MEETING

This section contains information about the special meeting of PNC shareholders that has been called to consider and approve the issuance of shares of PNC common stock in the merger.

Together with this document, PNC is also sending you a notice of the special meeting and a form of proxy that is solicited by the PNC board of directors. The special meeting will be held on [     ], 2008, at [     ], local time, at [     ].

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal for approval of the issuance of shares of PNC common stock to the stockholders of National City in the merger; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

Each copy of this document mailed to holders of PNC common stock and Voting Preferred Stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to PNC’s Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the internet, you may revoke your prior telephone or internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

Attention:	George P. Long, III Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the issuance of shares of PNC common stock in the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. According to the PNC amended and restated bylaws, business to be conducted at a special meeting of shareholders may only be brought before the meeting by means of PNC’s notice of the meeting or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the PNC board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Solicitation of Proxies

PNC will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, PNC will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of PNC common stock and Voting Preferred Stock and secure their voting instructions. PNC will reimburse the record holders for their reasonable expenses in taking those actions. PNC has also made arrangements with D.F. King & Co. to assist it in soliciting proxies and has agreed to pay them $[     ], plus reasonable expenses for these services. If necessary, PNC may use several of its regular employees, who will not be specially compensated, to solicit proxies from PNC shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on [     ], 2008 has been fixed as the record date for determining the PNC shareholders entitled to receive notice of and to vote at the special meeting. This table shows the number of issued and outstanding shares of our common and preferred stock on the record date. The table also shows the number of votes for each share. (The number of votes shown for each share of Voting Preferred Stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock.)

	Shares Issued
Class	and Outstanding	Votes per Share

Common	[ ]	1
Series A Preferred	[ ]	8
Series B Preferred	[ ]	8
Series C Preferred	[ ]	4 for each 2.4 shares
Series D Preferred	[ ]	4 for each 2.4 shares

Quorum

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting — either in person or by proxy. To have a quorum at the special meeting requires the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. At the meeting, holders of PNC common stock and Voting Preferred Stock will vote together as a single class.

Vote Required

Approval of the issuance of shares of PNC common stock in the merger requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, assuming a quorum. Because the required vote is based on the votes cast, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these proposals, assuming a quorum.

If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

The PNC board of directors urges PNC shareholders to promptly vote by: accessing the internet site listed in the proxy card instructions if voting through the internet; calling the toll-free number listed in the proxy card instructions if voting by telephone; or completing, dating, and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Shareholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by PNC’s Inspector of Election.

As of the record date, directors and executive officers of PNC had the right to vote approximately [          ] shares of PNC common stock and no shares of Voting Preferred Stock, or approximately 0.[     ]% of the outstanding PNC shares entitled to vote at the special meeting. We currently expect that each of these individuals will vote their shares of PNC common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the PNC Board of Directors

The PNC board of directors has approved and adopted the merger agreement and the transactions it contemplates, including the merger. The PNC board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of PNC and its shareholders and recommends that you vote “FOR” approval of the issuance of shares of PNC common stock in the merger. See “The Merger — PNC’s Reasons for the Merger; Recommendation of the PNC Board of Directors” on page [  ] for a more detailed discussion of the PNC board of directors’ recommendation.

Attending the Meeting

All holders of PNC common stock and Voting Preferred Stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Please detach the attached admission ticket from the proxy card and bring it to the special meeting. The ticket will admit you and one other person. If you hold your PNC shares in an account at a brokerage firm or bank, your name will not appear on our shareholder list. Please bring an account statement or a letter from your broker showing your PNC shareholdings. Please show this documentation at the meeting registration desk to attend the meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda.

THE NATIONAL CITY SPECIAL MEETING

This section contains information about the special meeting of National City stockholders that has been called to consider and adopt the merger agreement.

Together with this document, National City is also sending you a notice of the special meeting and a form of proxy that is solicited by the National City board of directors. The special meeting will be held on [          ], 2008, at [          ], local time, at [          ].

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal for adoption of the merger agreement; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Proxies

Each copy of this document mailed to holders of National City common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the National City proxy card, vote by accessing the internet site listed on the National City proxy card or vote in person at the National City special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet. To vote using the proxy card you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the internet are included with your proxy card.

If you are a holder of record, to change your vote, you must:

•	mail a new signed proxy card with a later date to [ ], which must be received by 6:00 a.m. Eastern time on [ ], 2008;

•	Vote by calling the toll-free number listed on the National City proxy card or accessing the internet site listed on the National City proxy card by 6:00 a.m. Eastern time on [ ], 2008; or

•	attend the special meeting and vote in person.

If you wish to revoke rather than change your vote, you must send written, signed revocation to [          ] which must be received by 6:00 a.m. Eastern time on [     ], 2008. You must include your control number.

If you hold shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

According to the National City restated bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting by means of National City’s notice of the meeting or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

National City stockholders with shares represented by stock certificates should not send National City stock certificates with their proxy cards. After the merger is completed, holders of National City common stock certificates will be mailed a transmittal form with instructions on how to exchange their National City stock certificates for the merger consideration. Shares of National City common stock held in book-entry form will automatically be exchanged for the merger consideration.

Solicitation of Proxies

National City will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, National City will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of National City common stock and secure their voting instructions. National City will reimburse the record holders for their reasonable expenses in taking those actions. National City has also made arrangements with Georgeson Inc. to assist it in soliciting proxies and has agreed to pay them approximately $20,000 plus reasonable expenses for these services. If necessary, National City may use several of its regular employees, who will not be specially compensated, to solicit proxies from National City stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on [          ], 2008 has been fixed as the record date for determining the National City stockholders entitled to receive notice of and to vote at the special meeting. At that time, [     ] shares of National City common stock were outstanding, held by approximately [     ] holders of record.

Voting Rights and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of National City common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of National City common stock entitled to vote at the special meeting. You are entitled to one vote for each share of National City common stock you held as of the record date. Holders of shares of National City preferred stock and holders of depositary shares representing National City preferred stock are not entitled to vote on the adoption of the merger agreement or otherwise at the special meeting.

Because the affirmative vote of the holders of a majority of the outstanding shares of National City common stock entitled to vote at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions also will have the same effect as a vote against the merger. Accordingly, the National City board of directors urges National City stockholders to promptly vote by completing, dating, and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by calling the toll-free number listed on the National City proxy card, vote by accessing the internet site listed on the National City proxy card or vote in person at the National City special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the internet.

Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting. Because approval of this proposal requires the affirmative vote of a majority of shares present or represented, abstentions will have the same effect as a vote against this proposal. If you are a registered holder, failure to vote by proxy or in person will have the same effect as a vote against this proposal. If you hold in street name, your broker may vote your shares in its discretion on this proposal.

Holders of National City common stock will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by National City’s tabulator and certified by its inspector of election.

As of the record date, directors and executive officers of National City had the right to vote [     ] shares of National City common stock, or [     ]% of the outstanding National City common stock at that date. We currently expect that each of these individuals will vote their shares of National City common stock in favor of the proposals to be presented at the special meeting.

Affiliates of Corsair entered into a voting agreement with PNC in which Corsair agreed to vote or cause to be voted all shares of National City common stock it owns and has the ability to direct the vote in favor of the merger and against any competing acquisition proposal.

Participants in the National City Savings and Investment Plan

Shares of National City common stock held in the National City Corporation Stock Fund under the National City Savings and Investment Plan will be voted solely by the named fiduciary and investment manager of the National City Corporation Stock Fund pursuant to the terms of the Savings and Investment Plan and the instructions received by the named fiduciary and investment manager from plan participants. The named fiduciary and investment manager of the National City Corporation Stock Fund will not disclose the confidential voting directions of any individual participant or beneficiary to National City. If a portion of your Savings and Investment Plan account is invested in the National City Corporation Stock Fund, you will be receiving a separate letter from the named fiduciary and investment manager explaining the voting process with respect to your proportionate interest in the National City Corporation Stock Fund and you will be provided with separate voting instructions.

Recommendation of the National City Board of Directors

The National City board of directors has approved the merger agreement and the transactions it contemplates, including the merger. The National City board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of National City and its stockholders and recommends that you vote “FOR” adoption of the merger agreement. See “The Merger — National City’s Reasons for the Merger; Recommendation of the National City Board of Directors” on page [     ] for a more detailed discussion of the National City board of directors’ recommendation.

Attending the Meeting

All holders of National City common stock, including holders of record and stockholders who hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only stockholders of record on the record date can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. National City reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

INFORMATION ABOUT THE COMPANIES

The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. is a Pennsylvania corporation, a bank holding company and a financial holding company under U.S. federal law. PNC is one of the largest diversified financial services companies in the United States based on assets, with businesses engaged in retail banking, corporate and institutional banking, asset management and global investment servicing. PNC provides many of its products and services nationally and others in PNC’s primary geographic markets located in Pennsylvania; New Jersey; Washington, DC; Maryland; Virginia; Ohio; Kentucky; and Delaware. PNC also provides certain investment servicing internationally. PNC stock is listed on the NYSE under the symbol “PNC.” As of September 30, 2008, PNC had total consolidated assets of approximately $145.6 billion, total consolidated deposits of approximately $85.0 billion and total consolidated shareholders’ equity of approximately $14.2 billion. The principal executive offices of PNC are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.

Additional information about PNC and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [     ].

National City Corporation

National City is a financial holding company headquartered in Cleveland, Ohio. National City operates through an extensive network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin and also conducts selected consumer lending businesses and other financial services on a nationwide basis. National City’s primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. Operations are primarily conducted through more than 1,400 branch banking offices located within a nine-state footprint and over 350 retail mortgage offices located throughout the United States. As of September 30, 2008, National City’s consolidated total assets were approximately $143.7 billion and its total stockholders’ equity was approximately $15.8 billion. Based on asset size, National City is one of the largest commercial banking organizations in the United States. The principal executive offices of National City are located at 1900 East Ninth Street, Cleveland, Ohio 44114, and its telephone number is 216-222-2000.

Additional information about National City and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page [  ].

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combine the historical consolidated financial position and results of operations of PNC and its subsidiaries and of National City and its subsidiaries, as an acquisition by PNC of National City using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the purchase method of accounting, the assets and liabilities of National City will be recorded by PNC at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on September 30, 2008. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2008 and the year ended December 31, 2007, give effect to the merger as if the merger had become effective at January 1, 2007.

The merger agreement was announced on October 24, 2008, and provides for each outstanding share of National City common stock other than shares beneficially owned by National City and PNC to be converted into the right to receive 0.0392 of a share of PNC common stock. Shares of National City preferred stock will be converted on a one-for-one basis into PNC preferred stock having the same terms (to the fullest extent possible) as the corresponding National City preferred stock. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both PNC and National City, which are incorporated in the document by reference. See “Where You Can Find More Information” on page [  ].

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of PNC and its subsidiaries and of National City and its subsidiaries, such information and notes thereto are incorporated by reference herein.

THE PNC FINANCIAL SERVICES GROUP, INC.

Pro Forma Condensed Combined Balance Sheet
At September 30, 2008

	PNC as	NCC as	Pro Forma		Pro Forma
In millions	Reported(a)	Reported(b)	Adjustments	Ref	Combined
Unaudited

Assets
Cash and due from banks	$3,060	$4,241			$7,301
Federal funds sold and resale agreements	1,826	2,156			3,982
Trading securities and other short-term investments	2,866	1,736			4,602
Loans held for sale	1,922	3,246	$(136)	A	5,032
Securities available for sale	31,031	8,826			39,857
Loans, net of unearned income	75,184	110,462	(13,379)	A	172,267
Allowance for loan and lease losses	(1,053)	(3,752)	2,155	B	(2,650)

Net loans	74,131	106,710	(11,224)		169,617
Goodwill	8,829	3,000	(3,000)	C	8,829
Other intangible assets	1,092	2,593	1,537	D	5,222
Equity investments	6,735	1,689			8,424
Other	14,118	9,494	2,706	E	26,318

Total assets	$145,610	$143,691	$(10,117)		$279,184

Liabilities
Deposits
Noninterest-bearing	$19,255	$15,251			$34,506
Interest-bearing	65,729	80,331	$543	F	146,603

Total deposits	84,984	95,582	543		181,109
Borrowed funds
Federal funds purchased and repurchase agreements	7,448	3,248			10,696
Other borrowings	24,691	25,526	(1,197)	G	49,020

Total borrowed funds	32,139	28,774	(1,197)		59,716
Accrued expenses and other	12,199	3,342	746	H	16,287

Total liabilities	129,322	127,698	92		257,112

Minority and noncontrolling interests in consolidated entities	2,070	155			2,225
Shareholders’ Equity
Total shareholders’ equity(c)	14,218	15,838	(10,209)	I	19,847

Total liabilities, minority and noncontrolling interests, and shareholders’ equity	$145,610	$143,691	$(10,117)		$279,184

(a)	Amounts derived from PNC’s unaudited interim consolidated financial statements, as of, and for the nine months ended, September 30, 2008.

(b)	Amounts derived from National City’s unaudited interim consolidated financial statements, as of, and for the nine months ended, September 30, 2008.

(c)	Total shareholders’ equity does not reflect $7.7 billion of preferred securities and related warrants approved to be issued to the United States Treasury no later than the closing date. See Note 8.

See accompanying Notes To Consolidated Financial Statements.

THE PNC FINANCIAL SERVICES GROUP, INC.

Pro Forma Condensed Combined Income Statement
Nine months ended September 30, 2008

	PNC as	NCC as	Pro Forma		Pro Forma
In millions, except per share data	Reported(a)	Reported(b)	Adjustments	Ref	Combined
Unaudited

Interest Income
Loans	$3,145	$5,235	$389	J	$8,769
Securities available for sale(c)	1,270	363			1,633
Other(d)	355	247			602

Total interest income	4,770	5,845	389		11,004

Interest Expense
Deposits	1,152	1,823	(123)	K	2,852
Borrowed funds	787	934	193	L	1,914

Total interest expense	1,939	2,757	70		4,766

Net interest income	2,831	3,088	319		6,238

Noninterest Income
Fund servicing	695				695
Asset management(e)	589	232			821
Consumer services(f)	472	417			889
Corporate services(g)	547	(106)	(29)	M	412
Service charges on deposits	271	763			1,034
Net securities gains (losses)	(34)	427			393
Other(h)	143	222			365

Total noninterest income	2,683	1,955	(29)		4,609

Total revenue	5,514	5,043	290		10,847
Provision for credit losses	527	4,169			4.696
Noninterest Expense
Personnel	1,660	1,841			3,501
Occupancy	274	255	(7)	N	522
Equipment(i)	267	306	(7)	N	566
Marketing	94	109			203
Other(j)	1,004	3,457	124	O	4,585

Total noninterest expense	3,299	5,968	110		9,377

Income (loss) before income taxes	1,688	(5,094)	180		(3,226)
Income tax expense (benefit)	558	(1,093)	59	P	(476)

Net income (loss)	$1,130	$(4,001)	$121		$(2,750)

Earnings (Loss) Per Common Share
Basic	$3.30	$(11.32)			$(6.31)
Diluted	$3.24	$(11.32)			$(6.29)

Average Common Shares Outstanding
Basic	343	745	(652)		436
Diluted	346	745	(652)		439

(a)	Amounts derived from PNC’s unaudited interim consolidated financial statements as of, and for the nine months ended, September 30, 2008
(b)	Amounts from National City’s unaudited interim consolidated financial statements, as of, and for the nine months ended, September 30, 2008.
(c)	Includes the following National City Interest Income from Securities line items: Taxable and Exempt from Federal income taxes.
(d)	Includes National City’s Interest Income from Trading assets and Other.
(e)	Includes National City’s Trust and Investment Management fees line item.
(f)	Includes National City’s Insurance revenue, Card-related fees, Brokerage revenue, and Other service fees line items.
(g)	Includes National City’s Loan servicing revenue line item.
(h)	Includes National City’s Leasing revenue, Loan sale revenue, and Other line items.
(i)	Includes National City’s Equipment line item and $70 million of leasing expense.
(j)	Includes National City’s Impairment fraud and other losses, Foreclosure costs, Third party services, Supplies and postage and Other line items, less $70 million of leasing expense.

See accompanying Notes to Pro Forma Condensed Financial Statements.

THE PNC FINANCIAL SERVICES GROUP, INC.

Pro Forma Condensed Combined Income Statement
Year Ended December 31, 2007

	PNC as	NCC as	Pro Forma		Pro Forma
In millions, except per share data	Reported(a)	Reported(b)	Adjustments	Ref	Combined
Unaudited

Interest Income
Loans	$4,232	$8,570	$519	J	$13,321
Securities available for sale(c)	1,429	419			1,848
Other(d)	505	196			701

Total interest income	6,166	9,185	519		15,870

Interest Expense
Deposits	2,053	2,991	(181)	K	4,863
Borrowed funds	1,198	1,798	338	L	3,334

Total interest expense	3,251	4,789	157		8,197

Net interest income	2,915	4,396	362		7,673

Noninterest Income
Fund servicing	835				835
Asset management(e)	784	318			1,102
Consumer services(f)	692	590			1,282
Corporate services(g)	713	402	(39)	M	1,076
Service charges on deposits	348	905			1,253
Net securities gains (losses)	(5)	22			17
Other(h)	423	369			792

Total noninterest income	3,790	2,606	(39)		6,357

Total revenue	6,705	7,002	323		14,030
Provision for credit losses	315	1,326			1,641
Noninterest Expense
Personnel	2,140	2,580			4,720
Occupancy	350	315	(10)	N	655
Equipment(i)	311	455	(9)	N	757
Marketing	115	157			272
Other(j)	1,380	1,798	194	O	3,372

Total noninterest expense	4,296	5,305	175		9,776

Income before income taxes	2,094	371	148		2,613
Income tax expense	627	57	49	P	733

Net income	$1,467	$314	$99		$1,880

Earnings Per Common Share
Basic	$4.43	$.51			$4.43
Diluted	$4.35	$.51			$4.37

Average Common Shares Outstanding
Basic	331	606	(513)		424
Diluted	335	612	(519)		428

(a)	Amounts derived from PNC’s audited consolidated financial statements as of, and for the year ended, December 31, 2007.
(b)	Amounts derived from National City’s audited consolidated financial statements as of, and for the year ended, December 31, 2007.
(c)	Includes National City’s Interest Income from Securities line items: Taxable, Exempt from Federal income taxes, and Dividends.
(d)	Includes National City’s Interest Income from Federal funds sold and security resale agreements and Other investments.
(e)	Includes National City’s Trust and Investment Management fee line item.
(f)	Includes National City’s Insurance revenue, Card-related fees, Brokerage revenue, and Other service fees line items.

(g)	Includes national City’s Loan servicing revenue line item.

(h)	Includes National City’s Loan sale (loss) revenue, Leasing revenue, Gain on divestitures, and Other line items.
(i)	Includes National City’s Equipment and Leasing expense line items.
(j)	Includes National City’s Impairment fraud and other losses, Third party services and Other line items.

See accompanying Notes to Pro Forma Condensed Financial Statements.

Note 1 —	Basis of Presentation:

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger involving PNC and National City as if it had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the merger been consummated at January 1, 2007, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain historical financial information has been reclassified to conform to the current presentation. The merger, which is currently expected to be completed on December 31, 2008, provides for the issuance of 0.0392 of a share of PNC common stock for each share of outstanding National City common stock, the issuance of an aggregate of approximately 328 million additional shares of National City common stock to certain investors immediately prior to the completion of the merger under the terms of their investment agreements (assuming the trading price per share of National City common stock on the trading day immediately prior to the completion of the merger is equal to or greater than $2.07, the closing price of National City common stock on October 24, 2008) and a payment of $384 million, payable in cash to certain National City warrant holders, and is subject to shareholder approval. Each outstanding share of National City preferred stock will be converted into a share of a corresponding series of PNC preferred stock having terms substantially identical to that series of National City preferred stock. Each National City option will be converted into PNC options with the same terms and conditions, adjusted to reflect the exchange ratio.

The merger will be accounted for as an acquisition by PNC of National City using the purchase method of accounting. Accordingly, the assets and liabilities of National City will be recorded at their respective fair values on the date the merger is completed. The share value of PNC common stock issued to effect the merger has been estimated at $59.09 per share. This amount was determined by averaging the price of shares of PNC common stock for a period beginning two trading days before the announcement of the merger and ending two trading days after the merger agreement (which includes the day of announcement).

The pro forma financial information includes estimated adjustments to record assets and liabilities of National City at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of National City’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts and other items of National City as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to National City’s shareholders’ equity including results of operations from October 1, 2008 through the date the merger is completed will also change the purchase price allocation, which may include the recording of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements assume that the merger will close in the fourth quarter of 2008. However, if the merger is consummated on or after January 1, 2009, the merger will be accounted for under Statement of Financial Accounting Standards (revised 2007), Business Combinations (SFAS 141R). SFAS 141R would require that the purchase price be determined based on PNC’s closing stock price on the date the merger is consummated, that the loan portfolio consisting of both impaired loans, as defined, and nonimpaired loans, be recorded at fair value, with no carry-over of the allowance for credit losses, and that contingent assets and liabilities be recorded at fair value. Further SFAS 141R would require that merger related exit and termination charges be recorded to expense as incurred.

Note 2 —	Accounting Policies and Financial Statement Classifications:

The accounting policies of both PNC and National City are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3 —	Merger and Integration Costs:

In connection with the merger, the plan to integrate PNC and National City’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. PNC and National City are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of National City’s employees, vacating National City’s leased premises, changing information systems, canceling contracts between National City and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by National City. Additionally, as part of our formulation of the integration plan, certain actions regarding existing PNC information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts and involuntary termination of personnel may be taken. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. We expect that such decisions will be completed after the merger. The estimated non-recurring pretax charges consist of $2.3 billion of integration costs including a $1.8 billion conforming credit allowance adjustment.

Note 4 —	Estimated Annual Cost Savings:

PNC expects to realize approximately $1.2 billion in pretax cost savings following the merger, which PNC expects to be phased in over a 26-month period. These cost savings are not reflected in the pro forma financial information. Although management anticipates such synergies and cost savings to occur, there can be no assurance these synergies and cost savings will be achieved.

Note 5 —	Pro Forma Adjustments:

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

A	Loans and loans held for sale were adjusted by $13.5 billion, to recognize $10.3 billion of credit losses related to impaired loans under AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), and to adjust all loans by $3.2 billion to reflect current interest rates and spreads and reverse prior purchase accounting adjustments recorded by National City.

B	Allowance for loan losses was adjusted by $2.2 billion, to reflect the reduction of National City’s existing allowance for loan losses for loans subject to SOP 03-3. This adjustment has not been reflected in the pro forma income statements.

C	Goodwill was adjusted by $3.0 billion to reflect the write-off of National City’s historical goodwill. National City has recorded $2.4 billion of goodwill impairment charges in 2008. These charges would not have been recorded had the companies combined at the earliest period presented.

D	Other intangibles were adjusted by $1.5 billion to reflect the write-off of National City’s historical other intangibles of $0.3 billion and establish identifiable intangibles (net of a pro rata reduction to eliminate excess net asset value over purchase price paid) of $1.4 billion for estimated core deposit and other relationship intangibles, including asset management, and to reflect fair market value adjustments on MSRs of $0.4 billion.

E	Other assets were adjusted to primarily record deferred tax assets of $3.8 billion. Offsetting these adjustments are fair value adjustments to other assets and a pro rata reduction of PP&E to eliminate excess net asset value over purchase price paid and reclassification of $1.0 billion of PNC and existing National City net deferred tax liabilities.

F	Interest bearing time deposits were adjusted by $0.5 billion to reflect current interest rates and spreads and to reverse prior purchase accounting adjustments recorded by National City.

G	Borrowings were adjusted by $1.6 billion to reflect current interest rates and spreads and to reverse prior purchase accounting adjustment recorded by National City. Borrowings also include the cash payment to certain warrant holders of $384 million (financing costs assumed at 4.0% pretax).

H	Other liabilities were adjusted by $0.7 billion to primarily record reserves and employee benefit adjustments of $1.7 billion and for the reclassification of $1.0 billion of PNC’s net deferred tax liability to other assets.

I	Historical shareholders’ equity of National City has been eliminated and consolidated shareholders’ equity has been adjusted to reflect PNC’s capitalization of National City.

J	Interest income from loans has been adjusted to estimate the accretion of the purchase accounting adjustment related to current interest rates over the estimated remaining life of the loan portfolio of approximately 6 years.

K	Interest expense from deposits has been adjusted to estimate the amortization of the purchase accounting adjustment related to current interest rates over the estimated life of the related deposit liabilities of approximately 3 years.

L	Interest expense from borrowings has been adjusted to estimate the accretion of the purchase accounting adjustment related to current interest rates over the estimated remaining term of the borrowings of approximately 4 years and for the financing costs on the cash payment to National City warrant holders assuming a rate of 4.0% pretax.

M	Other adjustments to amortize the other purchase accounting adjustments over the estimated remaining lives.

N	Reduce depreciation expense for pro rata reduction in PP&E to eliminate net asset value in excess of purchase price paid.

O	Intangible amortization expense has been adjusted to estimate the amortization of incremental identifiable intangible assets recognized (CDI amortized over 9 years using an accelerated method) and eliminate the historical amortization of National City.

P	Income tax expense reflects the net tax on adjustments at a tax rate of 33%.

Note 6 —	Preliminary Purchase Accounting Allocation:

The pro forma financial information reflects the right of each National City stockholder to receive a number of shares of PNC common stock equal to the product of 0.0392 times the number of shares of National City stock held on the record date, and the right of certain warrant holders to receive an amount of cash equal to $384 million. Each outstanding share of National City preferred stock will be converted into a share of a corresponding series of PNC preferred stock having terms substantially identical to that series of National City preferred stock. The preferred stock has a liquidation value of $150 million. Each option outstanding will be exchanged for PNC options. Because the exercise price of the converted options was higher than the market price, a value of $2 million was assigned to the options based on a Black Scholes Option Pricing Model. The merger will be accounted for using the purchase method of accounting; accordingly PNC’s cost to acquire National City will be allocated to the assets (including identifiable intangible assets) and liabilities of National City at their respective estimated fair values as of the merger date.

Accordingly, the preliminary allocation of the purchase price to the net assets acquired at September 30, 2008, is summarized below:

	As of
	September 30, 2008
	(In millions, except per share data)

Pro Forma Purchase Price
National City common shares outstanding	2,036
Incremental shares to be issued	328

Total common shares for conversion	2,364
Exchange ratio	0.0392

PNC common stock issued	92.69
Average PNC share price over days surrounding announcement	$59.09

Purchase price per National City common shares outstanding		$5,477
National City preferred stock converted to PNC preferred stock		150
Value of National City options converted to PNC options		2
Cash payment to certain warrant holders		384

Total Pro Forma Purchase Price		$6,013

Preliminary Allocation of the Pro Forma Purchase Price
National City stockholders’ equity	$15,838
National City goodwill and other intangibles	3,297	12,541

Estimated Adjustments to Reflect Fair Value of Net Assets Acquired
Loans	(11,360)
Other assets	(136)
Other intangibles	1,834
Deposits	(543)
Debt	1,581
Accrued expenses and other	(1,738)
Deferred taxes	3,834	(6,528)

Fair value of net assets acquired		$6,013

Preliminary Pro Forma Goodwill Resulting From the Merger		$—

Note 7 —	Pro Forma Earnings Per Share:

The pro forma combined earnings and diluted earnings per share for the respective periods presented are based on the combined weighted average number of shares of common and diluted potential common shares of PNC and National City. The number of weighted average common shares, including all diluted potential common shares, reflects the exchange of 0.0392 of a share of PNC common stock for each share of National City common stock. Amounts used in the determination of the pro forma basic and diluted earnings per share are as follows:

	Nine Months	Year
	Ended	Ended
	09/30/08	12/31/07
	(In millions, except per share amounts)

Calculation of Basic Earnings (Loss) per Common Share
Pro forma net income (loss)	$(2,750)	$1,880
Less: Preferred stock dividends(a)	1	2

Net income (loss) applicable to basic earnings per common share	$(2,751)	$1,878
Basic weighted average common shares outstanding	436	424
Basic earnings (loss) per common share	$(6.31)	$4.43
Calculation of Diluted Earnings (Loss) per Common Share
Pro forma Net income (loss)	$(2,750)	$1,880
Less: Preferred dividends(a)	1	2
Less: BlackRock adjustment for common stock equivalents	8	8

Net income (loss) applicable to diluted earnings per common share	$(2,759)	$1,870
Basic weighted average common shares outstanding	436	424
Conversion shares	3	4

Diluted weighted average common shares outstanding	439	428
Diluted earnings (loss) per common share	$(6.29)	$4.37

Note: National City options converted to PNC options were not included in the calculation of diluted earnings per common share because the exercise price was higher than the market price (antidilutive).

(a) 2008 preferred dividends on National City Preferred Stock Series G, which was converted to common shares in September 2008, were excluded from this calculation as it has been assumed that the conversion to common shares was completed at the beginning of the period presented.

Note 8 —	Capital Issuance:

PNC has received approval from the United States Treasury Department (Treasury) to issue to the Treasury $7.7 billion of preferred securities and related warrants no later than the closing date. The securities consist of preferred stock and common stock warrants, all of which are classified as Tier 1 capital for regulatory purposes.

THE MERGER

Background of the Merger

Beginning in 2007 and continuing into 2008, the markets for home equity loans and other residential real estate related loans experienced severe disruption, resulting in National City being forced to retain billions of dollars of such loans that it had originated with intent to sell. At the same time, housing prices began to deteriorate rapidly, and National City’s non-performing loans and credit losses relating to residential real estate increased sharply. For the fourth quarter of 2007, National City reported a net loss of $333 million, compared to net income of $842 million for the fourth quarter of 2006. In January 2008, in order to address the disruption in the housing and credit markets, National City announced the following actions, which were intended to bolster its capital and liquidity: a 49% cut in its quarterly dividend, a $650 million raise of capital and a $1.4 billion sale of convertible notes. In February 2008, the National City board of directors and management began to consider additional alternative strategies designed to enable National City to address its asset quality issues and liquidity challenges posed by these conditions. In mid-March, coincident with the failure of Bear Stearns, a review for a ratings downgrade by Moody’s, significant declines in the market price of National City stock, and associated media stories, National City experienced meaningful, albeit short-lived, deposit outflows and reductions of trading lines extended by financial counterparties.

Accordingly, National City and its financial advisor began exploring both possible strategic and capital raise transaction options, including by contacting a number of parties (both other financial institutions and private equity firms) to assess their interest in a potential strategic transaction with National City. Following these initial contacts, several interested parties, including PNC, commenced preliminary discussions with National City. PNC and other potential parties conducted extensive due diligence investigations of, and engaged in discussions with, National City. Ultimately, no viable strategic transaction options emerged with PNC or any other potential merger partner, and National City’s board of directors and management determined to proceed with a $7 billion capital infusion led by Corsair.

In late April and early May 2008, National City completed the Corsair-led capital infusion through the issuance of a combination of common stock, convertible preferred stock and warrants. As a condition to entering into the capital infusion transactions, Corsair and two other investors negotiated downside protection, similar to that present in then-recent transactions, whereby Corsair and the other two investors would be compensated in the event that National City issued common stock or consummated a merger transaction in which the price paid for shares in the issuance, or the implied price in the merger, was less than $5.00 per share — the per share price paid by such investors in the capital infusion — subject to certain exceptions and limitations. Other investors participating in the capital infusion transactions declined the downside protection and associated warrants in order to be free from, among other things, associated transfer restrictions on their shares of National City stock. On September 15, National City’s stockholders approved, among other things, the authorization of the shares necessary to enable the conversion of the preferred stock issued in the capital raise transactions into common stock. Upon the issuance of the common stock and preferred stock in the capital raise transactions, National City’s regulatory capital ratios were among the highest of large U.S. banks and its liquidity issues stabilized.

Throughout the second and third quarters of 2008, economic conditions in general, and the housing market in particular, continued to deteriorate. As a consequence of this deterioration on the performance of National City’s liquidating portfolio of home equity, nonprime mortgage, and construction loans, which drove a significant increase in the provision for loan losses, as well as goodwill impairments and other charges, National City reported a net loss in the second quarter of 2008 of approximately $1.8 billion, compared with net income of approximately $347 million in the second quarter of 2007, and reported a net loss in the third quarter of 2008 of approximately $729 million, revised to $2.1 billion subsequent to and due to the announcement of the merger, compared with a net loss of approximately $19 million in the third quarter of 2007.

During the second and third quarters of 2008, National City’s management conducted a review of its operations and determined to take steps to reduce its expense base, sell certain non-core assets and reduce its liquidating asset portfolios. National City engaged the services of several consultants, including Morgan Stanley, to assist it with asset dispositions. In addition, National City reduced its quarterly dividend to one cent per share starting in April. From time to time during this period, despite its high regulatory capital ratios, National City continued to face periodic liquidity challenges, generally associated with adverse industry developments such as the failure of IndyMac Bank, as well as negative publicity about National City. Throughout this period, National City’s management was in regular communication with National City’s regulators. In June, in response to a publicized information leak, National City confirmed publicly that it had previously entered into Memoranda of Understanding with each of the Office of the Comptroller of the Currency, or OCC, and the Federal Reserve Bank of Cleveland, or Federal Reserve, that addressed issues of capital management, risk management, asset quality and liquidity management.

In September 2008, the occurrence in rapid succession of a series of unprecedented events in the financial services industry increased the uncertainty and stress in the financial markets in general and liquidity pressures on National City in particular. These events included the conservatorships of Fannie Mae and Freddie Mac announced on September 7, 2008, the bankruptcy of Lehman Brothers Holdings and the pending acquisition of Merrill Lynch & Co. by Bank of America announced on September 15, 2008, along with growing concern about the viability of American International Group, which culminated in a transaction in which the Federal government acquired most of American International Group’s equity. On the evening of September 21, Morgan Stanley and Goldman Sachs announced that they had been approved to convert from independent investment banks to bank holding companies subject to regulation by the Federal Reserve. On September 25, 2008, Washington Mutual Bank — the principal subsidiary of Washington Mutual, Inc. and the country’s largest thrift institution and sixth largest depository institution at the time — was seized by the Office of Thrift Supervision, placed into receivership by the FDIC and sold to JPMorgan Chase in a transaction in which JPMorgan Chase did not assume any of the holding company’s liabilities or the subordinated or senior debt of Washington Mutual Bank. Washington Mutual filed for bankruptcy the next day, and it was reported that its shareholders and debtholders were unlikely to receive any payments or distributions in respect of their securities. In connection with these events, there was market speculation about the viability of Wachovia Corporation — the country’s fourth largest banking organization — and National City, followed by a series of events, temporarily involving a proposal for parts of Wachovia to be acquired in an FDIC-assisted transaction, that ultimately led to Wachovia agreeing to be acquired by Wells Fargo & Company on October 3. These developments and the circumstances surrounding them exacerbated the already significant pressures on National City and other United States banking institutions.

On September 19, the Treasury Department announced the Troubled Asset Relief Program, or TARP, a $700 billion plan by which the Federal government would purchase certain assets and securities directly from financial institutions, and legislation was introduced in Congress to implement the TARP. National City’s management began analyzing National City’s potential participation in the TARP with Morgan Stanley. On September 29, the House of Representatives voted on but did not approve the Emergency Economic Stabilization Act of 2008, or EESA, and its provision for the TARP. The financial markets subsequently dropped precipitously and credit markets tightened even further.

These events created significant turmoil in the markets and for market participants, including National City. The losses suffered by securityholders and, in the case of Lehman, counterparties at other institutions, the degradation of the credit markets and increase in the costs of borrowing, the deteriorating condition of the United States economy and housing market, market perceptions and rating agency outlooks, together with the uncertainty and timing of the TARP, all led to further pressure on National City’s stock price, liquidity and relationships with counterparties. On September 29, National City’s common stock price closed at an all-time low of $1.36 per share, and closed at $1.75 per share on September 30. Counterparties began to demand that National City post collateral for or prepay ordinary course transactions, and in some cases refused to conduct business with National City. Deposit levels, particularly in business transaction accounts and other accounts in excess of the FDIC insurance limit, declined. In addition, on September 3, Standard & Poor’s had downgraded National City’s credit ratings and placed it on negative outlook. On September 30, National City was placed on review for downgrade by Moody’s, and on October 3 it was downgraded by Fitch. These factors led National City’s management, with the assistance of Goldman Sachs, to commence an analysis of potential strategic alternatives. Through much of this period, National City’s management had almost daily (and sometimes multiple times per day) conversations with senior officials from the OCC and Federal Reserve about National City’s financial condition and regulatory status. In addition, the FDIC began to gather information about National City Bank’s loan and deposit base.

At an October 2 meeting of the National City board of directors, there was extensive discussion of management’s review of strategic alternatives in light of risks facing National City. Management indicated that one of the alternatives was participation in the TARP, but that there was no assurance that the legislation would be enacted or implemented on a timely basis, that National City would be eligible or that the terms of participation would be consistent with National City’s objectives. Management also indicated that it had reviewed alternatives for a strategic transaction, and described its review and the potential strategic partners that had been identified by management and Goldman Sachs. The board of directors determined that management should pursue both the TARP alternative and, in light of the uncertainty of the TARP, strategic alternatives. The board also determined to engage formally Goldman Sachs for financial and strategic advice on National City’s alternatives.

On October 3, the Congress passed EESA and the President signed the legislation into law. On October 4, management, with the assistance of Morgan Stanley, submitted information to the U.S. Treasury Department concerning National City’s potential participation in the TARP. The information, among other things, contemplated the direct purchase by the Federal government of National City’s liquidating loan portfolio at a significant loss.

During the week of October 6, National City’s management continued to keep in close communication with the Federal Reserve and OCC, and had several conversations with the OCC about the potential for National City to participate in the TARP. Management also reached out to several financial institutions, including PNC, to gauge interest in a potential transaction with National City. PNC retained Wachtell, Lipton, Rosen & Katz to provide legal advice and sought financial advice from Citigroup Global Markets, JPMorgan and Sandler O’Neill & Partners, L.P. in connection with a possible transaction involving National City.

Some of the potential transaction partners contacted by National City, including PNC, had expressed a preliminary interest in engaging in a combination transaction with National City in March and April of 2008 and in most cases had conducted due diligence at that time. Each institution proceeded to update its due diligence throughout the week. Sullivan & Cromwell LLP and Jones Day, counsel to National City, prepared transaction documentation for delivery to certain of the interested parties. The board of directors began having update calls with management each weekday, which covered, among other things, National City’s liquidity position, discussions with regulators and potential strategic partners.

Beginning Wednesday, October 8, and continuing over the next several days, PNC again commenced preliminary discussions with National City regarding a potential transaction. PNC and its advisors also conducted a due diligence investigation of National City, including by updating PNC’s findings from several months earlier. In light of general market conditions and the evolving regulatory situation in the financial services industry, and following discussion with its board of directors, PNC determined that it was not then prepared to pursue a strategic transaction with National City. By Sunday, October 12, one of the other potential transaction partners also terminated discussions. Although the remaining potential transaction partner had not formally terminated discussions, management believed that there was not a realistic prospect that it would proceed at that time.

At a Sunday, October 12, meeting of the National City board of directors, management reviewed the current situation, including the fact that none of the potential transaction partners appeared to remain interested in pursuing a strategic transaction with National City at that time. The board of directors discussed the continuing uncertainty of National City’s participation in the TARP and the terms and timing of the TARP generally, as well as the possibility and timing of private sales of high-risk real estate assets coupled with raising new capital and other deleveraging transactions, which we refer to as the stand-alone proposals. The board of directors instructed management to continue to pursue discussions with the Federal government about National City’s potential participation in the TARP and to explore the possibility of private asset sales. The board of directors also determined to engage the services of Cravath, Swaine & Moore LLP to act as counsel to the board of directors in evaluating National City’s strategic alternatives.

On Tuesday, October 14, the Treasury Department announced the Capital Purchase Program, or CPP, under the TARP. Under this program, the Treasury Department would, subject to certain terms and limits, make direct capital investments in selected financial institutions in the form of the issuance of Tier 1 nonvoting preferred stock and warrants exercisable for common stock. In addition, the FDIC announced two new programs, the first to insure, without limit, certain non-interest-bearing transaction accounts and the second to guarantee certain debt issuances by banking institutions. National City management promptly contacted Federal regulators to express interest in participating in the CPP and the liability guarantee program, and was advised by the regulators that National City’s access to the CPP and the FDIC liability guarantee with respect to senior holding company and bank debt was uncertain. Moreover, based on government focus on the CPP and taking into account discussions with the OCC, management believed that the period of time required to implement the TARP’s asset purchase program could be lengthy and that as a result National City was unlikely to be able to avail itself of that program, if at all, on a timely basis.

Following the discussions with the regulators, management contacted three of the potential partners it had contacted previously, including PNC, to reassess the possibility of a transaction in light of the CPP and also contacted a fourth institution to gauge initial interest in a transaction. PNC did not make a proposal at that time. Another financial institution submitted an offer, which was delivered on Thursday, October 16, and involved the acquisition of National City at a price below the price offered by PNC the following week. Over the subsequent two days representatives of National City, including both management and outside advisors, engaged in extensive diligence and discussion sessions with this potential acquiror. In addition, during that weekend management held discussions with another financial institution, which proposed a complex combination transaction that involved a spinoff of National City’s liquidating portfolio and other assets and required a significant amount of capital from the TARP. During this period, National City’s management had numerous discussions with the OCC and the Federal Reserve regarding National City’s possible participation in the CPP and FDIC liability guarantee program. The board of directors also continued its update calls with management each weekday.

On Sunday, October 19, management concluded that, taking into account the views of the Federal Reserve and OCC on National City’s financial condition and other factors, it was likely that National City would not be permitted to participate in the CPP, that full access to the liability guarantee program with respect to National City’s senior holding company and bank debt was uncertain, and that it must find a merger partner quickly in order to avoid further regulatory action against National City Bank. This conclusion was reviewed and discussed at length with the National City board of directors at a scheduled meeting in Cleveland the same day. Management reviewed the two strategic transaction options (the acquisition proposal and the combination proposal) and a standalone option with the board of directors. Goldman Sachs advised the board that it concurred with management’s view that management had contacted all reasonably practicable candidates for a potential strategic transaction. The board engaged in extensive discussion of the various alternatives and the consequences of regulatory action for National City’s stockholders. The board expressed serious concerns about not only the proposed pricing of the then current acquisition proposal, but also the execution and regulatory risks, capital requirements and potential timetable of the combination and stand-alone proposals. Taking into account advice from management, Goldman Sachs and legal counsel, the National City board of directors concluded that the acquisition proposal likely presented the least execution risk and highest probability of regulatory acceptance, and directed that management pursue a transaction with the potential acquiror subject to a meaningful improvement in price. The board also directed that management continue to explore with the potential combination partner whether the combination transaction could be accomplished on a timely basis with reasonable execution risk and whether such a transaction would satisfy the regulators.

On Monday, October 20, the potential acquiror revised its acquisition proposal and discussions continued, particularly about pricing and the form of consideration to be received by National City’s stockholders. Discussions with the potential combination partner were terminated because management determined that the combination proposal would require significant time and presented significant execution risks, including the concurrence and forbearance of banking regulators. National City management was in continuous communication with the OCC regarding the status of negotiations. The board of directors reconvened that evening and was updated on the status of each potential transaction and National City’s liquidity position as well as management’s discussions with the Federal regulators.

On Tuesday, October 21, discussions with the potential acquiror continued throughout the day, including with respect to price and structure. That evening, the board of directors reconvened and management reported on the status of negotiations. The board of directors and management also discussed the downside protection terms of the investment agreements and warrants that had been entered into by National City with Corsair Capital, National City’s largest stockholder, and two other investors in the capital infusion transactions in April and May, and the impact on National City stockholders (both those entitled to the downside protection and all other stockholders) of these agreements and warrants in the context of a merger transaction in which National City’s common stock would be priced below $5.00 per share. Following this discussion, Richard Thornburgh — a Corsair-nominated director — recused himself from the meeting, and the board of directors, management and its legal counsel discussed the investment agreements and warrants and possible alternative interpretations of some of the downside protection provisions in the warrants.

On Wednesday, October 22, counsel for the potential acquiror delivered a draft of the proposed transaction documentation to Sullivan & Cromwell. That evening, the board of directors reconvened and management reported on the status of negotiations and that the draft transaction documentation differed in a number of significant respects, particularly relating to greater conditionality, from certain other recent transactions. Management informed the board of directors that the potential acquiror had strongly urged that a transaction be announced prior to market-open on October 24, and that, in light of discussions with the OCC, management had concluded that meeting this schedule for announcement was critical. In particular, management understood from discussions with the OCC that the Treasury Department could be announcing new banks receiving capital in the very near future under the CPP, and management and the board were concerned about the market’s interpretation of the absence of National City from that announcement. After extensive discussion of the proposed transaction and schedule, including the possible consequences of failing to meet the proposed schedule, the board of directors agreed that management should proceed to attempt to negotiate definitive documentation on the proposed schedule. The parties began negotiating the documentation in earnest, which continued throughout the night and into the evening of the next day.

Despite having concluded that circumstances had not been right for it to submit an acquisition proposal earlier in the month, PNC had continued to consider the possibility of a transaction and continued to refine and evaluate its due diligence findings with respect to National City and consider the potential opportunities presented by a combination. In light of this and of ongoing legal and regulatory developments and market conditions in the financial services industry, on Thursday, October 23, PNC determined it should renew discussions with National City regarding a potential acquisition. During the day on Thursday, October 23, PNC worked with Wachtell, Lipton and with its financial advisors at Citigroup Global Markets, JPMorgan and Sandler O’Neill to complete a proposal that it could deliver to National City.

That afternoon, the PNC board of directors met with members of PNC’s senior management and its outside advisors to discuss a potential transaction with National City. PNC senior management reviewed with the PNC board of directors information regarding PNC, National City and the terms of the proposed transaction. PNC senior management presented the PNC board of directors with the findings of their due diligence investigations of National City and additional information, including financial information regarding the two companies and the proposed transaction. Citigroup Global Markets and JPMorgan discussed the potential combination with the PNC board of directors, including their respective views regarding the business and economic environment, potential opportunities and challenges presented by a combination with National City and other matters. Wachtell, Lipton discussed with the PNC board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger. Following review and discussion among the members of the PNC board of directors, including consideration of the factors described under “— PNC’s Reasons for the Merger; Recommendation of the PNC Board of Directors,” the PNC board of directors determined that the transaction was in the best interests of PNC and its shareholders and authorized PNC management and PNC’s outside advisors to pursue a transaction with National City. Subsequent to the board meeting, Citigroup Global Markets and JPMorgan each delivered to the PNC board of directors its written opinion, dated October 31, that, as of October 24, 2008, and based upon and subject to the considerations and limitations set forth in their respective opinions and other matters as each of them considered relevant, the aggregate consideration to be paid by PNC in connection with the merger was fair, from a financial point of view, to PNC.

At approximately 6:00 p.m. on October 23, PNC contacted National City regarding its interest in a potential transaction at a price that was significantly higher than that offered by the other potential acquiror. Management informed PNC that active discussions with another party were underway, that a National City board meeting had been scheduled for later that evening and that if PNC wanted to pursue a transaction it would have to quickly present a proposal with satisfactory transaction documentation so that the board of directors could properly evaluate the proposal. Sullivan & Cromwell then contacted Wachtell, Lipton to discuss the form of transaction documentation and transaction protection and to discuss whether there were any significant legal impediments to the proposed transaction. Based on its understanding of PNC’s proposal, including the proposed terms of the proposed PNC merger agreement and transaction protection (in the form of a stock option agreement), management concluded that the PNC proposal was a bona fide proposal that presented better value, and terms that presented less closing risk, than the proposal from the other potential acquiror. Management then contacted the OCC to inform it of this development and then contacted the chief executive officer of the other potential acquiror to apprise him of the PNC proposal and provide an opportunity to improve its offer. The other potential acquiror immediately terminated negotiations and withdrew its pending offer.

Thereafter, Wachtell, Lipton, Sullivan & Cromwell and Cravath, Swaine & Moore began negotiating the terms of a merger agreement and stock option agreement. National City management had further discussions with PNC’s management about the price, terms and structure of the PNC proposal.

At approximately 9:30 p.m., the National City board of directors reconvened and was advised of the PNC proposal and the termination of discussions with the other potential acquiror. Management advised the board that the price being offered by PNC to National City stockholders was substantially higher than that proposed by the other potential acquiror. Cravath, Swaine & Moore reviewed the legal duties of the directors with respect to the PNC proposal, as well as other relevant considerations. Sullivan & Cromwell described the proposed transaction documentation, and advised that it was more favorable to National City in a number of respects, in particular, certainty of closing, than that proposed by the other potential acquiror, and that the transaction protection provisions were less onerous to National City than those proposed by the other potential acquiror. Goldman Sachs reviewed and discussed the financial terms of the proposed merger with PNC, discussed financial information concerning PNC, compared the PNC proposal to other recent transactions and discussed its analysis as to the fairness, from a financial point of view to the holders of National City common stock (other than PNC and its affiliates), of the exchange ratio pursuant to the proposed merger agreement. Goldman Sachs indicated that, based on the circumstances and subject to completion of due diligence, final financial analysis and review of definitive documentation, it expected that it would be able to render an opinion that the exchange ratio pursuant to the PNC proposal was fair, from a financial point of view, to the holders of National City common stock (other than PNC and its affiliates). Management reported to the board of directors its understanding that the Federal Reserve and the OCC had informed PNC that they did not object to PNC making its proposal and that PNC expected to raise Tier 1 capital under the CPP based on both its risk-weighted assets as well as National City’s risk-weighted assets. The board of directors also discussed the impact that the payments required to be made under the terms of the downside protection agreements with Corsair and certain other investors would have on the amounts to be received by National City stockholders (both those entitled to downside protection and all other stockholders). Following this discussion, Richard Thornburgh — a Corsair nominated director — recused himself from the meeting, and the board discussed further with management and its legal advisors the downside protection provisions of the investment agreements and warrants. The board and its advisors discussed the application of those provisions under the terms of the PNC proposal, including possible alternative interpretations of some of those provisions in the warrants and the impact of those interpretations on the downside protection payments to the investors entitled to such payments and to the common stockholders. In view of management’s understanding that PNC would require certainty regarding the appropriate calculation methodology under the downside protection provisions prior to signing the merger agreement, and in view of the possible alternative interpretations, including the interpretation advanced by Corsair (and likely to be advanced by the other investors), and the related uncertainties regarding those interpretations, the board determined to proceed in accordance with the interpretation advanced by Corsair (and likely to be advanced by the other investors). Following this discussion, Mr. Thornburgh rejoined the meeting, and the board of directors determined that management should seek to negotiate to improve the exchange ratio in the merger.

As a result of further discussions between National City management and PNC and consideration by PNC of National City’s request, PNC increased the value to be received by National City stockholders. The board meeting reconvened following those discussions, at which time the board of directors discussed the revised PNC proposal and determined that National City should attempt to negotiate definitive transaction documentation with PNC in time for announcement of a merger by early morning.

Management, Sullivan & Cromwell and Cravath, Swaine & Moore negotiated with PNC and Wachtell, Lipton through the night. In addition, National City management and Goldman Sachs conducted due diligence on PNC. Representatives of PNC also negotiated a support agreement with Corsair pursuant to which Corsair would agree to support and vote for the merger.

At approximately 6:00 a.m. on October 24, the National City board reconvened. At the meeting, National City’s management and counsel updated the board of directors on the status of the negotiations. Goldman Sachs further reviewed its due diligence findings with respect to PNC, and the expectations regarding the financial condition of PNC following completion of the merger. Sullivan & Cromwell described the terms of the PNC merger agreement, including the conditions to closing, and the stock option agreement and the support agreement to be entered into between PNC and Corsair. Goldman Sachs orally delivered its opinion that, as of that date, and based upon and subject to specified factors, limitations and assumptions described to the board, as well as the extraordinary circumstances facing National City, the exchange ratio pursuant to the PNC merger agreement was fair, from a financial point of view, to the holders of National City common stock (other than PNC and its affiliates), and discussed the financial analysis underlying its opinion. The board of directors engaged in extensive discussion with management and its advisors, focusing on the respective financial conditions of National City and PNC, the condition of the financial markets in general, the exhaustive search for other alternatives, management’s view that it was highly doubtful that National City would be permitted to participate in the CPP, management’s view that the TARP would not be implemented within a timeframe useful to National City, the substantial uncertainty of full access to the liability guarantee program with respect to National City’s senior holding company and bank debt, the communications from the Federal regulators with respect to the merger, National City’s prospects in the absence of announcing a transaction (including the potential for further regulatory action), and the fairness opinion rendered by Goldman Sachs. After consideration by the board of directors, on motion duly made and seconded, and with Richard Thornburgh — a director appointed by Corsair — indicating his full support for the merger but abstaining from the vote, the board resolved that the merger agreement is advisable, fair to and in the best interest of National City stockholders and voted to approve and adopt the merger agreement and the merger and recommend that National City stockholders adopt the merger agreement.

At approximately 8:45 a.m. on October 24, PNC and National City executed the merger agreement and stock option agreement, PNC and Corsair executed the support agreement, and the merger was announced.

National City’s Reasons for the Merger; Recommendation of the National City Board of Directors

After careful consideration, the National City board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of National City and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, National City’s board recommends that National City stockholders vote “FOR” adoption of the merger agreement at the National City special meeting.

In reaching its decision, the board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

•	The limited strategic alternatives available to National City, notwithstanding the exhaustive search and evaluation of alternatives conducted by National City management with the assistance of its legal and financial advisors.

•	The likely unavailability to National City of the CPP, the uncertain timeframe for implementation of the TARP and the substantial uncertainty of full access to the liability guarantee program with respect to National City’s senior holding company and bank debt, which could jeopardize National City’s viability as an independent institution going forward.

•	The likelihood of regulatory action in the absence of a transaction and the consequences of such action to National City’s stockholders.

•	National City’s and PNC’s respective businesses, operations, financial conditions, asset quality, earnings and prospects. In reviewing these factors, National City’s board concluded that PNC’s financial condition and asset quality appeared to be relatively sound, and that PNC’s earnings and prospects should result in the combined company having superior future earnings and prospects compared to National City’s earnings and prospects on a stand-alone basis.

•	The current and prospective environment in which National City operates, which reflects challenging and uncertain banking industry conditions and risks that are likely to persist, including the volatile valuations and illiquidity of certain financial assets and exposures and generally uncertain economic conditions. The board also considered the effect these factors could have on National City’s liquidity position and funding capabilities.

•	The likelihood that National City’s non-performing, classified and criticized loans would increase and the resulting impact of such increases on the views and actions of the regulators, rating agencies, liquidity sources and counterparties.

•	The inability of major financial institutions such as National City to withstand a loss of confidence of their liquidity sources and the speed with which such a loss can cause regulators to declare a financial institution insolvent.

•	The impact on stockholders, depositors, debtholders, employees and other constituencies if a depository institution experiences a loss of liquidity that leads to an FDIC receivership.

•	The prior recent occasions on which National City had experienced significant deposit outflows (and the risk that National City could experience, and the potential impact on National City of, additional significant deposit outflows).

•	The reputation and business practices and experience of PNC and its management as they might affect the business of National City and its subsidiaries.

•	The “all stock” and fixed exchange ratio aspects of the merger consideration, which would allow National City stockholders to participate in a portion of the future performance of the combined National City and PNC businesses and synergies resulting from the merger, and the value to National City stockholders represented by that consideration. The board of directors also considered the adequacy of the merger consideration, not only in relation to the current market price of National City’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of National City and the value of National City in a liquidation scenario. The board of directors considered that PNC’s proposal was substantially more valuable to National City stockholders than the proposal from the other potential acquiror, that the other potential acquiror had withdrawn its offer and terminated discussions, that no other potential transaction partners had emerged with a viable proposal, despite extensive efforts of management and National City’s financial advisor, and that other factors were consistent with approval of PNC’s proposal in relation to the other potential acquiror.

•	Closing certainty, price certainty, and time to closing, along with management’s belief that National City’s regulators would view the transaction favorably.

•	The terms of the merger agreement and stock option agreement, which were more favorable than those presented by the other potential acquiror.

•	The opinion, analyses and presentations of Goldman Sachs, including the oral opinion of Goldman Sachs (which subsequently was confirmed in writing), as described above. For more information, see “— Opinion of National City’s Financial Advisor” beginning on page [ ].

In addition, National City’s board of directors considered the following in connection with its decision to adopt the merger agreement:

•	the fact that PNC’s shareholders would be required to vote on the issuance of shares in the merger;

•	the requirement that National City enter into the stock option agreement granting PNC an option on 19.9% of National City’s common stock as transaction protection;

•	the possibility that divestitures may be required by regulatory authorities in certain markets in which National City and PNC compete;

•	that the exchange ratio represented a discount relative to the historic trading levels of National City common stock; and

•	that the merger, because the implied value represents consideration to stockholders of less than $5.00 per share, would entitle certain stockholders to payments under the downside protection provisions of their investment agreements and warrants.

National City’s board concluded that the anticipated benefits of the merger would outweigh the preceding considerations.

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the board of directors in approving the merger agreement. Although each member of National City’s board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of National City and its stockholders.

National City’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger.

PNC’s Reasons for the Merger; Recommendation of the PNC Board of Directors

The PNC board of directors consulted with PNC management as well as legal and financial advisors and determined that the merger is in the best interests of PNC and PNC shareholders. In reaching its conclusion to approve the merger agreement, the PNC board considered a number of factors, including the following material factors:

•	its knowledge of the current and prospective environment in which PNC and National City operate, including economic and market conditions;

•	its assessment of National City’s businesses, prospects, franchises, core earnings generation ability, assets and liabilities and its view of the attractive growth and demographic characteristics of National City’s existing markets and businesses;

•	the review by the PNC board of directors with its advisors of the structure of the merger and the financial and other terms of the merger;

•	the fact that the combined company will have a deposit base of $180 billion, making PNC the fifth largest U.S. bank by deposits;

•	the fact that the combined company will have greater scale and scope, enhancing service to customers and communities and providing greater opportunities for its employees;

•	PNC’s view of the value inherent in National City’s banking and asset management businesses, including its strong customer service and community-oriented culture and the capabilities of its employees;

•	the unique opportunity presented by the chance to acquire a franchise of National City’s quality, size and scope, its assessment of the pro forma capital position, financial condition and results of operations of the combined company, and the expectation that the transaction will be accretive to PNC’s earnings per common share in the second year following the closing of the merger;

•	the potential expense saving opportunities, currently estimated by PNC’s management to be approximately $1.2 billion per year on a pre-tax basis when fully realized;

•	the likelihood that the regulatory and shareholder approvals needed to complete the transaction will be obtained in a timely manner and that the regulatory approvals will be obtained without the imposition of adverse conditions;

•	the historical and current market prices of PNC common stock and National City common stock;

•	the respective views of Citigroup Global Markets and JPMorgan regarding the business and economic environment, potential opportunities and challenges presented by a combination with National City;

•	PNC’s track record of integrating acquisitions of banks and its understanding of the opportunities and risks presented by an acquisition of a company with the size and other characteristics of National City.

The PNC board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the PNC board of directors is not exhaustive, but includes all material factors considered by the PNC board of directors. In view of the wide variety of factors considered by the PNC board of directors in connection with its evaluation of the merger and the complexity of these matters, the PNC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The PNC board of directors evaluated the factors described above and reached a consensus that the merger was advisable and in the best interests of PNC and its shareholders. In considering the factors described above, individual members of the PNC board of directors may have given different weights to different factors.

The PNC board of directors determined that the transaction was in the best interests of PNC and its shareholders, and the board voted unanimously to approve the merger agreement and recommends that PNC shareholders vote “FOR” the issuance of PNC common stock in the merger.

Opinion of National City’s Financial Advisor

On October 24, 2008, Goldman Sachs rendered its oral opinion to the National City board of directors that, as of that date, and based upon and subject to the factors, limitations and assumptions set forth in the written opinion of Goldman Sachs, as well as the extraordinary circumstances facing National City referred to in such written opinion, the exchange ratio of 0.0392 of a share of PNC common stock to be received in respect of each share of National City common stock pursuant to the merger agreement was fair from a financial point of view to the holders of National City common stock other than PNC and its affiliates.

The full text of the subsequently delivered written opinion of Goldman Sachs, dated October 24, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Appendix C. The opinion of Goldman Sachs was provided for the information and assistance of the National City board of directors in connection with its consideration of the merger and does not constitute a recommendation as to how any holder of shares of National City common stock should vote or otherwise act with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its financial analysis, Goldman Sachs reviewed, among other things:

1.	the merger agreement;

2.	annual reports to stockholders and annual reports on Form 10-K of National City and PNC for the five fiscal years ended December 31, 2007;

3.	certain interim reports to stockholders and quarterly reports on Form 10-Q of National City and PNC;

4.	certain other communications from National City and PNC to their respective stockholders;

5.	certain publicly available research analyst reports for National City and PNC;

6.	certain internal financial analyses and forecasts for National City prepared by National City’s management, and for PNC prepared by PNC’s management, and approved by the National City board of directors for Goldman Sachs’ use in connection with rendering the opinion;

7.	estimates by National City’s management as to National City’s liquidity, as well as certain analyses prepared by National City’s management with respect to National City’s leverage and capital adequacy;

8.	a liquidation analysis (prepared by National City’s management and approved by its board of directors for use in connection with the rendering of the opinion) as to the value, if any, that holders of National City common stock would be expected to receive with respect to the shares of common stock in a liquidation of National City; and

9.	publicly announced credit ratings of National City and of certain other institutions that Goldman Sachs believed to be generally relevant.

Goldman Sachs also held discussions with members of the senior managements of National City and PNC regarding their assessment of the rationale for the merger, the past and current business operations, financial condition and future prospects of their respective companies, and with the senior management of National City regarding their assessment of the fair market value of certain key asset categories of National City. In addition, Goldman Sachs reviewed the reported price and trading activity for shares of National City common stock, certain publicly traded debt instruments of National City and shares of PNC common stock, compared certain financial and stock market information for National City and PNC with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

National City advised Goldman Sachs that National City had considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of National City and its subsidiaries, and that the business and prospects of National City were severely and negatively affected as a result thereof, as well as due to the crisis in the capital markets, the extraordinary economic, financial and regulatory environment then prevailing and the deteriorating financial condition of National City.

In particular, National City informed Goldman Sachs that:

•	National City and its principal operating subsidiaries had limited liquidity and unencumbered assets available as collateral for financings from the capital markets that National City may have sought to obtain on an immediate basis;

•	Based on communications National City had with United States banking regulators, National City did not expect to have, on a standalone basis, access to federal liquidity and funding arrangements necessary to address its short and long term liquidity needs. National City also did not expect to be able to raise funding through the capital markets in amounts sufficient to meet such liquidity needs, and absent a definitive transaction such as the merger, National City expected that its liquidity position would become severely strained due to a decline in customer and counterparty confidence and consequently, shortly thereafter, National City would have insufficient unrestricted cash on hand to meet such liquidity needs; and

•	In light of the foregoing, absent entering into a definitive transaction (such as the merger) that would allow National City access to ongoing liquidity and funding or relieve National City of the need for such liquidity and funding, National City expected that it and its subsidiaries would face additional regulatory actions, including intervention by the United States federal banking regulators, and/or be required to seek protection under applicable bankruptcy laws in the very near future.

The National City board of directors advised Goldman Sachs that, as a result of the foregoing, National City and its board of directors were faced with a narrow set of alternatives, which, at the time, were limited to a transaction such as the merger or intervention by United States banking regulators and eventual liquidation of National City. Accordingly, Goldman Sachs also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution were likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, and in reliance on the liquidation analysis described above, Goldman Sachs assumed that if National City’s banking assets were taken over by the United States federal banking regulators and National City’s non-banking assets liquidated under applicable bankruptcy laws, holders of National City common stock would likely receive no material value for their shares of National City common stock.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. At the direction of the National City board of directors, Goldman Sachs (i) did not rely upon any financial forecasts relating to National City (except for the liquidation analysis described above) and (ii) did not perform certain analyses that it customarily would have prepared for National City in connection with a fairness opinion, because of the determination of National City that such forecasts and analyses were not meaningful as a result of the extraordinary circumstances of National City described in the opinion and herein. Goldman Sachs assumed with the consent of the National City board of directors that the forecasts for PNC, prepared by PNC’s management and approved by the National City board of directors for Goldman Sachs’ use in connection with rendering its opinion, had been reasonably prepared and reflected the best currently available estimates and judgments of the management of National City. Goldman Sachs also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the merger agreement or any subsequent development related to the merger, that would have an adverse effect on National City or PNC or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters, as to which matters it understood that National City received such advice as it deemed necessary from qualified professionals. Goldman Sachs is not an expert in the evaluation of loan and mortgage portfolios or in assessing the adequacy of allowances for losses with respect thereto, and accordingly, it did not evaluate the same with respect to National City or PNC and assumed, with National City’s consent, that PNC’s allowances for such losses were adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of National City or PNC or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal (other than the liquidation analysis described above). In addition, Goldman Sachs did not evaluate the solvency or fair value of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Goldman Sachs did not express any opinion as to the value of any asset of National City, whether at current market prices or in the future. It noted however, that under the ownership of a company with adequate liquidity and capital, such as PNC, the value of National City and its subsidiaries could substantially improve, resulting in significant returns to PNC if the merger is consummated.

The opinion of Goldman Sachs did not address the underlying business decision of National City to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may have been available to National City. The opinion of Goldman Sachs addressed only the fairness from a financial point of view to the holders of National City common stock (other than PNC and its affiliates), as of the date thereof, of the exchange ratio pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction contemplated thereby, including, without limitation, (i) the Option Agreement (as defined in the merger agreement), (ii) the rights of certain investors under the Investment Agreements (as defined in the merger agreement) and the Warrants (as defined in the merger agreement) issued pursuant to the Investment Agreements, (iii) the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of National City or PNC other than holders of National City common stock (other than PNC and its affiliates) or (iv) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of National City or PNC, or class of such persons in connection with the merger, whether relative to the 0.0392 of a share of PNC common stock to be paid for each share of National City common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of National City common stock or shares of PNC common stock would trade at any time. The opinion of Goldman Sachs was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date thereof, including the ongoing crisis in the capital markets, the condition of the mortgage market and the extraordinary financial and economic environment at the time and the related uncertainty regarding the extent and duration of those conditions. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof. The opinion of Goldman Sachs was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses conducted by Goldman Sachs in connection with rendering its opinion. The following summary does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of the analyses described herein represent relative importance or weight given them. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2008, and is not necessarily indicative of current market conditions.

In view of National City’s determination that traditional financial analyses were not meaningful with respect to National City under the extraordinary circumstances described above, Goldman Sachs considered the liquidation analyses described below, in addition to certain other analyses summarized below, but did not rely on the traditional analyses that it would customarily have performed in preparing a fairness opinion.

Liquidation Analysis.  Goldman Sachs considered the liquidation analysis, prepared by National City’s management and approved by the National City board of directors for use by Goldman Sachs in connection with the rendering of its opinion, in assessing the value, if any, that holders of National City common stock would be expected to receive in respect of such stock in the event that National City’s banking assets were taken over by United States federal banking regulators and its non-banking assets liquidated under applicable bankruptcy laws. Goldman Sachs determined that such liquidation analysis was relevant with respect to National City in view of the extraordinary circumstances of National City described above. The liquidation analysis illustrated (i) the implied proceeds from a liquidation of National City’s assets under two possible scenarios and (ii) the application of such proceeds first in satisfaction of National City’s material outstanding obligations and liabilities in each scenario, thereby illustrating the implied proceeds that would be available to holders of National City common stock in each scenario. The illustrative liquidation proceeds were estimated by National City’s management, in Case 1, assuming an immediate liquidation, and in Case 2, assuming a liquidation over a moderate (non-immediate) time frame.

Illustrative Proceeds:(1)

	Balance	Implied Proceeds
	at 09/30/08	Case 1	Case 2
	(In billions)

Portfolio Loans	$110	$73	$89
Other Assets	35	27	29

Total Assets	$145	$99	$118

Deposit Franchise	96	2	5

Total Implied Proceeds		$102	$123

(1)	Source: National City management.

Illustrative Application of Proceeds:(1)

	Balance	Proceeds Received
	At 09/30/2008	Case 1	Case 2
	(In billions, except per share values)

Total Implied Proceeds		102	123

Secured Borrowings	10	(10)	(10)
Deposits	96	(92)	(96)
Other Liabilities	23	(0)	(18)

Liabilities	$128	$(102)	$(123)

Remaining Proceeds		0	0
Common Stock	17	0	0

Implied Equity Value per Share of National City Common Stock		$0	$0

(1)	Source: National City management.

Goldman Sachs compared the illustrative liquidation proceeds per share of National City common stock, as implied by the foregoing liquidation analysis with the $2.23 value per share of National City common stock implied by the exchange ratio on the basis of the closing price of PNC common stock on October 23, 2008.

Discounted Cash Flow Analysis of PNC.  Goldman Sachs conducted an illustrative discounted cash flow analysis with respect to PNC (on a stand-alone basis, using estimates for earnings per share derived from publicly available equity research) and compared the implied value per share of PNC common stock with the closing price of PNC common stock on October 23, 2008. Goldman Sachs used discount rates ranging from 8%-12%, forecasts for PNC earnings per share based on median IBES estimates for the second half of 2008, 2009 and 2010, grown at the median IBES long-term growth rate of 7.3% thereafter, a Tier 1 capital ratio ranging from of 8% to 9% and terminal forward earnings multiples in the range of 11x to 13x applied to estimated earnings for the period from July 1, 2013 to June 30, 2014. This analysis resulted in an implied present value per share of PNC common stock in the range of $55.90 to $74.93, compared to the $56.88 closing price of PNC common stock on October 23, 2008.

Comparative Analysis of PNC Trading Multiples.  Goldman Sachs also reviewed certain historical trading multiples of PNC common stock in relation to the corresponding median trading multiples for selected national banks and regional banks:

	Median Multiple of Price to Next 12 Months Earnings Estimates Over Period Ending on October 23, 2008
	YTD 2008		1 Year		3 Years	5 Years

PNC	12.2	x	11.9	x	12.7 x	12.5	x
National Banks(1) Median	11.1		10.5		11.4	11.3
Regional Banks(2) Median	11.1		10.7		12.2	12.5

	Median Multiple of Price to Tangible Book Value Over Period Ending on
	October 23, 2008
	1 Year		3 Years		5 Years

PNC	4.2	x	4.1	x	4.0	x
National Banks(1) Median	2.5		3.2		3.2
Regional Banks(2) Median	1.8		2.6		2.6

(1)	National Banks include Bank of America, JPMorgan Chase, Citigroup and Wells Fargo.

(2)	Regional Banks include US Bancorp, BB&T, SunTrust, M&T Bank, Fifth Third, Regions, KeyCorp and Comerica.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole and the circumstances described above, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the circumstances described above and the results of all of its relevant analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering such circumstances and the results of all of its relevant analyses. No company or transaction used in Goldman Sachs’ analyses is directly comparable to National City, PNC or the merger.

As described above, the opinion of Goldman Sachs to the National City board of directors was one of many factors taken into consideration by the National City board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C to this proxy statement/prospectus.

National City selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience relevant to the merger. Pursuant to an engagement letter dated September 30, 2008, National City retained Goldman Sachs to act as financial advisor in connection with the possible sale of all or a portion of National City. Pursuant to the terms of the engagement letter, National City has agreed to pay Goldman Sachs a transaction fee of $25 million for its services in connection with the merger, most of which is contingent upon consummation of the merger, to reimburse Goldman Sachs’ expenses incurred in connection with its engagement and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Goldman, Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities)

and financial instruments (including bank loans and other obligations) of National City, PNC and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs has acted as financial advisor to National City in connection with, and has participated in certain of the negotiations leading to the merger agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to National City and its affiliates from time to time, including having acted as counterparty to a derivative transaction entered into by National City in December 2006; as financial advisor to National City in connection with the sale of the First Franklin mortgage origination franchise and related servicing platform in December 2006; as sole bookrunner in a convertible bond offering by National City (aggregate principal amount of approximately $1.4 billion) in January 2008; as sole bookrunner in a mutli-tranche preferred stock offering by National City in January 2008; as joint bookrunner, manager, co-manager and/or selling group member with respect to various investment grade debt issuances by National City and certain of its affiliates from 2005 to 2008; and as financial advisor to National City with respect to an approximately $7 billion equity issuance by National City in April 2008. Goldman Sachs also has provided certain investment banking and other financial services to PNC and its affiliates from time to time, including having acted as lead manager, sole bookrunner and/or joint bookrunner with respect to investment grade debt issuances by PNC and/or its affiliates in an aggregate principal amount of approximately $3.3 billion from 2005 to 2008; as lead manager, sole manager and/or joint bookrunner with respect to issuances of preferred securities by PNC and/or its affiliates in an aggregate amount of approximately $1.75 billion from 2006 to 2008; provided individual asset management services to an affiliate of PNC in 2006; and acted as financial advisor to PNC with respect to the acquisition of Mercantile Bankshares Corporation in March 2007. Goldman Sachs also may provide investment banking and other financial services to National City, PNC and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Opinion of PNC’s Financial Advisors to the PNC Board of Directors

Citigroup Global Markets

Citigroup Global Markets was retained to act as financial advisor to PNC in connection with a merger transaction with National City. Pursuant to Citigroup Global Markets’ letter agreement with PNC, dated October 23, 2008, Citigroup Global Markets delivered a written opinion to the PNC board of directors on October 31, 2008 to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Citigroup Global Markets’ work described below and other factors it deemed relevant, the aggregate consideration to be paid by PNC in connection with the merger was fair as of October 24, 2008, from a financial point of view, to PNC. As more fully described below, the aggregate consideration to be paid by PNC in connection with the merger consists of (i) the issuance of 0.0392 of a share of PNC common stock, par value $5.00 per share, for each outstanding share (with certain exceptions) of National City common stock, par value $4.00 per share and (ii) a payment to certain National City warrant holders of an amount in cash equal to approximately $384 million.

In connection with rendering its opinion, Citigroup Global Markets delivered a presentation to the PNC board of directors on October 31, 2008 with respect to the material analyses performed by Citigroup Global Markets in evaluating the fairness of the aggregate consideration to be paid by PNC in connection with the merger. Citigroup Global Markets noted that from a PNC shareholder perspective, the aggregate consideration to be paid in the transaction equates to a purchase price of $2.39 per share of National City common stock. In calculating the purchase price of $2.39 per share of National City common stock, Citigroup Global Markets noted that the total value of the aggregate consideration included an amount of approximately $5.3 billion payable in PNC common stock (determined by (A) multiplying the transaction exchange ratio of 0.0392x by PNC’s closing price per common share as of October 23, 2008 of $56.88, and then (B) multiplying the resulting amount from (A) by the adjusted number of shares of National City common stock outstanding of 2,364 million shares) plus a cash amount of approximately $384 million payable to certain National City warrant holders, totaling an aggregate transaction value of approximately $5.7 billion. The aggregate transaction value of approximately $5.7 billion divided by 2,364 million adjusted shares of National City adjusted common stock outstanding equates to a per share price of National City common stock of $2.39.

The full text of Citigroup Global Markets’ opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix D to this document. The summary of Citigroup Global Markets’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citigroup Global Markets’ opinion carefully and in its entirety.

In arriving at its opinion, Citigroup Global Markets reviewed the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of PNC and certain senior officers and other representatives and advisors of National City concerning, among other things, the business, operations and prospects of National City and PNC and the effects of the merger on the financial condition and future prospects of PNC. Citigroup Global Markets examined certain publicly available business and financial information relating to National City and PNC as well as certain financial forecasts and other information and data relating to National City and PNC which were provided to or discussed with it by the respective managements of National City and PNC, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of PNC to result from the merger. Citigroup Global Markets reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of National City common stock and PNC common stock; the historical and projected earnings and other operating data of National City and PNC; and the capitalization and financial condition of National City and PNC.

Citigroup Global Markets considered, to the extent publicly available, the financial terms of certain other transactions effected which Citigroup Global Markets considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup Global Markets considered relevant in evaluating those of National City and PNC. Citigroup Global Markets also analyzed certain internal forecasts provided by PNC and National City and evaluated certain potential pro forma financial effects of the merger on PNC. In addition to the foregoing, Citigroup Global Markets conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup Global Markets deemed appropriate in arriving at its opinion. The issuance of Citigroup Global Markets’ opinion was authorized by its fairness opinion committee.

In rendering its opinion, Citigroup Global Markets assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the management of PNC that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup Global Markets. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup Global Markets relating to PNC and National City and, in the case of certain potential pro forma financial effects of, and strategic implications and operation benefits resulting from, the merger, Citigroup Global Markets was advised by the management of PNC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PNC as to the future financial performance of National City and PNC, such strategic implications and operational benefits (including amount, timing and achievability thereof) anticipated to result from the merger and the other matters covered thereby, and have assumed, with the consent of PNC, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citigroup Global Markets assumed, with the consent of PNC, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on National City, PNC or the contemplated benefits of the merger. Citigroup Global Markets also assumed, with the consent of PNC, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that the representations and warranties made by PNC and National City in the merger agreement were and will be true and correct in all respects material to its analysis. Citigroup Global Markets did not consider any potential deposit divestitures that may be required from a regulatory perspective in connection with the merger nor did it express any opinion as to whether any such deposit divestitures may or will be required. Finally, with the consent of PNC, Citigroup Global Markets relied upon the advice PNC received from its legal, regulatory, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In addition, Citigroup Global Markets did not review individual loan or credit files, nor did it make or was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PNC or National City or any of their respective subsidiaries, nor did it make any physical inspection of the properties or assets of PNC or National City. Citigroup Global Markets is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto and, accordingly, Citigroup Global Markets assumed, with the consent of PNC, that such allowances for PNC and National City losses on a combined basis are adequate to cover all such losses.

Citigroup Global Markets’ opinion was necessarily based upon information available to it, and financial, stock market and other conditions existing, as of October 24, 2008. Citigroup Global Markets informed the PNC board of directors that subsequent developments may affect its opinion and that Citigroup Global Markets did not have any obligation to update, revise or reaffirm its opinion. Citigroup Global Markets’ opinion is limited to the fairness as of October 24, 2008, from a financial point of view, to PNC of the aggregate consideration to be paid by PNC in connection with the merger and Citigroup Global Markets did not express any opinion as to what the value of PNC common stock will be when issued pursuant to the merger or the price at which PNC common stock will trade at any time. Furthermore, Citigroup Global Markets expressed no view as to, and its opinion did not address, the underlying business decision of PNC to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for PNC or the effect of any other transaction in which PNC might engage. Citigroup Global Markets also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the aggregate consideration.

Citigroup Global Markets’ advisory services and opinion were provided for the information of the PNC board of directors, and its opinion was not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the merger.

The following is a summary of the presentation Citigroup Global Markets delivered to the PNC board of directors on October 31, 2008 with respect to the material analyses performed by Citigroup Global Markets in evaluating the fairness of the aggregate consideration to be paid by PNC in connection with the merger. Unless otherwise noted, the analyses were based on the aggregate consideration of $2.39 per National City share, as calculated above. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup Global Markets, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to October 23, 2008, and is not necessarily indicative of current or future market conditions.

Historical Trading Analysis.  Citigroup Global Markets reviewed the trading prices of PNC common stock and National City common stock for the period from October 24, 2003 through October 23, 2008. For each trading day in that period, Citigroup Global Markets derived the implied historical exchange ratio by dividing the closing price of National City common stock by the closing price of PNC common stock. Citigroup Global Markets noted that the implied historical exchange ratio as of October 23, 2008, the last trading day prior to the announcement of the merger, was 0.0483x. The following table sets forth the average implied historical exchange ratios for the specified periods ended October 23, 2008 and the premium represented by each such ratio as compared to the exchange ratio implied by closing trading prices on October 23, 2008.

			Implied Premium to Market
Period	Implied Exchange Ratio		(October 23, 2008 Exchange Ratio)

One-Year Average	0.1564	x	224%
Three-Year Average	0.3818	x	690%
Five-Year Average	0.4899	x	914%

Among other things, Citigroup Global Markets noted that the exchange ratio in the merger of 0.0392x per share of PNC common stock for each outstanding share of National City common stock was less than the one-year, three-year and five-year average implied historical exchange ratios.

Comparable Companies Analysis.  Citigroup Global Markets compared financial and stock market data and forecasted financial information for PNC and National City with similar information for selected publicly traded super regional banks. The selected super regional banks considered by Citigroup Global Markets were divided into two reference groups, and consisted of the following:

Reference Group 1

•	BB&T Corporation

•	Comerica Incorporated

•	Fifth Third Bancorp

•	KeyCorp

•	M&T Bank Corporation

•	Regions Financial Corporation

•	SunTrust Banks, Inc.

•	U.S. Bancorp

Reference Group 2

•	Wachovia Corporation

The financial information used by Citigroup Global Markets for all super regional banks in Reference Group 1 above in the course of this analysis was based on historical financial information as of September 30, 2008, market data as of October 23, 2008 and forecasted information published by Thomson Reuters Corporation (“Reuters”). Reuters is a data service that publishes compilations of earnings estimates by selected research analysts, among other things.

For each of the selected comparable super regional banks in Reference Group 1 above, Citigroup Global Markets derived and compared, among other things:

•	the ratio of the company’s closing price per common share on October 23, 2008, to its estimated earnings per share (“EPS”) for each of calendar years 2009 and 2010;

•	the ratio of the company’s closing price per common share on October 23, 2008, to its reported book value per share and tangible book value per share; and

•	the implied core deposit premium represented by the company’s closing price per common share on October 23, 2008 (determined by taking the excess of the company’s market capitalization over tangible book value and dividing it by the company’s core deposits, calculated as total deposits less certificates of deposits).

As for Reference Group 2, Citigroup Global Markets derived Wachovia Corporation’s hypothetical adjusted closing price per common share as of October 23, 2008 by multiplying Wachovia Corporation’s closing price per common share as of September 26, 2008 (which was the day prior to the announcement of the proposed acquisition of Wachovia Corporation by Citigroup, Inc.) of $10.00 per share by the median share price performance of the super regional banks in Reference Group 1 above, including PNC and National City (collectively referred to as the “Super Regional Bank Index”), for the period of September 26, 2008 through October 23, 2008. Citigroup Global Markets noted that the median share price performance of the Super Regional Bank Index for the period of September 26, 2008 through October 23, 2008 was a decrease of 25.6%. Citigroup Global Markets applied this 25.6% decrease to Wachovia Corporation’s closing price per common share as of September 26, 2008 of $10.00 per share to derive a hypothetical adjusted closing price of $7.44 per share of Wachovia Corporation’s common stock as of October 23, 2008.

With regard to Wachovia Corporation, Citigroup Global Markets derived and compared, among other things:

•	the ratio of Wachovia Corporation’s hypothetical adjusted closing price per common share on October 23, 2008 of $7.44 per share, to its estimated EPS for each of calendar years 2009 and 2010;

•	the ratio of Wachovia Corporation’s hypothetical adjusted closing price per common share on October 23, 2008 of $7.44 per share, to its reported book value per share and tangible book value per share; and

•	the implied core deposit premium represented by Wachovia Corporation’s hypothetical adjusted closing price per common share on October 23, 2008 of $7.44 per share (determined by taking the excess of the company’s market capitalization over tangible book value and dividing it by the company’s core deposits).

The following tables set forth the results of these analyses:

Reference Group 1

Common Share Price as Multiple of:	Range		Median

Estimated EPS for 2009	10.3x-15.6	x	12.9	x
Estimated EPS for 2010	5.6x-10.8	x	8.1	x
Book Value	0.34x-2.49	x	0.75	x
Tangible Book Value	0.79x-4.63	x	1.19	x

Implied Premium/(Discount) of Common Share Price to:	Range	Median

Core Deposits	(3.9)%-36.5%	2.5%

Reference Group 2

Hypothetical Adjusted Common Share Price as Multiple of:	Value

Estimated EPS for 2009	5.3x
Estimated EPS for 2010	3.3x
Book Value	0.40x
Tangible Book Value	0.81x

Implied Premium/(Discount) of Hypothetical Adjusted Common Share Price to:	Value

Core Deposits	(1.0)%

Based on the information for the super regional banks in Reference Group 1 above, Citigroup Global Markets derived a reference range for the implied equity value per share of National City common stock of $3.72 to $6.87. Based on the information for Wachovia Corporation in Reference Group 2 above, Citigroup Global Markets derived a reference range for the implied equity value per share of National City common stock of $3.80 to $4.64. Citigroup Global Markets noted that the aggregate consideration of $2.39 per National City share to be paid by PNC in connection with the merger was below each of the reference ranges of the implied equity value per share of National City common stock derived by Citigroup Global Markets in its comparable companies analysis.

Precedent Transactions Analysis.  Citigroup Global Markets reviewed publicly available information for merger or acquisition transactions involving banks that it deemed relevant to its analysis of the merger. The transactions reviewed by Citigroup Global Markets were limited to (i) those transactions with a transaction value in excess of $500 million in which the target had a return on average assets over the 12 months prior to the announcement date of the acquisition of less than 0.5% and had a ratio of non-performing assets to total assets greater than 3% for the most recent quarter available preceding the announcement date of the acquisition and (ii) three other recent transactions deemed relevant by Citigroup Global Markets. The group of transactions consisted of the following:

Buyer Name	Target Name

Banco Santander S.A.	Sovereign Bancorp, Inc.
Wells Fargo & Company	Wachovia Corporation
Bank of America Corporation	Countrywide Financial Corporation
MacAndrews and Forbes	First Nationwide Federal Savings Bank
NationsBank Corporation	MNC Financial, Inc.
Washington Mutual, Inc.	Pacific First Federal Savings Bank
First Union Corporation	Dominion Bankshares
Bank One Corporation	Valley National Corporation
Society Corporation	Ameritrust Corporation
BankAmerica Corporation	Security Pacific Corporation
Chemical Banking Corporation	Manufacturers Hanover Corporation

For each precedent transaction above, Citigroup Global Markets derived and compared, among other things:

•	the ratio of the price per common share paid for the acquired company to the EPS of the acquired company for the latest twelve months (“LTM”) based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

•	the ratio of the price per common share paid for the acquired company to the EPS of the acquired company for either the calendar year of, or the calendar year following, the announcement of the acquisition (“Estimated Forward EPS”);

•	the ratio of the price per common share paid for the acquired company to book value per share and tangible book value per share of the acquired company based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition; and

•	the implied premium/(discount) represented by the price per common share paid for the acquired company to the acquired company’s deposits (determined by taking the excess of the acquisition consideration over tangible book value and dividing it by the acquired company’s deposits).

The following tables set forth the results of these analyses of the precedent transactions above:

Transaction Price as Multiple of:	Range	Median

LTM EPS	13.3x-39.9x	24.2	x
Estimated Forward EPS	NM	NM
Book Value	0.23x-2.27x	0.96	x
Tangible Book Value	0.32x-2.41x	1.16	x

Implied Premium/(Discount) of Transaction Price to:	Range	Median

Deposits	(16.0)%-8.3%	1.2%

Based on the information derived for each of the precedent transactions above, Citigroup Global Markets derived a reference range for the implied equity value per share of National City common stock of $5.13 to $6.68. Citigroup Global Markets noted that the aggregate consideration of $2.39 per National City share to be paid by PNC in connection with the merger was below the reference range for the implied equity value of National City common stock derived by Citigroup Global Markets in its precedent transactions analysis as set forth above.

In addition, Citigroup Global Markets noted the following data with respect to the median implied multiples and premium for all bank merger or acquisition transactions since January 1, 2004 with a transaction value in excess of $1 billion, totaling 44 transactions:

Transaction Price as Multiple of:	Median

LTM EPS	19.9	x
Estimated Forward EPS	17.3	x
Book Value	2.50	x
Tangible Book Value	3.43	x

Implied Premium/(Discount) of Transaction Price to:	Median

Deposits	23.4%

With respect to the financial information for the companies involved in the precedent transactions analysis, Citigroup Global Markets relied upon information from public filings and company press releases, as well as information published by SNL Financial (“SNL”). Among other things, SNL compiles financial information regarding companies and merger and acquisition transactions in the banking and financial services sectors.

Discounted Cash Flow Analysis.  Citigroup Global Markets performed a discounted cash flow analysis to estimate a range for the implied equity value per share of National City common stock as of October 23, 2008, including certain potential expenses and cost savings forecasted by PNC management to result from the merger. In this analysis, Citigroup Global Markets assumed a range for cost of equity of 9% to 12%, and used it to derive the present value of (1) National City’s estimated free cash flows available to stockholders from 2009 to 2013, plus (2) National City’s terminal value at the end of 2013. Terminal value for National City was calculated based on a range of 10.0x to 12.0x estimated 2014 net income. In performing this analysis, Citigroup Global Markets used earnings estimates provided by PNC management as of October 23, 2008 for National City and an estimated long-term annual growth rate for National City’s EPS (based on estimates obtained from FactSet Research Systems Inc.) of 7.0%. Net income and balance sheet data were adjusted to account for certain restructuring charges anticipated by PNC management to result from the merger, including but not limited to credit and interest rate mark adjustments to National City’s loan portfolio based on PNC management’s estimates and PNC management’s assumptions of cost savings resulting from the merger of approximately 10% of PNC and National City’s combined pre-tax controllable expenses. In determining cash flows available to stockholders, Citigroup Global Markets assumed the maintenance of a constant Tier 1 risk-based capital ratio of 8.5% and a target ratio of tangible common equity as a percentage of total Tier 1 risk-based capital of 65%. Citigroup Global Markets forecasted the growth of National City’s assets based on PNC management’s estimates.

Based on these assumptions, Citigroup Global Markets derived a reference range for the implied equity value per share of National City common stock of $2.71 to $3.93. Citigroup Global Markets noted that the aggregate consideration of $2.39 per National City share to be paid by PNC in connection with the merger was below the reference range for the implied equity value per share of National City common stock derived by Citigroup Global Markets in its discounted cash flow analysis. Citigroup Global Markets also noted that the internal rate of return implied by the aggregate consideration of $2.39 per National City share to be paid by PNC in connection with the merger was above PNC’s cost of equity.

Forecasted Pro Forma Financial Analysis.  Citigroup Global Markets analyzed the estimated financial impact of the merger on PNC’s 2009 through 2013 estimated GAAP EPS and 2009 through 2013 estimated cash EPS (“CEPS”). CEPS is determined by adding per share amortization of existing intangible assets and acquisition-related intangible assets to GAAP EPS. In the course of this analysis, Citigroup Global Markets used estimates from PNC management of GAAP EPS for 2009 through 2013 and assumed, based on management forecasts, that the merger will result in cost savings equal to approximately 10% of PNC and

National City’s combined pre-tax controllable expenses. Based on its analysis, Citigroup Global Markets determined that the merger would be dilutive to PNC’s estimated GAAP EPS and estimated CEPS for 2009 and accretive to PNC’s estimated GAAP EPS and estimated CEPS for 2010 through 2013 and noted that the Tier 1 risk-based capital ratio would remain above PNC’s historical target range for each year during that period. Citigroup Global Markets also noted that PNC plans to issue to the U.S. Treasury $7.7 billion of preferred stock and related warrants under the TARP Capital Purchase Program, subject to standard closing requirements, and such issuance is included in its financial analyses.

*          *          *

The preceding discussion is a summary of the material financial analyses furnished by Citigroup Global Markets Inc. to the PNC board of directors, but it does not purport to be a complete description of the analyses performed by Citigroup Global Markets or of the presentation it delivered to the PNC board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup Global Markets made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup Global Markets believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citigroup Global Markets, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup Global Markets and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Citigroup Global Markets selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to PNC or National City and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which PNC and National City are being compared.

In its analyses, Citigroup Global Markets made numerous assumptions with respect to PNC, National City, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PNC and National City. Any estimates contained in Citigroup Global Markets’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of PNC, National City, the PNC board of directors, the National City board of directors, Citigroup Global Markets or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Citigroup Global Markets’ analyses were prepared solely as part of Citigroup Global Markets’ analysis of the fairness of the aggregate consideration to be paid by PNC in connection with the merger and were provided to the PNC board of directors in that connection.

Citigroup Global Markets is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. PNC selected Citigroup Global Markets to act as its financial advisor on the basis of Citigroup Global Markets’ international reputation and Citigroup Global Markets’ familiarity with PNC. Citigroup Global Markets and its affiliates in the past have provided, and currently provide, services to PNC and its affiliates unrelated to the merger, for which services Citigroup Global Markets and its affiliates have received and expect to receive compensation, including, without limitation, acting as financial advisor to PNC in connection with the acquisition of Yardville National Bancorp, acting as financial advisor to PNC in connection with the acquisition of Mercantile Bankshares Corporation and acting as the lead manager or lead underwriter of various PNC debt offerings. In addition, Citigroup Global Markets and its affiliates in the past have provided services to National City and its affiliates unrelated to the merger, for which services Citigroup Global Markets and its affiliates have received compensation, including, without limitation, acting as the lead manager or lead underwriter of various National City debt offerings. In the ordinary course of its business, Citigroup Global Markets and its affiliates may actively trade or hold the securities of PNC or National City for its own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup Global Markets and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with PNC, National City and their respective affiliates.

Pursuant to its letter agreement with Citigroup Global Markets, PNC has paid Citigroup $2.5 million in fees in connection with the merger, and an additional $7.5 million will become payable upon consummation of the merger. PNC has also agreed to reimburse Citigroup Global Markets for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup Global Markets against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

JPMorgan

On October 31, 2008 JPMorgan rendered its written opinion to the PNC board of directors that, as of October 24, 2008 and based upon and subject to the factors and assumptions set forth in its opinion, the aggregate consideration (consisting of the issuance of shares of PNC common stock at an exchange ratio of 0.0392 shares of PNC common stock for each outstanding share of National City common stock, plus the payment of a cash amount of approximately $384 million in the aggregate to certain National City warrant holders) to be paid by PNC in connection with the merger with National City was fair, from a financial point of view, to PNC. The issuance of JPMorgan’s opinion was approved by a fairness opinion committee of JPMorgan on October 24, 2008.

The full text of the written opinion of JPMorgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached to this document as Appendix E and is incorporated in this document by reference. JPMorgan provided its advisory services and opinion for the information of the PNC board of directors in connection with its consideration of the merger. The description of the JPMorgan opinion is qualified in its entirety by reference to the full text of the opinion set forth in Appendix E. Holders of PNC common stock should read this opinion carefully and in its entirety.

JPMorgan’s opinion is directed to the PNC board of directors and addresses only the fairness, from a financial point of view, to PNC of the aggregate consideration to be paid in connection with the merger. JPMorgan’s opinion does not address the underlying decision by PNC to engage in the merger. Moreover, JPMorgan has expressed no opinion as to the price at which PNC’s common stock will trade at any future time. JPMorgan was not asked to, and did not, recommend the specific aggregate consideration payable in the merger, which consideration was determined through negotiations between PNC and National City. JPMorgan’s opinion does not constitute a recommendation as to how any holder of PNC common stock should vote with respect to the merger or any other matter.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning National City and PNC and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration paid to holders of equity of such companies;

•	compared the financial and operating performance of National City and PNC with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of National City common stock and PNC common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of PNC relating to the respective businesses of National City and PNC, as well as the estimated amount and timing of cost savings, including tax benefits, and related expenses and synergies expected to result from the merger (referred to in this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of the management of PNC and National City with respect to certain aspects of the merger, the past and current business operations of National City and PNC, the financial condition and future prospects and operations of National City and PNC, the effects of the merger on the financial condition and future prospects of PNC, and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by PNC and National City or otherwise reviewed by or for JPMorgan, and JPMorgan did not independently verify (nor did JPMorgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan did not review individual credit files and it did not conduct, nor was it provided with, any independent valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet assets or liabilities), nor did it evaluate the solvency of National City or PNC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, JPMorgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, JPMorgan assumed, with the consent of the PNC board of directors, that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to it or derived therefrom, including the Synergies, JPMorgan assumed, with the consent of the PNC board of directors, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of PNC as to the expected future results of operations, financial conditions and access to capital and associated capital levels of National City and PNC to which such analyses or forecasts relate. JPMorgan expressed no view as to the foregoing analyses or forecasts (including the Synergies) or the assumptions on which they were based. JPMorgan also assumed that the merger will constitute a tax-free reorganization for United States tax purposes and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan further assumed that the representations and warranties made by PNC and National City in the merger agreement are and will be true and correct, and that the conditions in the merger agreement to PNC’s obligation to consummate the merger will be satisfied (and not waived), in each case in all respects material to JPMorgan’s analysis. JPMorgan is not a legal, accounting, regulatory or tax expert and relied on the assessments made by the advisors to PNC with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on National City or PNC or on the contemplated benefits of the merger.

JPMorgan necessarily based its opinions on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, October 24, 2008. Subsequent developments may affect its opinion, and JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to PNC of the aggregate consideration to be paid by PNC in connection with the merger and JPMorgan expressed no opinion as to the fairness of the merger to the holders of any class of securities, creditors or other constituencies of PNC or as to the underlying decision by PNC or National City to engage in the merger. Furthermore, JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the aggregate consideration to be paid in connection with the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the presentation JPMorgan delivered to the PNC board of directors with JPMorgan’s written opinion with respect to the material financial analyses that JPMorgan used in providing its opinion and does not purport to be a complete description of the analyses underlying JPMorgan’s opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan.

Implied Value and Multiple Analysis.  Based upon the consideration to be received by National City stockholders and certain holders of National City warrants and the $56.88 closing market price of PNC common stock on October 23, 2008, JPMorgan calculated that the implied value of the aggregate consideration was $2.39 per share of National City common stock. This implied value represents approximately a 13% discount to $2.75 (the closing price per share of National City common stock on October 23, 2008) and approximately a 20% discount to $3.00 (the closing price per share of National City common stock on October 17, 2008).

JPMorgan also determined based on I/B/E/S median estimates and PNC management estimates the multiples of the implied offer price to: estimated 2009 GAAP earnings per share (EPS) of National City (both before and after giving effect to the pre-tax Synergies, estimated by PNC management to be $1.2 billion); the tangible book value per share of National City common stock as of September 30, 2008 (both before and after giving effect to approximately $6.7 billion of after-tax mark-to-market adjustments to National City’s assets and liabilities as estimated by PNC management); and the premium to core deposits (comprising domestic deposits excluding CDs with a principal amount of greater than $100,000) as of September 30, 2008 (based on publicly available information regarding the mix of domestic core deposits as a percentage of total domestic deposits as of June 30, 2008). I/B/E/S is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets. The results of this analysis are summarized as follows:

	I/B/E/S Median Estimates			PNC Management Case
	Metric	Multiple		Metric	Multiple

Price to 2009 GAAP EPS	$(0.15)	NM		$(0.06)	NM
Price to 2009 GAAP EPS (with Synergies)	$0.20	11.8	x	$0.30	8.1	x
Price to tangible book value per share	$6.08	0.4	x	$6.08	0.4	x
Price to tangible book value per share (on a mark-to-market basis)	$2.81	0.9	x	$2.81	0.9	x
Core deposits (in billions)	$75.4	NM		$75.4	NM

Comparable Transactions.   Using publicly available information, JPMorgan examined the following post January 2006 transactions involving a U.S. bank or thrift as a target company with transaction values greater than $1.5 billion:

Announcement Date	Acquiror	Target

October 2008	Santander Bancorp	Sovereign Bancorp, Inc.
October 2008	Wells Fargo & Company	Wachovia Corporation
August 2008	Mitsubishi UFJ Financial Group, Inc.	UnionBanCal Corporation
October 2007	TD Banknorth Inc.	Commerce Bancorp, Inc.
April 2007	Bank of America Corporation	LaSalle Bank Corporation
February 2007	Banco Bilbao Vizcaya Argentaria, S.A.	Compass Bancshares, Inc.
October 2006	PNC Financial Services Group, Inc.	Mercantile Bankshares Corporation
May 2006	Wachovia Corporation	Golden West Financial Corporation
March 2006	Capital One Financial Corporation	North Fork Bancorporation, Inc.

For each of these transactions, JPMorgan examined the premium to the target company’s market price five days prior to announcement, the transaction P/E ratio as a percentage of acquirer P/E ratio, the price as a multiple of estimated twelve-month forward projected GAAP EPS, cash EPS and tangible book value and the premium to core deposits based on information it obtained from SNL Financial and FactSet and from filings with the Securities and Exchange Commission. Set forth below are the observations that result from the comparison of the data related to the comparable transactions described above, based on information available as of October 23, 2008:

	Low/High Range	Median

Premium to target company’s market price five days prior to announcement	(32)%-30%	17%
Transaction P/E ratio as a % of acquirer P/E ratio	119%-210%	140%
Price to 12-month forward GAAP EPS	14.5x-23.4x	18.6	x
Price to 12-month forward cash EPS	14.5x-23.3x	18.3	x
Price to tangible book value	0.6x-4.9x	3.0	x
Core deposit premium	13.5%-40.0%	26.7%

National City Historical Trading Analysis.  JPMorgan reviewed the share price trading history of the National City common stock for the one-year period beginning on October 23, 2007 and ending on October 23, 2008. During this period, JPMorgan noted that the National City common stock traded as low as $1.25 per share and as high as $24.83 per share, as compared to the closing price of the National City common stock on October 23, 2008 of $2.75 per share and the implied value of the merger consideration of $2.39 per share.

National City Comparable Companies Analysis.  Using publicly available information, JPMorgan compared selected financial and market data of National City with similar data for the following companies:

Selected Companies

BB&T Corporation Comerica Incorporated Fifth Third Bancorp KeyCorp M&T Bank Corporation Regions Financial Corporation SunTrust Banks, Inc. U.S. Bancorp

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of September 30, 2008 and market data as of October 23, 2008. The multiples and ratios of National City were calculated using the closing price of National City common stock and PNC common stock as of October 23, 2008. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to 2009 I/B/E/S median estimated GAAP EPS;

•	multiple of price to stated book value and tangible book value per share;

•	price as a percentage premium to core deposits; and

•	I/B/E/S consensus estimated long-term growth rate of GAAP EPS.

Set forth below are the observations that result from the comparison of the data related to the comparable companies described above:

	Selected
	Companies
	Median		National City		PNC

% of 52-week high	48.6%		11.1%		64.6%
Price to 2009 GAAP EPS	12.8	x	NM		11.6	x
Price to book value	0.75	x	0.33	x	1.46	x
Price to tangible book value	1.20	x	0.45	x	4.46	x
Core deposit premium (%)	13.0%		NM		18.6%
Consensus long-term growth (%)	5.5%		8.0%		7.3%

National City Dividend Discount Analysis with Synergies.  JPMorgan calculated a range of values for the National City common stock implied by discounting to present values PNC management’s estimates of National City’s future dividend stream and taking into account PNC management’s estimate of the Synergies. In performing its analysis, JPMorgan utilized the following assumptions, among others:

•	net income from 2009 to 2013 based on PNC management’s estimates;

•	target capitalization to achieve a minimum 8.5% Tier 1 ratio, of which 65% would be tangible common equity; excess capital above target tangible common equity available for dividends, per PNC management;

•	pre-tax Synergies of $1.2 billion, phased in 50% in 2009, 75% in 2010, and 100% in 2011;

•	after-tax purchase accounting mark-to-market adjustments of $6.7 billion, after-tax restructuring charge of $1.7 billion and after-tax conforming loan loss provision of $1.2 billion, per PNC management;

•	a terminal value of National City common stock at the end of 2013 based on a price to earnings multiple range of 8.0x to 14.0x 2014 projected earnings;

•	discount rates from 11.0% to 15.0% to calculate present value of the dividend stream and terminal values;

•	a 33% marginal tax rate, and

•	a pre-tax cost of excess equity of 5%.

The calculations resulted in a range of fully diluted equity values of $2.05 to $4.22 per share of National City common stock, on a pro forma basis, as illustrated by the following table:

	Terminal Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x

11.0%	$2.55	$3.11	$3.66	$4.22
13.0%	$2.29	$2.79	$3.30	$3.81
15.0%	$2.05	$2.51	$2.97	$3.44

PNC Historical Trading Analysis.  JPMorgan reviewed the share price trading history of the PNC common stock for the one-year period beginning on October 23, 2007 and ending on October 23, 2008. During this period, JPMorgan noted that the PNC common stock traded as low as $49.01 per share and as high as $87.99 per share, as compared to the closing price of the PNC common stock on October 23, 2008 of $56.88 per share.

PNC Comparable Companies Analysis.  Using publicly available information, JPMorgan compared selected financial and market data of PNC with similar data for the following companies:

Selected Companies

BB&T Corporation
Comerica Incorporated
Fifth Third Bancorp
KeyCorp
M&T Bank Corporation
Regions Financial Corporation
SunTrust Banks, Inc.
U.S. Bancorp

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of September 30, 2008 and market data as of October 23, 2008. The multiples and ratios of PNC were calculated using the closing price of PNC common stock as of October 23, 2008. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high;

•	multiple of price to 2009 I/B/E/S median estimated GAAP EPS;

•	multiple of price to stated book value and tangible book value per share;

•	price as a percentage premium to core deposits; and

•	I/B/E/S consensus estimated long-term growth rate of GAAP EPS.

The results of this analysis are set forth below:

	Selected
	Companies
	Median		PNC

% of 52-week high	48.6%		64.6%
Price to 2009 GAAP EPS	12.8	x	11.6	x
Price to book value	0.75	x	1.46	x
Price to tangible book value	1.20	x	4.46	x
Core deposit premium (%)	13.0%		18.6%
Consensus long-term growth (%)	5.5%		7.3%

Based on 10.0x and 13.0x 2009 GAAP EPS of $4.92, the implied value of PNC common stock ranged from approximately $49.20 to $63.96 per share.

PNC Stand Alone Dividend Discount Analysis.  JPMorgan calculated a range of values for the PNC common stock implied by discounting to present values PNC management’s estimates of PNC’s future dividend stream. In performing its analysis, JPMorgan utilized the following assumptions, among others:

•	earnings per share in 2009 based on I/B/E/S median estimated earnings per share, as adjusted by PNC management;

•	an annual earnings per share growth from and after 2010 of 8.5% per PNC management;

•	a targeted tangible common equity/tangible assets (TCE/TA) ratio of 4.5% per PNC management;

•	a terminal value of PNC common stock at the end of 2013 based on a price to earnings multiple range of 8.0x to 14.0x 2014 estimated earnings;

•	discount rates from 11.0% to 13.0% to calculate the present value of the dividend stream and terminal values;

•	a 33% marginal tax rate, and

•	pre-tax cost of excess equity of 5%.

The calculations resulted in a range of fully diluted values of $41.89 to $68.36 per share of PNC common stock, on a stand-alone basis, as illustrated by the following table:

	Terminal Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x

11.0%	$45.32	$53.09	$60.87	$68.36
12.0%	$43.56	$51.00	$58.43	$65.70
13.0%	$41.89	$49.00	$56.11	$63.18

Historic Exchange Ratio Analysis.  JPMorgan compared the historical share prices of National City common stock and PNC common stock during different periods between January 2005 and October 2008 and calculated the implied average and median exchange ratios that existed during various periods therein. In addition, JPMorgan determined the implied ownership percentage of PNC common stock that the holders of National City common stock would acquire in the merger based on the implied exchange ratio on October 23, 2008 and the implied average exchange ratios for the five, 30 and 90 trading days ending on October 23, 2008. The following table sets forth the implied exchange ratio of shares of PNC common stock for each outstanding share of National City common stock for the periods indicated and the resulting implied ownership percentage on October 23, 2008 and for the five, 30 and 90 trading days ending on October 23, 2008:

					Implied
	Share Prices				National
	National		Implied		City
	City	PNC	Exchange Ratio		Ownership

October 23, 2008	$2.75	$56.88	0.0483	x	22.0%
5 trading days ending October 23, 2008 average	$2.89	$57.82	0.0501	x	22.6%
30 trading days ending October 23, 2008 average	$3.36	$69.19	0.0485	x	22.1%
90 trading days ending October 23, 2008 average	$4.33	$67.21	0.0644	x	27.3%
YTD 2008 median	$5.67	$65.35	0.0867	x	—
FY 2007 median	$33.69	$72.16	0.4669	x	—
FY 2006 median	$36.05	$69.59	0.5180	x	—
FY 2005 median	$34.55	$55.07	0.6274	x	—

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data reviewed by JPMorgan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, is not readily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan’s fairness determination, and JPMorgan did not attribute any particular weight to any analysis or factor considered by it. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion and made its determination as to fairness based on its professional judgment and after considering the results of all of its analyses. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business, economic, market and financial conditions, industry-specific factors, and other matters. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to National City or PNC, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of PNC and National City. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning, with respect to the selected companies, differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies and, with respect to the selected transactions, differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to PNC and National City and the transactions compared to the merger. Mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected company or merger and acquisition transaction data.

The terms of the merger agreement were determined through negotiations between PNC and National City and were approved by the PNC board of directors. Although JPMorgan provided advice to PNC during the course of the negotiations, the decision to enter into the merger was solely that of the PNC board of directors.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan and its affiliates have provided, and in the future may continue to provide, for compensation, investment banking and other services to PNC and National City. Specifically, JPMorgan acted as lead underwriter with respect to public offerings by subsidiaries of PNC of debt securities in September 2006, December 2007 and March 2008 and of preferred stock in May 2008. In addition, certain of JPMorgan’s affiliates act as agent bank and are lenders under certain credit facilities of PNC and National City, respectively, act as counterparty on various derivative transactions with PNC and National City, respectively, and provide treasury and cash management services to each of PNC and National City. In the ordinary course of business, JPMorgan and its affiliates may actively trade in the debt and equity securities of PNC and National City for their own accounts or for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities. JPMorgan’s opinion was approved by a fairness opinion committee of JP Morgan Securities Inc.

PNC selected JPMorgan to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with PNC. Pursuant to its engagement letter with JPMorgan, PNC has agreed to pay JPMorgan $10 million in fees, a significant portion of which is payable if and when the merger is completed. In addition, PNC has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

PNC Board of Directors Following Completion of the Merger

Upon completion of the merger, the PNC board of directors will consist of those directors serving immediately prior to the completion of the merger and one director from among the directors of National City immediately prior to completion of the merger. Information about the current PNC directors and executive officers can be found in the documents listed under the heading “PNC SEC Filings” in the section entitled “Where You Can Find More Information” on page [     ].

Public Trading Markets

PNC common stock trades on the NYSE under the symbol “PNC.” National City common stock trades on the NYSE under the symbol “NCC.” Upon completion of the merger, National City common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued PNC common stock issuable pursuant to the merger agreement will be listed on the NYSE.

Each outstanding share of National City 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series F, is represented by National City Depositary Shares that are listed on the NYSE. Each depository share represents a 1/4000th interest in a share of National City Series F Preferred Stock. Following the exchange of

New PNC Preferred Stock for National City Series F Preferred Stock in the merger under the Series F Deposit Agreement, these depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

National City Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL.

Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because National City’s common stock is listed on the NYSE, holders of National City common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of National City common stock. Furthermore, because the National City Depositary Receipts for the shares of National City preferred stock that are being converted in the merger are listed on the NYSE, National City’s preferred stockholders do not have dissenters’ appraisal rights in the merger with respect to their shares of National City preferred stock.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals and consents required to be obtained from applicable governmental and regulatory authorities to complete the merger. PNC and National City have agreed to cooperate and use all reasonable best efforts to obtain all permits, consents, approvals and authorizations from any governmental or regulatory authority necessary to consummate the transactions contemplated by the merger agreement as promptly as practicable.

There can be no assurance that regulatory approvals will be obtained, that such approvals will be received on a timely basis, or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of PNC or National City following completion of the merger.

Federal Reserve Approval.  The Federal Reserve must approve the merger before the merger can be completed. Federal Reserve approval is required because PNC is a bank holding company proposing to acquire another bank holding company, National City. In reviewing the transactions under the applicable statues, the Federal Reserve will consider, among other factors, the competitive impact of the merger. On November 4, 2008, PNC filed the required application with the Federal Reserve Board for approval of the merger.

The Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with their review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and are authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of PNC and National City in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the companies and their subsidiaries. As of their last respective examinations, each of PNC’s and National City’s principal banks were rated “outstanding”. Applications or notifications may also be required to be filed with various other regulatory authorities in connection with the merger.

Antitrust Approval.  The merger is subject to review by the DOJ or the FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and its related rules, the merger cannot be completed until both PNC and National City file notifications of the merger with the DOJ and the FTC and the specified waiting periods have expired or been terminated. Each of PNC and National City expect to file its notification of the merger with the DOJ and the FTC before November 13, 2008.

The parties are required to submit a notification of the merger to the Canadian Bureau of Competition under the Canadian Competition Act. The parties currently contemplate submitting either a short-form filing, which requires a 14-day waiting period, or a request for an advance ruling certificate.

Other Applications and Notices.  Other applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger, including applications and notices in connection with the indirect change in control, as a result of the merger, of certain subsidiaries directly or indirectly owned by National City.

PNC and National City are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. PNC and National City intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Litigation Related to the Merger

Several class action lawsuits are pending in the Delaware and Ohio state and federal courts relating to the merger. Seven such actions have been filed in the Delaware Chancery Court, each on behalf of a putative class of National City stockholders and each naming National City, the National City directors, and PNC as defendants. Those actions are captioned Klein v. National City Corp., C.A. No. 4118-CC; Kahn v. Raskind, C.A. No. 4120-CC; Anderson v. National City Corp., C.A. No. 4123-CC; Sicherman v. National City Corp., C.A. No. 4129-CC; Insulators & Asbestos Workers Local No. 14 v. Raskind, C.A. No. 4131-CC; Ebig v. National City Corp., C.A. No. 4132-CC; Brabua Inv. Co., LLC v. National City Corp., C.A. No. 4143-CC. The complaints generally allege that the National City directors breached their fiduciary duties of loyalty, good faith, candor and due care in connection with the merger. The complaints variously allege that the directors breached fiduciary duties by: agreeing to sell National City without taking steps to ensure that the stockholders would obtain adequate consideration; engineering the proposed transaction to benefit themselves and/or PNC without regard to National City’s public stockholders; agreeing to merger terms, including the option agreement, that unreasonably hinder the possibility of a superior offer; agreeing to the merger in an artificially short time period and without fully informing themselves as to whether the proposed merger provided fair and adequate value for National City’s stockholders; and failing to disclose material information regarding the transaction and the value of National City. The complaints also variously allege that the directors or other National City insiders suffer from conflicts of interest, in that the top three executives allegedly could receive up to $41 million in severance payments following the sale of National City; that Corsair will be made whole on its investment in National City; and that National City’s financial advisor, Goldman Sachs, had a conflict of interest in that it had acted as financial advisor to PNC in a prior transaction. In each of the actions, PNC is alleged to have aided and abetted the alleged breaches of duty by the National City directors. The complaints seek, among other things, orders preliminarily and permanently enjoining the merger transaction, rescinding or setting aside the merger if consummated, and awarding plaintiffs attorneys’ fees and expenses.

On November 3, 2008, the Delaware Chancery Court entered an order in the Anderson case providing for expedited discovery and a hearing on the plaintiff’s motion for a preliminary injunction on December 15, 2008. On November 4, 2008, the plaintiffs in the Kahn and Insulators & Asbestos Workers Local No. 14

actions moved to consolidate certain of the Delaware actions and that motion remains pending. On November 5, 2008, the plaintiff in the Klein action filed a notice of voluntary dismissal of that action.

Three actions relating to the merger are pending in Ohio state and federal courts, each on behalf of a putative class of National City stockholders: McNiel v. National City Corp., 08 CV 67454, and Ward v. National City Corporation, 08 CV 674959, both pending in the Court of Common Pleas, Cuyahoga County, Ohio, and Skelly v. National City Corp., 08-cv-12552-SO, pending in the United States District Court for the Northern District of Ohio. The actions name as defendants National City and the National City directors (PNC is also named as a defendant in the McNiel and Ward cases), and allege that the National City directors breached their fiduciary duties of loyalty, good faith, care, independence and candor in connection with the merger. The factual allegations and relief sought are similar to those described above as to the Delaware merger lawsuits.

A separate shareholder derivative action, captioned Sheeler v. Barfield, 08 CV 650642, is pending in the Court of Common Pleas, Cuyahoga County, Ohio. Sheeler was filed in February 2008 by a purported National City stockholder against the National City directors, seeking relief for the benefit of National City based on allegations that the National City directors breached their duties of care, loyalty, reasonable inquiry, oversight, good faith and supervision in their conduct as directors between April 2007 and February 2008. Sheeler was stayed by the court on October 10, 2008. On October 29, 2008, the plaintiff filed a motion to lift the stay and for expedited discovery in support of a proposed amended complaint. The proposed amended complaint, brought on behalf of a new plaintiff, asserts both the previously-asserted derivative claims and new class-action claims relating to the merger. The merger-related class claims make factual allegations and seek relief similar to those described above as to the Delaware merger lawsuits, and further assert that the National City directors agreed to sell National City in order to evade potential liability in pending derivative litigation.

A second separate shareholder derivative action, captioned In re National City Corporation Derivative Litigation, No. 08-CV-163, has been pending in the United States District Court for the Northern District of Ohio since January 2008. That action involves allegations similar to those in the Sheeler action described above, and also alleges that the National City board of directors violated Section 10(b) of the Securities Exchange Act and Rule 10b-5 by causing National City to buy back shares of National City common stock in early 2007 at prices that were allegedly “artificially inflated.” On November 5, 2008, the plaintiffs moved to amend their complaint to add merger-related class-action claims similar to those asserted in the Delaware merger lawsuits described above. The proposed amended complaint further asserts that the National City directors agreed to sell National City in order to evade potential liability in pending derivative litigation. The relief requested in the proposed merger-related class-action claims is similar to the relief sought in the Delaware merger lawsuits.

Upon consummation of the merger, plaintiffs who have asserted derivative claims on behalf of National City may lose standing to assert such claims on behalf of National City because they will no longer be stockholders of National City.

Interests of Certain National City Directors and Executive Officers in the Merger

National City’s executive officers and directors have interests in the merger that are in addition to, and may be different from, the interests of National City stockholders generally. For purposes of the National City agreements and plans described below, the completion of the transactions contemplated by the merger agreement will generally constitute a change in control.

National City Stock Awards.  Employees, including executive officers, of National City have received, from time to time, grants of stock options, shares of restricted stock, or RS, and restricted stock units, or RSUs, under National City’s applicable stock incentive plans. Under the terms of these plans, upon a change of control of National City, unvested stock options, RS and RSUs generally will vest and become exercisable upon a change of control (with performance-based RSUs vesting at target performance). Messrs. Raskind and Frate each have options, RS, RSUs and performance-based RSUs. Mr. Gorney has options, RS, and RSUs. The merger agreement provides for the conversion of National City stock options into stock options to purchase PNC common stock, as adjusted by the exchange ratio. Assuming a closing date of the merger of

December 31, 2008, National City’s 14 executive officers in the aggregate will hold 3,238,034 unvested National City stock options at a weighted average exercise price of $13.82 per National City share, which will vest upon completion of the merger. In addition, as of such date, such executive officers will hold 1,148,814 unvested RS and RSU awards (including performance-based RSU awards at target), which will vest upon completion of the merger. Non-employee directors of National City have received National City RS awards that will vest upon a change in control of National City. As of the date of this proxy statement, National City’s 11 non-employee directors held 59,000 unvested RS awards that will vest upon the completion of the merger.

National City Non-Elective Deferred Compensation Awards.  Certain employees, including executive officers, of National City have received, from time to time, awards of non-elective deferred compensation under the National City Corporation 2004 Deferred Compensation Plan. Under the terms of the award agreements, awards of non-elective deferred compensation, including awards made to Messrs. Raskind, Frate and Gorney, vest upon a change in control. As of the date of this proxy statement, National City’s 14 executive officers in the aggregate held approximately $9,365,000 in non-elective deferred compensation awards.

National City Incentive Awards.  National City’s executive officers participate in the National City Corporation Management Incentive Plan, or MIP, and Plan Cycle Awards under the Long Term Cash and Equity Incentive Plan, or LTIP. Within five days of the closing of a change in control each participant in the MIP will receive the greater of (i) the average of the participant’s MIP awards in the two years preceding the change in control, or (ii) the participant’s current year target award. In addition, each participant in the LTIP will receive the participant’s target LTIP award prorated based upon the number of months completed in each of the three-year plan cycles. As of the date of this proxy statement, National City’s executive officers, in aggregate, expected to receive approximately $5,951,250 in MIP awards (based on the average MIP awards granted in 2006 and 2007) and approximately $9,314,928 in LTIP awards.

National City Non-Qualified Retirement Plans.  Certain executives, including National City’s executive officers, participate in a Supplemental Executive Retirement Plan, or SERP, or a Supplemental Cash Balance Pension Plan, or SUPP. Mr. Raskind and Mr. Gorney participate in National City’s SERP and Mr. Frate participates in National City’s SUPP. Upon a change in control, executives become vested in their right to receive accrued benefits under the SERP and SUPP. In addition, the MIP awards discussed above are included in the calculation of the benefit and may affect the accrued balance in the SERP and SUPP. Mr. Raskind and Mr. Frate will benefit from the accelerated vesting and the inclusion of the final payment of MIP awards. Mr. Gorney is fully vested and his accrued benefit will not be affected by the final payment of MIP awards. As of the date of this proxy statement, National City’s executive officers in aggregate will become vested in approximately $4,337,931 in SUPP and SERP benefits, and will receive an aggregate increase in their present value of their benefit of approximately $439,258 related to the inclusion of the final payment of MIP awards in their benefit calculation.

National City Executive Officer Severance Agreements.  National City has entered into severance agreements with all of its executive officers, including Messrs. Raskind, Frate and Gorney. The severance agreements generally provide for certain severance benefits in the event of a termination of the executive’s employment by National City without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements) during the three-year period following a change in control. In addition, the severance agreements permit certain executive officers, including Messrs. Raskind, Frate and Gorney to voluntarily terminate employment for any reason in the 30 days following the first anniversary of the closing of a change in control transaction. In the event of a qualifying termination as described above, the executives would be entitled to (i) an amount, payable in a lump sum, equal to three times (two times in the case of the severance agreement for one executive officer) the executive’s annual base salary and the highest incentive award in the three years preceding the year of the change in control; (ii) an amount, payable in a lump sum, equal to 0.25 times the amount described in (i) above in lieu of continued welfare benefits; and (iii) a amount, payable in a lump sum, equal to 36 times (24 times for one executive officer) the executive’s monthly COBRA premium cost in effect on the executive’s date of termination. Assuming that the merger is completed on December 31, 2008 and all National City executive officers who have employment agreements experience a qualifying termination of employment immediately thereafter, the 14 executive officers as a group would be entitled to receive an aggregate cash amount of approximately $49.49 million (before application of any gross-up or cut back described in the paragraph below).

In addition, in the event that any of the executive officers is subject to the ‘golden parachute’ excise tax under Section 4999 of the Code, the executive officer generally will be paid an additional payment such that he will be placed in the same after tax position as if no excise tax had been imposed. For those executive officers receiving total change in control payments that are less than 110% of the threshold amount (as defined in Section 280G of the Code), a reduction of payments to such executive officer shall be made. The reduction will be the lesser of (i) the amount that would cause no such excise tax to be payable, or (ii) 20% of the lump sum payment values described in the preceding paragraph.

Pursuant to their equity and non-elective deferred compensation agreements, each of the executives is subject to ongoing confidentiality obligations and post-employment non-solicitation covenants.

Split Dollar Life Insurance.  National City is party to split dollar insurance agreements with seven of its 14 executive officers, including Mr. Gorney. Mr. Raskind and Mr. Frate do not participate in this program. Following a change in control, National City cannot terminate the arrangement and will be required to continue premium payments for the original term of the arrangement regardless of the participant’s employment status. Premiums paid under these agreements after 2002 or after the participant became an executive officer, if later, are not subject to recovery by National City upon termination of the split dollar agreement. Annual non-recoverable insurance premiums under these policies for the executive officers, in aggregate, are approximately $69,700. Total expected future premium payments, in aggregate, are projected to be approximately $727,800 for all of the executive officers.

PNC Board Position.  When the merger is completed, one current member of National City’s board of directors will be appointed to PNC’s board of directors. The member of National City’s board of directors who is added to PNC’s board of directors will receive customary fees from PNC for being a director in accordance with PNC’s current director compensation policy. As of the date of this proxy statement, PNC and National City have not identified the member of National City’s board of directors who will be appointed to PNC’s board of directors.

Indemnification and Insurance.  The merger agreement provides that, upon completion of the merger, PNC will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of National City against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger and will advance any expenses as incurred to the fullest extent permitted by law.

The merger agreement also provides that for a period of six years after the merger is completed, PNC will provide director’s and officer’s liability insurance for the present and former officers and directors of National City with respect to claims arising from facts or events occurring before the merger is completed. This director’s and officer’s liability insurance will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as National City’s existing coverage.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, attached to this document as Appendix A and is incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the National City board of directors and the PNC board of directors has adopted the merger agreement, which provides for the merger of National City with and into PNC. PNC will be the surviving corporation in the merger. Each share of National City common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of National City common stock held by National City and PNC, will be converted into the right to receive 0.0392 of a share of PNC common stock. If the number of shares of common stock of PNC changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of PNC common stock into which each share of National City common stock will be converted.

PNC will not issue any fractional shares of PNC common stock in the merger. Instead, a National City stockholder who otherwise would have received a fraction of a share of PNC common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of PNC common stock to which the holder would otherwise be entitled by the average of the closing sale prices of PNC common stock on the NYSE for the five trading days immediately prior to the date on which the merger is completed.

PNC’s amended and restated articles of incorporation and bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws, respectively, of the surviving corporation after completion of the merger until thereafter amended in accordance with their respective terms and applicable law. The merger agreement provides that, subject to National City’s consent (not to be unreasonably withheld or delayed), PNC may change the structure of the merger provided that no such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences of the merger to shareholders or the tax treatment of either party, or impede or materially delay completion of the merger.

Treatment of National City Stock Options, Restricted Shares, Deferred Shares and Other Equity-Based Awards

Subject to applicable law, at the time of the merger, each option to purchase National City common stock that is then outstanding and unexercised will vest and be converted automatically into an option to buy PNC common stock, and PNC will assume each option to purchase National City common stock subject to its terms except:

•	the number of PNC shares purchasable upon exercise of each National City option will equal the number of National City shares subject to the National City option multiplied by the exchange ratio, rounded down to the nearest whole share; and

•	the per share exercise price of the converted PNC option will equal the per share exercise price of the National City option divided by the exchange ratio, rounded up to the nearest cent.

At the time of the merger, each outstanding restricted share of National City common stock will vest and become free of restrictions and be converted into the right to receive the merger consideration and each outstanding deferred share of National City common stock will vest and be converted into the right to receive the merger consideration.

At the time of the merger, other stock-based awards of National City will be converted into a similar award of PNC with respect to PNC common stock generally on the same terms that applied to the National City award except the number of shares of PNC common stock subject to the new PNC award will equal the number of shares of National City common stock subject to the award multiplied by the exchange ratio, rounded up to the nearest whole share.

Treatment of National City Preferred Stock and Warrants

Upon completion of the merger, each share of National City preferred stock issued and outstanding immediately prior to completion of the merger will be automatically converted into a share of PNC preferred stock having terms substantially identical to the terms of the relevant series of National City preferred stock. We sometimes refer to the new PNC preferred stock to be issued or reserved for in the merger as the “New PNC Preferred Stock.”

Each outstanding share of National City 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series F, is represented by depositary shares that are listed on the NYSE. Each depositary share represents a 1/4000th interest in a share of National City Series F Preferred Stock. Upon completion of the merger, PNC will assume the obligations of National City under the Deposit Agreement, dated as of January 30, 2008, between National City, Wilmington Trust Company as depositary, National City Bank as transfer agent and register and the holders from time to time of depositary shares. PNC will instruct Wilmington Trust Company as depositary under the deposit agreement referred to as the Series F Deposit Agreement, to treat the shares of New PNC Preferred Stock received by it in exchange for shares of National City Series F Preferred Stock as newly deposited securities under the Series F Deposit Agreement. In accordance with the terms of the Series F Deposit Agreement, the National City depositary shares will thereafter represent shares of PNC Preferred Stock. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and traded under a new symbol.

Holders of shares of National City preferred stock and holders of depositary shares representing National City preferred stock are not entitled to vote on the adoption of the merger agreement or otherwise at the special meeting.

Certain investors that acquired shares of National City common stock and warrants to purchase shares of National City common stock in a private placement in April 2008 will receive additional shares of National City common stock and cash payments in connection with the completion of the merger. Assuming the trading price per share of National City common stock on the trading day immediately prior to the completion of the merger is equal to or greater than $2.07, the closing price of National City common stock on October 24, 2008, these investors will be issued an aggregate of approximately 328 million additional shares of National City common stock immediately prior to the completion of the merger under the terms of their investment agreements, and will receive in exchange for their warrants an aggregate cash payment of approximately $384 million, in each case contingent upon the completion of the merger. If the trading price per share of National City common stock on the trading day immediately prior to the completion of the merger is less than $2.07, these investors will receive additional shares of National City common stock under the terms of their investment agreements. Holders of National City warrants, as such, are not entitled to vote on the adoption of the merger agreement or otherwise at the special meeting. These investors will receive 0.0392 of a share of PNC common stock for each share of National City common stock held at the time of completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is approved and adopted by the requisite vote of National City stockholders and the issuance of PNC common stock in connection with the merger is approved by the requisite vote of PNC shareholders;

•	National City and PNC obtain required regulatory approvals from the Federal Reserve, under the HSR Act and any other required regulatory approvals the failure of which to obtain would reasonably be expected to have a material adverse effect on either National City or PNC; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective as of the time specified in the articles of merger filed with the Department of State of the Commonwealth of Pennsylvania. National City is also required to file a certificate of merger with the Secretary of State of the State of Delaware. In the merger agreement, the parties have agreed to cause the completion of the merger to occur no later than the third business day following the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions specified in the merger agreement, or on another mutually agreed date. The parties may agree to a different time for completion of the merger and specify that time in the certificate of merger and articles of merger in accordance with Delaware and Pennsylvania law. The parties agree, subject to satisfaction of the closing conditions, that the transaction will close on December 31, 2008.

Conversion of Shares; Exchange of Certificates

The conversion of National City common stock into the right to receive merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates or direct registration statements representing or evidencing shares of National City common stock for the merger consideration to be received pursuant to the terms of the merger agreement. Computershare will be the exchange agent.

Letter of Transmittal.  As soon as reasonably practicable after the completion of the merger, the exchange agent will mail a letter of transmittal to each record holder of National City common stock certificates at the effective time of the merger. This mailing will contain instructions on how to surrender National City common stock certificates in exchange for direct registration shares of book-entry ownership of PNC common stock and a check in the amount of cash to be paid instead of fractional shares. When you deliver your National City stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your National City stock certificates will be cancelled and you will receive a direct registration statement indicating book-entry ownership of PNC common stock representing the number of full shares of PNC common stock to which you are entitled under the merger agreement. You also will receive a cash payment for any fractional shares of PNC common stock that would have been otherwise issuable to you as a result of the merger.

Holders of National City common stock should not submit their National City stock certificates for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent.

If a certificate for National City common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and will require the posting of a bond indemnifying PNC and the exchange agent for any claim that may be made against PNC as a result of the lost, stolen or destroyed certificates. After completion of the merger, there will be no further transfers on the stock transfer books of National City, except as required to settle trades executed prior to the completion of the merger.

Withholding.  The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any National City stockholder the amounts the exchange agent is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions.  Until National City common stock certificates are surrendered for exchange, any dividends or other distributions having a record date after the effective time of the merger with respect to the whole shares of PNC common stock into which shares of National City common stock may have been converted will accrue but will not be paid. PNC will pay to former National City stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their National City stock certificates. For example, if the merger is completed before a January record date for a dividend declared on PNC common stock, National City’s stockholders would be entitled to receive this dividend on shares of PNC common stock they receive in respect of their shares of National City common stock and hold on the dividend record date, but would only receive this amount after they have surrendered their National City stock certificates in accordance with the exchange instructions they will receive.

Prior to the effective time of the merger, National City and its subsidiaries may not, except with PNC’s prior written consent (not to be unreasonably withheld or delayed), declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	dividends paid by any wholly owned subsidiaries of National City to National City or to any of National City’s other wholly owned subsidiaries;

•	regular quarterly dividends on National City’s common stock at a rate no greater than the rate paid by National City during the quarter ended September 30, 2008;

•	required dividends on National City’s or its subsidiaries’ preferred stock; or

•	required dividends on the common stock of any subsidiary that is a real estate investment trust.

Representations and Warranties

The merger agreement contains representations and warranties of National City and PNC relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of PNC and National City has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and, in the case of National City, the stock option agreement and the absence of conflicts with, violations of, or breach under organizational documents, applicable law or other obligations as a result of the merger or entry into the merger agreement or, in the case of National City, the stock option agreement;

•	required governmental and other regulatory filings and consents;

•	the timely filing of reports with governmental entities;

•	financial statements, internal controls and accountants;

•	brokers’ fees payable in connection with the merger;

•	the absence of certain changes or events;

•	compliance with applicable laws;

•	ability to obtain timely regulatory approvals; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, National City has made other representations and warranties about itself to PNC as to:

•	absence of undisclosed liabilities;

•	employee benefit matters;

•	the inapplicability of state takeover laws; and

•	the receipt of an opinion from its financial advisor.

Certain representations and warranties of PNC and National City are qualified by the occurrence of, or reasonable expectation of, a material adverse effect on either (1) the financial condition, results of operations or business of a party and its subsidiaries taken as a whole, or (2) the ability of a party to timely consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or would reasonably be expected to occur with respect to the financial condition, results of operations or business of a party, the parties will disregard any effects arising out of, relating to or resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements (except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate), (2) changes in laws, rules or regulations of general applicability to companies in the industries in which a party and its subsidiaries operate (except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate), (3) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its subsidiaries operate (except to the extent that the effects of such change are disproportionately adverse to such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate), (4) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of National City’s customers and including changes to any previously correctly applied asset marks resulting therefrom, (5) failure to meet earnings projections, but not including any underlying causes thereof, (6) the impact of the merger on relationships with customers or employees, (7) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, (8) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (9) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement.

The representations and warranties described above and included in the merger agreement were made by each of PNC and National City to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by PNC and National City in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between PNC and National City rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding National City, PNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page [     ].

Covenants and Agreements

Each of National City and PNC has undertaken covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of PNC and National City agreed to (1) conduct its business in the ordinary course consistent with past practice in all material respects, (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of National City or PNC to obtain any necessary regulatory approvals, perform its covenants or complete the merger. National City also agrees that, with certain exceptions and except with PNC’s prior written consent (not to be unreasonably withheld or delayed), National City will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	with limited exceptions, either (1) issue or sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (2) permit any additional shares of its stock to become subject to new grants;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries, its regular quarterly dividend at the rate based on the preceding quarter, required preferred stock dividends or required dividends for real estate investment trust subsidiaries);

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

•	amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (1) any contract or other binding obligation that is material to National City and its subsidiaries, taken as a whole (2) any material restriction on the ability of National City or its subsidiaries to conduct its business as it is presently being conducted or (3) any contract or other binding obligation relating to National City common stock or rights associated with National City common stock or any other outstanding capital stock or any outstanding debt instrument;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business and as would not be, together with other such transactions, material to National City and its subsidiaries taken as a whole;

•	with limited exceptions, acquire all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and as would not be, together with other such transactions, material to National City and its subsidiaries taken as a whole and does not present a material risk that the completion of the merger will be materially delayed or that the required regulatory approvals will be more difficult to obtain;

•	amend its certificate of incorporation or bylaws or similar governing documents of any significant subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable regulatory accounting requirements;

•	except as required under applicable law or (other than with respect to 5 below) the terms of any National City benefit plan, (1) increase the compensation or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers; (2) pay any current or former directors, officers, employees, consultants, independent contractors or other service providers any amounts not required by existing plans or agreements or increase any amounts payable to such persons; (3) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any current or former directors, officers, employees, consultants, independent contractors or other service providers (or newly hired employees); (4) accelerate the vesting or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any of National City’s employee benefit plans; (5) cause the funding of any rabbi trust or similar arrangement or take any action to fund or secure the payment of compensation or benefits under any National City benefit plan; or (6) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any National City benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by applicable law or generally accepted accounting principles;

•	take, or omit to take, any action that (1) would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (2) is reasonably likely to result in any of the conditions to the completion of the merger not being satisfied, except as may be required by applicable law, regulation or policies imposed by any governmental entity;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the foregoing.

PNC agrees that, except with National City’s prior written consent (not to be unreasonably withheld or delayed), PNC will not, among other things, undertake the following extraordinary actions:

•	amend any governing documents of PNC or its significant subsidiaries in a manner that would adversely affect National City;

•	take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	without limiting PNC’s ability to exercise its rights under the stock option agreement, take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger failing to be satisfied, except as may be required by applicable law, regulation or policies imposed by any governmental entity; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the foregoing.

The merger agreement also contains covenants relating to the preparation of this document and the holding of the special meetings of National City and PNC shareholders, access to information of the other company, authorization of listing of shares of PNC common stock on the NYSE and public announcements with respect to the transactions contemplated by the merger agreement.

Reasonable Best Efforts of National City and PNC to Obtain the Required Shareholder Votes

National City and PNC have each agreed to take all action necessary to convene meetings of National City stockholders and PNC shareholders as promptly as possible, in the case of National City, to consider and vote upon approval and adoption of the merger agreement and, in the case of PNC, to approve the proposed issuance of PNC common stock in connection with the merger.

National City’s board of directors will use its reasonable best efforts to obtain from National City stockholders the requisite stockholder approval and adoption of the merger agreement, including by recommending that National City stockholders approve and adopt the merger agreement. However, if the National City board of directors, after consultation with and based on the advice of counsel, determines in good faith that, because of special circumstances, including the receipt of a Superior Proposal as described below, it would be reasonably likely to result in a violation of its fiduciary duties under applicable law by continuing to recommend the merger agreement, then it may submit the merger agreement to National City stockholders without recommendation, in which event National City’s board of directors may communicate the basis for its lack of a recommendation to the stockholders in this joint proxy statement to the extent required by law. However, the National City board of directors may only withdraw their recommendation after giving PNC at least two business days to respond to any competing business combination proposal or other circumstances and then taking into account any amendment or modification to the merger agreement proposed by PNC.

PNC’s board of directors will use its reasonable best efforts to obtain from its shareholders a vote approving the issuance of PNC common stock. However, if the PNC board of directors, after consultation with and based on the advice of counsel, determines in good faith that, because of special circumstances, it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance proposal, then the PNC board of directors may submit the issuance proposal to PNC’s shareholders without recommendation, in which event PNC’s board of directors may communicate the basis for its lack of a recommendation to the shareholders in this joint proxy statement to the extent required by law.

If either National City or PNC fail to obtain the required vote of its stockholders or shareholders, as applicable, for the consummation of the merger, then, unless the merger agreement has been terminated pursuant to its terms, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the merger (it being understood that neither party shall have any obligation to alter or change the amount or kind of the merger consideration) and to resubmit the transaction to such party’s stockholders or shareholders, as applicable, for approval.

Agreement Not to Solicit Other Offers

National City also has agreed that it will not, and will cause its subsidiaries and their officers, directors, agents, advisors and affiliates not to:

•	initiate, solicit, encourage or knowingly facilitate inquiries or proposals for any Acquisition Proposal (as defined below); or

•	engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal.

However, National City, its subsidiaries and their officers, directors, agents, advisors and affiliates may furnish nonpublic information and participate in negotiations or discussions with respect to an unsolicited Acquisition Proposal that the National City board of directors concludes in good faith is reasonably likely to constitute or result in a Superior Proposal (as defined below) if (1) National City has first entered into a confidentiality agreement with the party proposing the Acquisition Proposal on terms no less favorable to National City than National City’s confidentiality agreement with PNC, (2) National City provides to PNC any nonpublic information disclosed with respect to the Acquisition Proposal and not previously provided to PNC and (3) the National City board of directors concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

National City has agreed:

•	to immediately cease or cause to be terminated any existing activities, discussions or negotiations with respect to any Acquisition Proposal, and, subject to applicable law, to use reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal;

•	to notify PNC promptly (and in any event within two business days) after it receives any Alternative Proposal; and

•	to keep PNC apprised, on a current basis, of any related developments, discussions and negotiations with respect to such an Acquisition Proposal.

As used in the merger agreement, Acquisition Proposal means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving National City or any of its significant subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, National City or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

As used in the merger agreement, Superior Proposal means a written tender or exchange offer, proposal for a merger, consolidation or other business combination involving National City or any of its significant subsidiaries or any proposal or offer to acquire in any manner a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, National City or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement if the National City board of directors concludes in good faith that it is more favorable from a financial point of view to National City stockholders than the merger, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of such transaction on its terms and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Employee Matters

Following completion of the merger, PNC has agreed to maintain employee benefit plans and compensation opportunities for employees of National City and its subsidiaries (who are employed on the closing date of the merger) that are substantially comparable, in the aggregate, to those made available to similarly situated employees of PNC and its subsidiaries. This obligation will also be satisfied if PNC provides continued coverage to these employees under National City’s and its subsidiaries’ existing plans and compensation programs. In addition, PNC has agreed, to the extent any National City employee becomes eligible to participate in PNC benefit plans following the merger:

•	to recognize each employee’s service with National City prior to the completion of the merger for purposes of eligibility, participation, vesting, and except under any defined benefit pension plan, benefit accruals, in each case under the PNC plans to the same extent such service was recognized under comparable National City plans prior to completion of the merger; except that such service will not be recognized (1) if it results in duplicate benefits for the same period of service and (2) for purposes of any plan under which similarly situated PNC employees do not receive credit for prior services.

•	to use reasonable best efforts to waive any exclusion for pre-existing conditions or eligibility waiting periods under any PNC health, dental, vision or other welfare plans, to the extent such limitation would have been waived or satisfied under a corresponding National City plan in which such employee participated immediately prior to completion of the merger, and to recognize any health, dental or vision expenses incurred in the year in which the merger closes (or, if later, the year in which such employee is first eligible to participate) for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of PNC.

PNC has agreed to honor all obligations to current and former employees of National City and its subsidiaries under National City benefit plans, including all employment or severance agreements entered into by National City or its subsidiaries or adopted by the National City board of directors. PNC will use its reasonable best efforts such that, from and after the completion of the merger, all payments, awards, distributions and benefits under National City benefit plans may be made without any requirement of consent or prior approval from or by any applicable bank regulatory authority. In the event a consent or approval is required, PNC will use its reasonable best efforts to obtain such consent/approval as promptly as possible. PNC has the right to amend or terminate National City benefit plans to the extent permitted under the terms of such plans, and has no obligation to continue the employment of any National City employee for any period following the merger.

Indemnification and Insurance

The merger agreement provides that after the merger is completed, PNC will, to the fullest extent permitted under applicable law, indemnify and hold harmless, and provide advancement of expenses to (to the fullest extent permitted under applicable law provided the person provides an undertaking to repay the expenses if the person is ultimately not entitled to indemnification), each present and former director, officer and employee of National City and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the completion of the merger, including the transactions contemplated by the merger agreement and the stock option agreement.

The merger agreement requires PNC to provide, for six years after the merger is completed, director’s and officer’s liability insurance for the benefit of present and former officers and directors of National City or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before completion of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such directors and officers as that coverage currently provided by National City. Prior to the completion of the merger and in lieu of the foregoing, National City may purchase and pay for a tail policy for director’s and officer’s liability insurance on the terms described in the prior sentence.

Conditions to the Merger

PNC’s and National City’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•	approval and adoption of the merger agreement by National City’s stockholders and the approval of the issuance of PNC common stock in connection with the merger by PNC’s shareholders;

•	approval of the listing on the NYSE of PNC capital stock to be issued in exchange for capital stock of National City that is currently listed on the NYSE, subject to official notice of issuance;

•	effectiveness of the registration statement of which this document is a part with respect to the PNC capital stock to be issued in the merger under the Securities Act, and the absence of any stop order suspending such effectiveness or proceedings initiated or threatened by the SEC for that purpose;

•	absence of any order, injunction or decree by any court or agency of competent jurisdiction or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement;

•	with respect to PNC’s obligation to complete the merger, the representations and warranties of National City in the merger agreement regarding (1) capitalization being true and correct except to a de minimis extent, (2) capital stock and equity award issuances, share repurchases, certain actions with respect to employee arrangements, authority to enter into the merger agreement and stock option agreement, no conflict with its certificate or bylaws, and brokers’ fees being true and accurate in all material respects, and (3) absence of changes will be true and correct in all respects;

•	except as set forth in the prior bullet, the representations and warranties of the other party in the merger agreement (disregarding any materiality qualifications contained in such representations or warranties) being true and correct except that no representation or warranty of a party will be deemed untrue or incorrect as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of such party has had or would reasonably be expected to result in a material adverse effect on such party;

•	performance of the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

•	the receipt by each party of certificates from the other to the effect that such party has complied with its representations and warranties and obligations as qualified by the preceding three bullets;

•	all regulatory approvals from the Federal Reserve, under the HSR Act and any other required regulatory approvals, the failure of which to obtain would reasonably be expected to have a material adverse effect on PNC or National City, in each case required to complete the transactions contemplated by the merger agreement, including the merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

•	the receipt by each party of a legal opinion to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a court or other governmental entity (and the denial or prohibition is final and nonappealable);

•	if the merger has not been completed by October 24, 2009, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of conditions to the terminating party’s obligation to close described above, unless the breach is capable of being, and is, cured within 60 days of notice of the breach (provided that the terminating party is not then in material breach of the merger agreement); or

•	if the other party has failed to obtain the requisite vote of its shareholders required for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, and the terminating party’s board of directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligation to use its reasonable best efforts to negotiate a restructuring of the merger and to resubmit the transaction to its shareholders for approval.

In addition, PNC may terminate the merger agreement if National City’s board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation, or (2) recommends to its stockholders certain business combination proposals other than the merger PNC as contemplated by the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of PNC or National City, except that (1) both PNC and National City will remain liable for any knowing breach of the merger agreement and (2) the stock option agreement and designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and publicity restrictions. Please see the section entitled “Stock Option Agreement” starting on page [  ] for a description of the stock option agreement.

Expenses and Fees

In general, each of PNC and National City will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by National City and PNC and the costs of any filing under the HSR Act will be borne by PNC.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors or by written agreement. However, after any approval of the proposal to approve and adopt the merger agreement by National City’s stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement that requires further approval of such stockholders under applicable law.

At any time prior to completion of the merger, each of PNC and National City, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Voting Agreement

In connection with the execution of the merger agreement, and as a condition to PNC’s willingness to enter into the merger agreement, affiliates of Corsair entered into a voting agreement with PNC. Under the voting agreement, such affiliates of Corsair have agreed, with respect to 40,000,000 shares of National City common stock held by an investment vehicle managed by an affiliate of Corsair (together with any shares of National City common stock subsequently acquired by such affiliates of Corsair), that at any meeting of National City stockholders called with respect to any of the following (or at which any of the following is otherwise addressed), and at every adjournment or postponement, and on every action or approval by written consent of National City stockholders with respect to any of the following, such affiliates of Corsair shall vote or cause to be voted such shares as follows:

•	in favor of the adoption of the merger agreement;

•	against any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the transactions contemplated by the merger agreement; and

•	against any of the following actions (other than the transactions contemplated by the merger agreement): (1) any agreement, transaction or proposal that relates to an Acquisition Proposal (as defined above under “— Agreement Not to Solicit Other Offers”), or (2) any reorganization, recapitalization, dissolution or liquidation of National City or any of its subsidiaries.

The Corsair affiliates have agreed not to enter into any other voting arrangement, directly or indirectly, with respect to the shares they have committed to vote as described above. The Corsair affiliates have also agreed not to, and to cause their agents and representatives not to, solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal.

The Corsair affiliates’ obligations are subject to there not having been any change, by amendment or waiver or otherwise, by PNC or National City to the material terms of the merger agreement in a manner materially adverse to the Corsair affiliates without Corsair’s prior written consent. Each of the following changes, by amendment or waiver (as applicable), in the following terms and conditions of the merger agreement will be deemed to be a change to the material terms of the merger agreement in a manner materially adverse to the Corsair affiliates:

•	a change in the time period following which either PNC or National City can terminate the merger agreement if the merger is not completed (i.e. the “first anniversary” of the date of the merger agreement);

•	a change which decreases the merger consideration;

•	a change to the form of merger consideration; and

•	an imposition of any condition to the merger in addition to those set forth in the merger agreement.

The voting agreement will terminate upon the earlier of (1) completion of the merger and (2) termination of the merger agreement in accordance with its terms.

STOCK OPTION AGREEMENT

The following description, which sets forth the material provisions of the stock option agreement under which National City has granted an option to PNC to purchase shares of National City common stock in specified circumstances is subject to the full text of, and qualified in its entirety by reference to, the stock option agreement, which is attached to this document as Appendix B, and which is incorporated by reference into this document. We urge you to read the stock option agreement carefully and in its entirety, as it is the legal document governing the stock option.

The Stock Option

When PNC and National City entered into the merger agreement, the companies also entered into a stock option agreement pursuant to which National City granted to PNC the option to purchase up to 405,163,602 shares of National City common stock at an exercise price per share equal to $2.75. However, the number of shares issuable upon exercise of the option cannot exceed 19.9% of National City common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreement, the number of the relevant shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of relevant shares of common stock then issued and outstanding without giving effect to any shares issued under the option.

Purpose of the Stock Option Agreement

The stock option agreement may have the effect of making an acquisition or other business combination of National City by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreement or because of any cash payments required to be made under the stock option agreement. The stock option agreement may, therefore, discourage third parties from proposing an alternative transaction to the merger, including one that might be more favorable, from a financial point of view, to National City stockholders than the merger.

To our knowledge, no event giving rise to the right to exercise the stock option has occurred as of the date of this document.

Exercise; Expiration

PNC may exercise the option in whole or in part if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event, as these terms are described below. The purchase of any shares of National City common stock under the option is subject to compliance with applicable law, which may require regulatory approval.

The term “Initial Triggering Event” generally means the following:

•	National City or any of its subsidiaries, without PNC’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party or National City’s board of directors recommends that its stockholders approve or accept any Acquisition Transaction involving National City or any of its subsidiaries with any person other than PNC;

•	National City or any of its subsidiaries, without PNC’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than PNC or its subsidiaries, or National City’s board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse to PNC, its recommendation that its shareholders approve the transactions contemplated by the merger agreement;

•	any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of National City’s common stock;

•	any person, other than PNC, publicly makes a bona fide proposal to National City or National City’s stockholders to engage in an Acquisition Transaction;

•	after the receipt by National City or its stockholders of any bona fide inquiry or proposal from a third party (other than PNC) to National City or any of its subsidiaries to engage in an Acquisition Transaction, National City breaches any covenant or obligation contained in the merger agreement, the breach entitles PNC to terminate the merger agreement and the breach has not been cured prior to the date of written notice of PNC’s intention to exercise the option; or

•	any third person, without the written consent of PNC, files an application or notice with any federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

As used in the stock option agreement, the term “Acquisition Transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving National City or any of its significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of National City or of any of its significant subsidiaries;

•	a purchase or other acquisition of securities representing 10% or more of the voting power of National City; or

•	any substantially similar transaction, except that any substantially similar transaction involving only National City and one or more of its subsidiaries or involving only any two or more of these subsidiaries will not be deemed to be an Acquisition Transaction, provided that it is not entered into in violation of the merger agreement.

The stock option agreement generally defines the term “Subsequent Triggering Event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 20% or more of the outstanding shares of National City’s common stock; or

•	National City or any of its subsidiaries (without PNC’s prior written consent) enters into an agreement to engage in an Acquisition Transaction with a third party or its board of directors recommends that its stockholders approve or accept any Acquisition Transaction or proposed Acquisition Transaction other than the merger agreement. For this purpose, the percentage referred to in the definition of Acquisition Transaction is 20% instead of 10%.

The stock option agreement defines the term “Exercise Termination Event” to mean any of the following:

•	completion of the merger;

•	termination of the merger agreement in accordance with its terms before an Initial Triggering Event, other than a termination of the merger agreement by PNC based on a breach by National City of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-intentional) or a termination based on the National City board of directors (1) submitting the merger agreement to its stockholders without a recommendation for approval, (2) otherwise withdrawing or materially and adversely modifying (or disclosing its intention to withdraw or materially and adversely modify) its recommendation of the merger, or (3) recommending an acquisition proposal other than the merger; or

•	the passage of 12 months after termination of the merger agreement, if the termination follows the occurrence of an Initial Triggering Event or is a termination of the merger agreement by PNC based on a breach by National City of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-intentional) or based on the National City board of directors (1) submitting the merger agreement to its stockholders without a recommendation for approval, (2) otherwise withdrawing or materially and adversely modifying (or disclosing its intention to withdraw or materially and adversely modify) its recommendation of the merger, or (3) recommending an acquisition proposal other than the merger.

If the option becomes exercisable, PNC may exercise it, in whole or in part, within 180 days following the Subsequent Triggering Event. PNC’s right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act and during the pendency of any temporary restraining order, injunction or other legal bar to the exercise of such rights. The option is exercisable for shares of National City common stock.

Rights under the Stock Option Agreement

Immediately after a Repurchase Event (as defined below), and prior to an Exercise Termination Event subject to extension as described above, following a request of PNC, National City may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreement, exceeds the option price. At the request of PNC from time to time, National City may be required to repurchase such number of the option shares from PNC as designated by PNC at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The term “Repurchase Event” is defined to mean the completion of:

•	a merger, consolidation, reorganization or other transaction involving National City if, following that transaction, the holders of National City common stock prior to the transaction cease to own at least 50% of the total voting power of the entity surviving or resulting from such transaction

•	any sale of more than 50% of the consolidated assets of National City and its subsidiaries, taken as a whole, or

•	any issuance or sale of, or tender or exchange offer for, voting securities of National City resulting in the ownership by any entity of more than 50% of the total voting power of National City (unless the stockholders of National City immediately prior to such transaction would own in the aggregate more than 50% of the acquiring entity).

The stock option agreement also provides that PNC may, at any time during which National City would be required to repurchase the option or any option shares upon proper request or notice, subject to extension as described above, surrender the option and any shares issued under the option held by PNC to National City for a cash payment equal to $168,000,000, adjusted for the aggregate purchase price previously paid by PNC with respect to any option shares and gains on sales of stock purchased under the option. However, PNC may not exercise its surrender right if National City repurchases the option, or a portion of the option, in accordance with National City’s repurchase obligations described above.

If, prior to an Exercise Termination Event, National City enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than PNC or one of PNC’s subsidiaries, the option will be converted into, or be exchanged for, a substitute option, at PNC’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with National City;

•	National City in a merger in which it is the continuing or surviving person;

•	the transferee of all or substantially all of the assets of National City; or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer). However, if, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to PNC. Also, the number of shares exercisable under the substitute option is capped at 19.9% of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay PNC the difference between the value of a capped and non-capped option.

The stock option agreement provides that the total profit realized by PNC as a result of the stock option agreement may in no event exceed $224,000,000.

DESCRIPTION OF NEW PNC PREFERRED STOCK

The following summary of the terms and provisions of the New PNC Preferred Stock is not complete and is qualified in its entirety by reference to the pertinent sections of the certificates of designation of each series of New PNC Preferred Stock.

Upon completion of the merger, National City’s 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series F, will be converted into PNC 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L, referred to as the PNC Preferred Stock Series L, and National City’s Non-Cumulative Perpetual Preferred Stock, Series E will be converted into PNC Non-Cumulative Perpetual Preferred Stock, Series M, referred to as the PNC Preferred Stock Series M.

PNC 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L

Declaration of Dividends, etc.  Holders of shares of PNC Preferred Stock Series L will be entitled to receive non-cumulative cash dividends, only when, as and if declared by PNC’s board of directors (or a duly authorized committee of the board) from funds legally available, payable at the applicable dividend rate applied to the liquidation preference per share of PNC Preferred Stock Series L, calculated on each share from the original issue date as described under “— Dividend Rate” below.

Dividend Rate.  Any dividends on shares of PNC Preferred Stock Series L will be calculated as follows: (a) prior to February 1, 2013, at a rate per annum equal to 9.875%, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal three-month LIBOR (as defined in the certificate of designation) for the related dividend period plus 6.330%. Any dividends will be calculated prior to February 1, 2013 based on a 360-day year consisting of 12 30-day months and thereafter based on the actual number of days in the dividend period using a 360-day year.

Dividend Payment Date.  The dividend payment dates for the PNC Preferred Stock Series L are February 1, May 1, August 1 and November 1 of each year. If a dividend payment date prior to February 1, 2013 is not a business day, the applicable dividend shall be paid on the next business day, without adjustment to the dividend payable for the relevant dividend period. If any day on or after February 1, 2013 that would otherwise be a dividend payment date is not a business day, then the next business day will be the applicable dividend payment date.

PNC may pay a partial dividend or skip a dividend payment on the PNC Preferred Stock Series L at any time. During any dividend period, so long as any shares of PNC Preferred Stock Series L remain outstanding, unless (a) the full dividends for the then-current dividend period on all outstanding shares of PNC Preferred Stock Series L have been paid, or declared and funds set aside therefor, and (b) PNC is not in default on its obligations to redeem any shares of the PNC Preferred Stock Series L that have been called for redemption, no dividend whatsoever shall be declared on any junior stock, other than a dividend payable solely in junior stock. PNC and its subsidiaries also may not purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), nor will PNC pay to or make available any monies for a sinking fund for the redemption of, any junior stock unless PNC has paid full dividends on the PNC Preferred Stock Series L for the most recently-completed dividend period.

The right of holders of the PNC Preferred Stock Series L to receive dividends is non-cumulative. If PNC’s board of directors does not declare a dividend on the PNC Preferred Stock Series L or declares less than a full dividend in respect of any dividend period, the holders of the PNC Preferred Stock Series L will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and PNC will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the PNC Preferred Stock Series L or any other class or series of its authorized preferred stock.

Ranking.  With respect to the payment of dividends and the amounts to be paid upon liquidation, the PNC Preferred Stock Series L will rank:

•	senior to PNC’s common stock and all other equity securities designated as ranking junior to the PNC Preferred Stock Series L; and

•	at least equally with all other equity securities designated as ranking on a parity with the PNC Preferred Stock Series L with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of PNC.

Redemption.  The PNC Preferred Stock Series L is not redeemable prior to February 1, 2013. On that date or on any date after that date, the PNC Preferred Stock Series L is redeemable solely at PNC’s option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends without regard to any undeclared dividends. The PNC Preferred Stock Series L will not be subject to any sinking fund or other obligation of PNC to redeem, repurchase or retire the PNC Preferred Stock Series L.

Liquidation.  Upon PNC’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the PNC Preferred Stock Series L are entitled to receive out of PNC’s assets that are available for distribution to shareholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the PNC Preferred Stock Series L, a liquidation distribution in the amount of $100,000 per share, plus any declared and unpaid dividends, including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current dividend period to the date of liquidation, without regard for any undeclared dividends. Distributions will be made pro rata as to the PNC Preferred Stock Series L and any other equity securities designated as ranking on a parity with the PNC Preferred Stock Series L with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of PNC and only to the extent of PNC’s assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights.  Holders of the PNC Preferred Stock Series L will have no voting rights, except as provided below or as otherwise provided by applicable law.

If and when dividends payable on the PNC Preferred Stock Series L or on any other class or series of stock of PNC, whether bearing dividends on a non-cumulative or cumulative basis but otherwise ranking on a parity with the PNC Preferred Stock Series L as to payment of dividends and that have comparable voting rights, referred to as “Voting Parity Stock”, shall have not been declared and paid (i) in the case of the PNC Preferred Stock Series L and Voting Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting PNC’s board of directors will be increased by two and the holders of shares of PNC Preferred Stock Series L, together with the holders of all other affected classes and series of Voting Parity Stock, voting as a single class, shall be entitled to elect the two additional directors at any annual or special meeting of shareholders called for the purpose of electing directors or any special meeting of holders of shares of PNC Preferred Stock Series L and holders of Voting Parity Stock. In the case of the PNC Preferred Stock Series L and any other affected class or series of preferred stock that bears dividends on a non-cumulative basis, these voting rights shall continue until full dividends have been paid for at least one year. In the case of any class or series of preferred stock that bears dividends on a cumulative basis, these voting rights shall continue until cumulative dividends have been paid in full.

Unless PNC amends its articles of incorporation to require different classes and series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with PNC Preferred Stock Series L as a single class, so long as any shares of PNC Preferred Stock Series L have been issued and are outstanding, PNC will not issue any Voting Parity Stock with a liquidation preference less than $100,000 per share.

So long as any shares of PNC Preferred Stock Series L are outstanding, in addition to any other vote or consent of shareholders required by law or by PNC’s amended and restated articles of incorporation:

•	Creation of Senior Stock. The vote or consent of the holders of at least two-thirds of the outstanding shares of PNC Preferred Stock Series L and any other class or series of preferred stock ranking on a parity with, or junior to, the PNC Preferred Stock Series L with respect to payment of dividends and distribution of assets on PNC’s liquidation at the time outstanding (other than any class or series of preferred stock with a liquidation preference that is less than $100,000 per share, unless the PNC amended and restated articles of incorporation requires such class or series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with the PNC Preferred Stock Series L as a single class), voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any amendment of PNC’s amended and restated articles of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the PNC Preferred Stock Series L with respect to the payment of dividends or the distribution of assets on PNC’s liquidation; in addition, if any series of outstanding preferred stock is more adversely affected by such amendment than the other series, the amendment must also be approved by the two-thirds vote of such series;

•	Amendment of Articles of Incorporation. The vote or consent of the holders of at least a majority of the outstanding shares of PNC Preferred Stock Series L at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any amendment of PNC’s amended and restated articles of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the PNC Preferred Stock Series L so as to affect them adversely; provided that the amendment of PNC’s amended and restated articles of incorporation so as to authorize or create, or to increase the authorized amount of any shares of any class or series or any securities convertible into shares of any class or series of other equity securities designated as ranking on a parity with the PNC Preferred Stock Series L as to payment of dividends, any junior stock or other capital stock of PNC’s ranking on a parity with the PNC Preferred Stock Series L in the distribution of assets on PNC’s liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the PNC Preferred Stock Series L; and

•	Certain Mergers and Consolidations. The vote or consent of the holders of at least a majority of the outstanding shares of PNC Preferred Stock Series L at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or authorizing any merger or consolidation of PNC with or into any entity other than a corporation, or any merger or consolidation of PNC with or into any other corporation if PNC is not the surviving corporation in such merger or consolidation and if the PNC Preferred Stock Series L is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of PNC’s amended and restated articles of incorporation, would not require a vote of the holders of the PNC Preferred Stock Series L under either of the preceding paragraphs.

Maturity.  The PNC Preferred Stock Series L does not have any maturity date, and PNC is not required to redeem the PNC Preferred Stock Series L. Holders of PNC Preferred Stock Series L have no right to require PNC to redeem the PNC Preferred Stock Series L. Accordingly, the PNC Preferred Stock Series L will remain outstanding indefinitely, unless and until PNC decides to redeem it.

Preemptive Rights.  Holders of shares of PNC Preferred Stock Series L will have no preemptive rights.

Description of the Series L Depositary Shares

General.  Each Depositary Share represents a 1/4000th interest in one share of PNC Preferred Stock Series L. The shares of PNC Preferred Stock Series L will be deposited with Wilmington Trust Company, as depositary, under a deposit agreement that PNC will assume from National City on or before the closing date (the “Deposit Agreement”). The Depositary Shares will be evidenced by depositary receipts.

[          ] will act as transfer agent and registrar with respect to the Depositary Shares. Wilmington Trust Company will act as paying agent with respect to the Depositary Shares.

The depositary’s office at which the depositary receipts will be administered is located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Purchasers may hold Depositary Shares either directly or indirectly through their broker or other financial institution. If a purchaser holds Depositary Shares directly, by having depositary receipts registered in its name on the books of the depositary, the purchaser is a holder of Depositary Shares. If a purchaser holds the Depositary Shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a holder described in this section.

Dividends and Other Distributions.  The depositary will distribute all cash dividends or other cash distributions received in respect of the PNC Preferred Stock Series L to the record holders of Depositary Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with PNC’s approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the PNC Preferred Stock Series L.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares.  If the PNC Preferred Stock Series L underlying the Depositary Shares is redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the PNC Preferred Stock Series L held by the depositary. The redemption price per Depositary Share will be equal to 1/4000th of the applicable redemption price per share payable in respect of such PNC Preferred Stock Series L. If less than all the PNC Preferred Stock Series L is redeemed, Depositary Shares to be redeemed will be selected pro rata or in such other manner as determined by the depositary to be equitable. In any such case, PNC will redeem Depositary Shares only in increments of 4,000 shares and any multiple thereof.

After the date fixed for any redemption (which would be the same date as the redemption date for the PNC Preferred Stock Series L), the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such Depositary Shares.

Withdrawal of Preferred Stock.  Unless the Depositary Shares have previously been called for redemption, any holder of Depositary Shares may receive the number of whole shares of PNC Preferred Stock Series L and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the Deposit Agreement and complying with any other requirement of the Deposit Agreement. Holders of Depositary Shares making these withdrawals will be entitled to receive whole shares of PNC Preferred Stock Series L, but holders of whole shares of PNC Preferred Stock Series L will not be entitled to deposit that PNC Preferred Stock Series L under the Deposit Agreement or to receive depositary receipts for that PNC Preferred Stock Series L after withdrawal. If the Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Depositary Shares that represent the number of whole shares of PNC Preferred Stock Series L to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Depositary Shares.

Voting of the Preferred Stock.  When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the PNC Preferred Stock Series L. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the PNC Preferred Stock Series L, may instruct the depositary to vote the amount of the PNC Preferred Stock Series L represented by the holder’s Depositary Shares. To the extent possible, the depositary will try to vote the amount of the PNC Preferred Stock Series L represented by Depositary Shares in accordance with the instructions it receives. PNC will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the PNC Preferred Stock Series L, it will not vote the amount of PNC Preferred Stock Series L, represented by such Depositary Shares.

PNC Non-Cumulative Perpetual Preferred Stock, Series M

Declaration of Dividends, etc.  Holders of shares of PNC Preferred Stock Series M will be entitled to receive non-cumulative cash dividends, only when, as and if declared by PNC’s board of directors (or a duly authorized committee of the board) from funds legally available, payable at the applicable dividend rate applied to the liquidation preference per share of Preferred Stock and will be calculated as described under “Dividend Rate” below.

Dividend Rate.  Any dividends on shares of PNC Preferred Stock Series M will be calculated (a) if the PNC Preferred Stock Series M is issued prior to December 10, 2012, at a rate per annum equal to 12.000% until December 10, 2012, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal three-month LIBOR (as defined in the certificate of designation) for the related Dividend Period plus 8.610%. Any dividends will be calculated prior to December 10, 2012 based on a 360-day year consisting of 12 30-day months and thereafter based on the actual number of days in the Dividend Period using a 360-day year.

Dividend Payment Dates.  The Dividend Payment Dates for the PNC Preferred Stock Series M, or “Dividend Payment Dates”, are (a) if the Preferred Stock is issued prior to December 10, 2012, June 10 and December 10 of each year until December 10, 2012, and (b) thereafter, March 10, June 10, September 10 and December 10 of each year, or if any such day on or after December 10, 2012 is not a business day, the next business day, commencing on the first such date following the Stock Purchase Date. If a Dividend Payment Date prior to December 10, 2012 is not a business day, the applicable dividend shall be paid on the next business day, without adjustment.

PNC may pay a partial dividend or skip a dividend payment on the PNC Preferred Stock Series M at any time. During any dividend period, so long as any shares of PNC Preferred Stock Series M remain outstanding, unless the full dividends for the most-recently completed dividend period on all outstanding shares of PNC Preferred Stock Series M shall have been paid, or declared and funds set aside therefor, and PNC is not in default on its obligation to redeem any shares of PNC Preferred Stock Series M that have been called for redemption, no dividend whatsoever shall be declared or paid on the junior stock, other than a dividend payable solely in shares of junior stock, and neither PNC nor any of its subsidiaries may purchase, redeem or otherwise acquire for consideration (other than as a result of reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock), and PNC will not pay to or make available any monies for a sinking fund for the redemption of, any junior stock.

The right of holders of the PNC Preferred Stock Series M to receive dividends is non-cumulative. If PNC’s board of directors does not declare a dividend on the PNC Preferred Stock Series M or declares less than a full dividend in respect of any dividend period, the holders of the PNC Preferred Stock Series M will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and PNC will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the PNC Preferred Stock Series M or any other class or series of its authorized preferred stock.

Redemption.  The PNC Preferred Stock Series M is not redeemable prior to the later of December 10, 2012 and the date of original issue of the PNC Preferred Stock Series M. On that date or on any date after that date, the PNC Preferred Stock Series M is redeemable solely at PNC’s option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends without regard to any undeclared dividends. The PNC Preferred Stock Series M will not be subject to any sinking fund or other obligation of PNC to redeem, repurchase or retire the PNC Preferred Stock Series M.

Ranking.  With respect to the payment of dividends and the amounts to be paid upon liquidation, the PNC Preferred Stock Series M will rank:

•	senior to PNC’s common stock and all other equity securities designated as ranking junior to the PNC Preferred Stock Series M; and

•	at least equally with all other equity securities designated as ranking on a parity with the PNC Preferred Stock Series M with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of PNC.

Liquidation.  Upon PNC’s voluntary or involuntary liquidation, dissolution or winding-up, holders of the PNC Preferred Stock Series M are entitled to receive out of PNC’s assets that are available for distribution to shareholders, before any distribution is made to holders of common stock or other equity securities designated as ranking junior to the PNC Preferred Stock Series M, a liquidation distribution in the amount of $100,000 per share, plus any declared and unpaid dividends, including, if applicable, a pro rata portion of any declared and unpaid dividends for the then-current dividend period to the date of liquidation, without regard for any undeclared dividends. Distributions will be made pro rata as to the PNC Preferred Stock Series M and any other equity securities designated as ranking on a parity with the PNC Preferred Stock Series M with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of PNC and only to the extent of PNC’s assets, if any, that are available after satisfaction of all liabilities to creditors.

Voting Rights.  Holders of the PNC Preferred Stock Series M will have no voting rights, except as provided below or as otherwise provided by applicable law.

If and when dividends payable on the PNC Preferred Stock Series M or on any other class or series of stock of PNC, whether bearing dividends on a non-cumulative or cumulative basis but otherwise ranking on a parity with the Preferred Stock as to payment of dividends and that have comparable voting rights, referred to as “Voting Parity Stock”, shall have not been declared and paid (i) in the case of the PNC Preferred Stock Series M and Voting Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), or (ii) in the case of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting PNC’s board of directors will be increased by two and the holders of shares of PNC Preferred Stock Series M, together with the holders of all other affected classes and series of Voting Parity Stock, voting as a single class, shall be entitled to elect the two additional directors at any annual or special meeting of shareholders called for the purpose of electing directors or any special meeting of holders of shares of PNC Preferred Stock Series M and holders of Voting Parity Stock. In the case of the PNC Preferred Stock Series M and any other affected class or series of preferred stock that bears dividends on a non-cumulative basis, these voting rights shall continue until full dividends have been paid for at least one year. In the case of any class or series of preferred stock that bears dividends on a cumulative basis, these voting rights shall continue until cumulative dividends have been paid in full.

Unless PNC amends its amended and restated articles of incorporation to require different classes and series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with the PNC Preferred Stock Series M as a single class, so long as the Stock Purchase Contracts (as defined in the certificate of designation) have not been terminated or any shares of PNC Preferred Stock Series M have been issued and are outstanding, PNC has agreed not to issue any class or series of Voting Parity Stock with a liquidation preference that is less than $100,000 per share.

So long as any shares of PNC Preferred Stock Series M are outstanding, in addition to any other vote or consent of shareholders required by law or by PNC’s amended and restated articles of incorporation, the vote or consent of the holders of at least a majority of the shares of PNC Preferred Stock Series M at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment of PNC’s amended and restated articles of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the PNC Preferred Stock Series M with respect to payment of dividends or distribution of assets on PNC’s liquidation; as well as any amendment, alteration or repeal of any provision of PNC’s amended and restated articles of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the PNC Preferred Stock Series M so as to affect them adversely; provided that (i) the holders of the PNC Preferred Stock Series M and each other class or series of preferred stock ranking on a parity with, or junior to, the PNC Preferred Stock Series M with respect to payment of dividends and distribution of assets on PNC’s liquidation (other than any class or series of preferred stock with a liquidation preference that is less than $100,000 per share, unless the PNC amended and restated articles of incorporation requires such class or series of preferred stock to vote in proportion to their respective liquidation preferences when voting together with the PNC Preferred Stock Series M as a single class) shall vote together as a single class with respect to the authorization, or increase in the authorized amount, of any class or series of capital stock ranking senior to the PNC Preferred Stock Series M and (ii) the amendment of the amended and restated articles of incorporation so as to authorize or create, or to increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of Dividend Parity Stock, junior stock or other capital stock of PNC’s ranking on a parity with the PNC Preferred Stock Series M in the distribution of assets on PNC’s liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the PNC Preferred Stock Series M; or

•	any merger or consolidation of PNC with or into any entity other than a corporation, or any merger or consolidation of PNC with or into any other corporation if PNC is not the surviving corporation in such merger or consolidation and if the PNC Preferred Stock Series M is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of PNC’s amended and restated articles of incorporation, would not require a vote of the holders of the PNC Preferred Stock Series M under the preceding paragraph.

Maturity.  The PNC Preferred Stock Series M does not have any maturity date, and PNC is not required to redeem the PNC Preferred Stock Series M. Holders of PNC Preferred Stock Series M have no right to require PNC to redeem the PNC Preferred Stock Series M. Accordingly, the PNC Preferred Stock Series M will remain outstanding indefinitely, unless and until PNC decides to redeem it.

Preemptive Rights.  Holders of shares of PNC Preferred Stock Series M will have no preemptive rights.

ACCOUNTING TREATMENT OF THE MERGER

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of National City as of the effective time of the merger will be recorded at their respective fair values and added to those of PNC. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of PNC issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of National City.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of National City common stock that exchange their shares of National City common stock for shares of PNC common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code”, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those National City stockholders that hold their shares of National City common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of National City common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of National City common stock that received National City common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of National City common stock that holds National City common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of National City common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds National City common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding National City common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for United States federal income tax purposes. It is a condition to PNC’s obligation to complete the merger that PNC receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to National City’s obligation to complete the merger that National City receive an opinion from Sullivan & Cromwell LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by PNC and National City and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. PNC and National City have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

As a result of the foregoing, upon exchanging your National City common stock for PNC common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of PNC common stock (as discussed below). The aggregate tax basis in the shares of PNC common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the National City common stock you surrender. Your holding period for the shares of PNC common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of National City common stock that you surrender in the exchange. If you acquired different blocks of National City common shares at different times or at different prices, the PNC common stock you receive will be allocated pro rata to each block of National City common stock, and the basis and holding period of each block of PNC common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of National City common stock exchanged for such block of PNC common stock.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of PNC common stock, you will be treated as having received the fractional share of PNC common stock pursuant to the merger and then as having sold that fractional share of PNC common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of PNC common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of National City common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of National City common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

COMPARISON OF SHAREHOLDERS’ RIGHTS

PNC is incorporated in Pennsylvania and National City is incorporated in Delaware. Your rights as a National City stockholder are governed by the DGCL, the National City restated certificate of incorporation, as amended, and the National City bylaws. Upon completion of the merger, as a PNC shareholder your rights will be governed by the Pennsylvania Business Corporation Law (referred to as the PBCL), the PNC amended and restated articles of incorporation and the PNC bylaws.

The following is a summary of the material differences between the rights of holders of PNC common stock or preferred stock and the rights of holders of National City common stock or preferred stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the PBCL, the DGCL, the PNC amended and restated articles of incorporation, the National City restated certificate of incorporation, as amended, the PNC bylaws and the National City bylaws. The PNC amended and restated articles of incorporation, the National City restated certificate of incorporation, as amended, the PNC bylaws, and the National City bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page [     ].

NATIONAL CITY	PNC

AUTHORIZED CAPITAL STOCK
Authorized Shares.  National City is authorized under its restated certificate of incorporation, as amended, to issue 5,000,000,000 shares of common stock, par value $4.00 per share, and 5,000,000 shares of preferred stock, without par value.
Authorized Shares. PNC is authorized under its amended and restated articles of incorporation to issue 800,000,000 shares of common stock, par value $5.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share.

Preferred Stock.  National City’s restated certificate of incorporation, as amended, authorizes the National City board of directors to fix by resolution the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights, and qualifications,

Preferred Stock. PNC’s amended and restated articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 20,000,000 shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges,

NATIONAL CITY	PNC

limitations or restrictions thereof, including such provisions as may be desired concerning voting (provided that in no event is any holder of any series of preferred stock entitled to more than one vote for each preferred share), redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution.
limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION
The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a Delaware corporation’s certificate of incorporation may provide for a greater vote, the National City certificate of incorporation does not require a greater vote.	Pursuant to Section 1924 of the PBCL, a plan of merger or consolidation may be adopted if, among other conditions, it receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. No shareholder vote is required for a merger where the articles of incorporation of the surviving corporation are identical to those of the corporation being merged, or for a merger of an 80%-owned subsidiary into the parent.

AMENDMENT TO THE CERTIFICATE/ARTICLES OF INCORPORATION
Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. The National City restated certificate of incorporation, as amended, provides that National City reserves the right at any time to amend or repeal any provision of the certificate of incorporation and that all rights conferred thereby are granted subject to such right of National City, but does not contain any provisions altering the standards for amendment.	Under the PBCL, an amendment to the articles of incorporation can be proposed by adoption of a resolution by the PNC board. An amendment must be submitted to a vote and approved by a majority of the shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the PBCL that do not require shareholder approval.

AMENDMENT TO THE BYLAWS
Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors. The National City restated certificate of incorporation, as amended, confers the power to make, alter or repeal the National City bylaws upon the National City board of directors. The National City bylaws provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, or by the stockholders at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting.	PNC’s bylaws may be altered, amended, added to or repealed by a vote of a majority of the PNC board at any regular meeting of the PNC board or at any special meeting of the PNC board called for that purpose. However, PNC’s charter provides that the authority to make, amend, and repeal bylaws, while vested in the PNC board, is subject to the power of the shareholders to change such action. Moreover, the PNC board may not adopt or change a bylaw on certain subjects committed expressly to the shareholders by Section 1504(b) of the PBCL.

NATIONAL CITY	PNC

APPRAISAL RIGHTS
Under the DGCL, a stockholder of a Delaware corporation such as National City who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either(1) listed on a national securities exchange or(2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 holders, or (3) any combination of the foregoing.
Under the PBCL Section 1571, appraisal rights are available only in connection with specific transactions. However, appraisal rights are not available in the merger for shareholders if the shares are (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (ii) held beneficially or of record by more than 2,000 persons.

PNC shareholders have no appraisal rights because PNC common stock is listed on the NYSE and PNC has more than 2,000 shareholders.
Under the DGCL, appraisal rights are not available in the merger for National City stockholders.

SPECIAL MEETINGS OF SHAREHOLDERS

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws. The National City bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board and shall be called by the Chairman of the Board or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of National City issued and outstanding and entitled to vote. Such request must state the purpose or purposes of the proposed meeting.	Special meetings of the shareholders may be called, at any time, only by the board of directors, the chairman of the board, the president or a vice chairman of the board. While the PBCL provides generally that in addition to the foregoing persons, a group of shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at the particular meeting may call a special meeting, this provision does not apply to, among others, corporations, such as PNC, that are registered under the Exchange Act. Since PNC is registered under the Exchange Act, shareholders of PNC are not entitled to call a special meeting. Only business brought before the meeting 1) pursuant to PNC’s notice of such meeting, 2) by the presiding officer or 3) at the direction of a majority of the board, may be conducted at such special meeting of shareholders.

NATIONAL CITY	PNC

SHAREHOLDER PROPOSALS AND NOMINATIONS

For a stockholder to request that a proposal be brought before an annual meeting or to properly nominate a director, the stockholder must (1) be a stockholder of record of National City at the time of the giving of the notice for an annual meeting, (2) be entitled to vote at such meeting, and (3) have given timely notice thereof in writing to the Secretary of National City. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of National City not less than 60 calendar days prior to the annual meeting; provided, however, that if public announcement of the date of the annual meeting is not made at least 75 calendar days before the date of the annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.
A nomination for the election of a director or a proposal for action at an annual meeting may be made by a shareholder only if written notice of such nomination or proposal has been received by the Secretary of PNC not later than 90 days prior to such annual meeting (unless another date is specified in the proxy materials distributed to shareholders), or if the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the tenth day following the first public disclosure of the date of such meeting. Any such nomination for the election of a director or a proposal for action at an annual meeting must conform to the requirements set out in PNC’s bylaws that are applicable to such nominations or proposals.

A stockholder’s notice to the Secretary of National City must set forth certain information concerning the stockholder, the matter the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee.

BOARD OF DIRECTORS
Number of Directors
Under the DGCL, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. National City’s bylaws provide that the number of directors may be fixed from time to time by resolution of the board of directors. Presently, the number of directors is fixed at twelve.	The PNC board of directors has 18 directors. The bylaws of PNC provide that the number of directors will be not less than 5 nor more than 36.

Classification
The DGCL permits classified boards but National City has not adopted one.	The PBCL permits classified boards but PNC has not adopted one.

Removal
The DGCL provides that, in the absence of cumulative voting or a classified board, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors.	The PBCL provides that any director may be removed by a vote of shareholders entitled to elect directors. Shareholder removal of directors is restricted if the board of directors is classified, if shareholders vote cumulatively when electing directors, or if the bylaws contain provisions addressing shareholder removal of directors, but none of these restrictions apply to PNC. Directors may remove a fellow director if he or she has been judicially declare of unsound mind, has been convicted of an offense punishable by imprisonment for more than one year or has failed to accept the office, or upon any other proper cause that the bylaws

NATIONAL CITY	PNC

may specify. A court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause.

Vacancies
National City’s bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	Vacancies in the board, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum.

Special Meetings of the Board
Under National City’s bylaws, special meetings of the Board may be called by the Chairman of the Board on twenty-four hours’ notice to each director, either personally or by mail or by telegram; special meetings must be called by the Chairman of the Board or Secretary in like manner and on like notice on the written request of two directors.	Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, the President, any Vice Chairman, or at the written request of any three directors.

Director Liability and Indemnification
The DGCL provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by him in association with any action, suit or proceeding in which he is involved by reason of his service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful.

The DGCL requires a corporation to indemnify a director or officer who successfully defends himself in such a proceeding.

The National City bylaws provide that directors and officers shall be indemnified to the fullest extent permitted by the law of the State of Delaware.	The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by 1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; 2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or 3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative

NATIONAL CITY	PNC

action, or corporate action, he must be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Pennsylvania law.

The PNC bylaws provide that a director shall to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director. The PNC bylaws also provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law.

SHAREHOLDER RIGHTS PLAN
The DGCL does not include a statutory provision expressly validating shareholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. National City does not have a stockholder rights plan currently in effect.	While the PBCL authorizes a corporation to adopt a shareholder rights plan, PNC does not have a shareholder rights plan currently in effect.

STATE ANTI-TAKEOVER STATUTES
Business Combinations
The DGCL generally prohibits a corporation from engaging in a “business combination” with an “interested stockholder” (generally, one who beneficially owns 15% or more of the voting power) for a period of three years following the date that the stockholder became an “interested stockholder” unless:

•     prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•   upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or
In its bylaws, PNC has expressly opted out of the protection of Subchapter G of Chapter 25 of the PBCL, which would otherwise enable existing shareholders of PNC in certain circumstances to block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition. PNC has also opted out of the protection of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable PNC to recover certain payments made to shareholders who have evidenced an intent to acquire control of PNC. However, PNC remains subject to certain other provisions of Pennsylvania law that may have the effect of discouraging a takeover of PNC. First, persons who through a “control transaction” acquire the right to cast at least 20% of the votes required for an election of directors, become subject to the obligation to pay objecting shareholders fair value for their shares. Second, business combinations with a 20%-plus shareholder are subject to heightened voting and approval requirements. None of these Pennsylvania laws applies to the merger.

•     at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that

NATIONAL CITY	PNC

is not owned by the “interested stockholder.”

The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation that does not have a class of voting stock that is:

• listed on a national security exchange; or
• held of record by more than 2,000 stockholders;
unless, in each case, this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an “interested stockholder.”

The National City restated certificate of incorporation, as amended, and bylaws do not contain any provisions opting out of the restrictions prescribed by this section of the DGCL. The merger does not constitute a prohibited business combination under this statute.

DUTIES OF DIRECTORS
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.	Under the PBCL, the standard of conduct for directors is governed by statute. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (1) in good faith, (2) in a manner he or she reasonably believes to be in the best interests of the corporation, and (3) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

COMPARATIVE MARKET PRICES AND DIVIDENDS

PNC common stock and National City common stock are both listed on the NYSE. PNC common stock is listed for trading on the NYSE under the trading symbol “PNC” and National City common stock is listed for trading on the NYSE under the trading symbol “NCC”. The following table sets forth, for the periods indicated, the high and low sales prices of shares of PNC common stock and National City common stock as reported on the NYSE, and the quarterly cash dividends declared per share.

	PNC Common Stock			National City Common Stock
	High	Low	Dividend	High	Low	Dividend

2006
First Quarter	$71.42	$61.78	$0.50	$36.25	$33.26	$0.37
Second Quarter	72.00	65.30	0.55	38.04	34.38	0.37
Third Quarter	73.55	68.09	0.55	37.42	34.50	0.39
Fourth Quarter	75.15	67.61	0.55	37.47	35.29	0.39
2007
First Quarter	76.41	68.60	0.55	38.94	34.82	0.39
Second Quarter	76.15	70.31	0.63	38.32	33.08	0.39
Third Quarter	75.99	64.00	0.63	34.30	24.88	0.41
Fourth Quarter	74.56	63.54	0.63	27.21	15.76	0.41
2008
First Quarter	71.20	53.10	0.63	18.14	6.56	0.21
Second Quarter	73.00	55.22	0.66	10.80	4.27	0.01
Third Quarter	87.99	49.01	0.66	6.88	1.25	0.01
Fourth Quarter (through [ ], 2008)

On October 23, 2008, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of PNC common stock as reported on the NYSE were $57.06 and $54.06, respectively. On [          ], 2008, the last full trading day before the date of this document, the high and low sale prices of shares of PNC common stock as reported on the NYSE were $[     ] and $[     ], respectively.

On October 23, 2008, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of National City common stock as reported on the NYSE were $3.00 and $2.55, respectively. On [          ], 2008, the last full trading day before the date of this document, the high and low sale prices of shares of National City common stock as reported on the NYSE were $[     ] and $[     ], respectively.

As of [          ], 2008, the last date prior to printing this document for which it was practicable to obtain this information, there were approximately [     ] registered holders of PNC common stock and approximately [     ] registered holders of National City common stock.

PNC shareholders and National City stockholders are advised to obtain current market quotations for PNC common stock and National City common stock before voting. The market price of PNC common stock and National City common stock will fluctuate between the date of this document and the effective date of the merger. No assurance can be given concerning the market price of PNC common stock or National City common stock before or after the effective date of the merger.

LEGAL MATTERS

The validity of the PNC common stock and preferred stock to be issued in connection with the merger will be passed upon for PNC by George P. Long, III, Senior Counsel and Corporate Secretary of PNC. Wachtell, Lipton, Rosen & Katz on behalf of PNC, and Sullivan & Cromwell LLP on behalf of National City, will pass upon certain U.S. federal income tax consequences relating to the merger.

EXPERTS

The consolidated financial statements of PNC as of December 31, 2007 and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and December 31, 2005 of PNC incorporated in this proxy statement/prospectus by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which are incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the restatement of the consolidated statements of cash flows, PNC’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and PNC’s use of the equity method of accounting to recognize its investment in BlackRock, Inc.), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of National City appearing in National City’s Annual Report (Form 10-K) for the year ended December 31, 2007 and the effectiveness of National City’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS AND OTHER MATTERS

National City

National City will hold a 2009 annual meeting of stockholders only if the merger is not completed. Under the SEC rules, holders of common stock who wish to make a proposal to be included in National City’s proxy statement and proxy for National City’s 2009 Annual Meeting of Stockholders must cause such proposal to be received by National City at its principal office not later than November 7, 2008. Each proposal submitted should be accompanied by the name and address of the stockholders submitting the proposal, the number of shares of common stock owned and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold the securities through the date of the 2009 Annual Meeting of Stockholders and appear at National City’s 2009 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the SEC govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at National City’s 2009 Annual Meeting of Stockholders.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2009 Annual Meeting of Stockholders, but not for inclusion in National City’s proxy statement and proxy for the 2009 Annual Meeting of Stockholders. Under National City’s bylaws, for business to be properly requested to be brought before an annual meeting of stockholders, the Secretary of National City must receive from the stockholder a notice in writing of such request not less than 60 days prior to the annual meeting. In addition, the stockholder must be a stockholder of record of National City at the time of giving such notice and be entitled to vote at such annual meeting. National City’s 2009 Annual Meeting of Stockholders, unless changed, is scheduled to be held on April 28, 2009, in Cleveland, Ohio, and 60 days prior to that date is February 27, 2009. A copy of the bylaws may be obtained from the Secretary of National City at the address on the first page of this proxy statement.

If it is determined that the merger will not be completed as contemplated by the merger agreement, National City will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and for having such stockholder proposals included in National City’s proxy statement.

PNC

According to the PNC bylaws, business to be conducted at a special meeting of shareholders may only be brought before the meeting pursuant to a notice of meeting or otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the PNC board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

If you are a PNC shareholder, you may send proposals for PNC to consider including in the proxy materials for its 2009 annual meeting of shareholders. PNC shareholders must follow SEC rules for submitting these proposals. PNC’s Corporate Secretary must receive your proposal, in writing, no later than November 28, 2008, at the following address:

Corporate Secretary
The PNC Financial Services Group, Inc.
One PNC Plaza — 21st Floor
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

PNC shareholders who want to make a proposal for action or nominate a director at the 2009 annual meeting of shareholders must send a written notice to PNC’s Corporate Secretary at the address listed above. Such written notice must be received by PNC’s Corporate Secretary not later than:

•	January 28, 2009, if the 2009 annual meeting of shareholders is held on April 28, 2009, unless a different date is included in one of PNC’s quarterly reports on Form 10-Q; or

•	if the 2009 annual meeting of shareholders is to be held on a date other April 28 ,2009, the close of business on the tenth day after the first public disclosure of the meeting date.

If you are a PNC shareholder submitting the notice, you must include the following information:

•	your name and address, and the class and number of shares of PNC common stock owned by you (of record and beneficially) and any beneficial owner on whose behalf you are acting;

•	a representation that you are a beneficial owner of PNC common stock entitled to vote at the meeting and that you intend to be present in person or by proxy at the meeting to make your proposal or nomination;

•	a brief description of the proposal;

•	your reasons for making the proposal; and

•	any direct or indirect interest that you (or a person on whose behalf you are acting) have in making the proposal.

SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this document is being delivered to multiple PNC shareholders sharing an address unless PNC has previously received contrary instructions from one or more of such shareholders. Each PNC shareholder who holds shares in “street name” will continue to receive a voting instruction form. PNC shareholders who hold shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Computershare Investor Services LLC, PNC’s stock transfer agent, at P.O. Box 43078, Providence, Rhode Island 02940-3078, (800) 982-7652, Computershare will deliver promptly a separate copy of this document to a PNC shareholder at a shared address to which a single copy of the document was delivered. PNC shareholders sharing an address who wish, in the future, to receive separate copies or a single copy of PNC’s proxy statements and annual reports should provide written or oral notice to Computershare, at the address and telephone number set forth above. Holders in “street name” who wish, in the future, to receive separate copies or a single copy of PNC’s proxy statements and annual reports, must contact their banks and brokers.

While National City does not household, some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you are a National City stockholder and have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The PNC bylaws provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

PNC has filed with the SEC a registration statement under the Securities Act that registers the distribution to National City stockholders of the shares of PNC common stock and preferred stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about PNC and PNC stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like PNC and National City, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by PNC with the SEC are also available at PNC’s internet website. The address of the site is www.pnc.com. The reports and other information filed by National City with the SEC are also available at National City’s internet website. The address of the site is www.nationalcity.com. We have included the web addresses of the SEC, PNC, and National City as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows PNC and National City to incorporate by reference information in this document. This means that PNC and National City can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that PNC and National City previously filed with the SEC. They contain important information about the companies and their financial condition.

PNC SEC Filings

(SEC File No. 001-09718; CIK No. 0000713676)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008 and September 30, 2008
Current Reports on Form 8-K	Filed on January 22, 2008, February 4, 2008 (two filings), February 13, 2008, February 19, 2008, February 20, 2008, March 10, 2008, April 18, 2008, April 22, 2008, April 28, 2008, May 16, 2008, May 27, 2008, September 9, 2008, September 12, 2008, October 24, 2008, and October 30, 2008 (other than the portions of those documents not deemed to be filed)
The description of PNC common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

National City SEC Filings

(SEC File No. 001-10074; CIK No. 0000069970)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2007 (as amended by Form 10-K/A filed on June 16, 2008)
Quarterly Report on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008 and September 30, 2008
Current Reports on Form 8-K	Filed on February 4, 2008, February 6, 2008, March 19, 2008, April 21, 2008 (two filings), April 23, 2008, April 30, 2008, May 2, 2008, May 8, 2008, June 10, 2008, June 30, 2008, July 9, 2008, July 11, 2008, July 14, 2008 (two filings), July 16, 2008, September 15, 2008, October 24, 2008, October 30, 2008 and November 3, 2008 (other than the portions of those documents not deemed to be filed)

To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, PNC and National City also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of their respective special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

PNC has supplied all information contained or incorporated by reference in this document relating to PNC, as well as all pro forma financial information, and National City has supplied all information relating to National City.

Documents incorporated by reference are available from PNC and National City without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

The PNC Financial Services Group, Inc.	National City Corporation

One PNC Plaza	1900 East Ninth Street, Locator 01-2229
249 Fifth Avenue	Cleveland, Ohio 44114
Pittsburgh, Pennsylvania 15222-2707	Attention: Investor Relations
Attention: Investor Relations	Telephone: (800) 622-4204
(800) 843-2206
Email: investor.relations@pnc.com

National City stockholders and PNC shareholders requesting documents should do so by [          ], 2008, in order to receive them before their respective special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from PNC or National City, National City will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither PNC nor National City has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of PNC and National City made to the other in the merger agreement. Representations and warranties made by PNC, National City and other applicable parties are also set forth in contracts and other documents (including the merger agreement and option agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding National City, PNC or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and between
THE PNC FINANCIAL SERVICES GROUP, INC.
and
NATIONAL CITY CORPORATION

Dated as of October 24, 2008

A-i

Exhibit A	Option Agreement

A-ii

INDEX OF DEFINED TERMS

Section

Agreement	Preamble
Acquisition Proposal	6.8(b)
Articles of Merger	1.2
Bankruptcy and Equity Exception	3.3(a)
Certificate	1.4(d)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	6.5(e)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(b)
Company Deferred Share	1.7
Company Preferred Stock	3.2(a)
Company Requisite Regulatory Approvals	7.3(c)
Company Restricted Share	1.6
Company SEC Reports	3.5(b)
Company Stock Award	1.8
Company Stock Option	1.5(b)
Company Stock Plans	1.5(a)
Controlled Group Liability	3.11
Confidentiality Agreement	6.2(b)
Convertible Notes	3.2(a)
Covered Employees	6.5(a)
DGCL	1.1(a)
Disclosure Schedule	9.11
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.2(h)
ERISA	6.5(e)
ERISA Affiliate	3.11
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Federal Reserve	3.4
Form S-4	3.4
GAAP	3.1
Governmental Entity	3.4
HSR Act	3.4

A-iii

Section

Indemnified Parties	6.6(a)
Investment Agreements	3.2(a)
Joint Proxy Statement	3.4
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.8
Merger	Recitals
Merger Consideration	1.4(c)
NYSE	2.3(f)
Option Agreement	Recitals
PBCL	1.1
Previously Disclosed	9.11
Purchaser	Preamble
Purchaser Bylaws	4.1
Purchaser Capitalization Date	4.2
Purchaser Certificate	4.1
Purchaser Common Stock	1.4(a)
Purchaser Preferred Stock	4.2
Purchaser Requisite Regulatory Approvals	7.2(c)
Purchaser SEC Reports	4.5(b)
Purchaser Stock	4.2
Regulatory Approvals	3.4
Regulatory Agencies	3.5(a)
Rights	3.2(a)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Significant Subsidiary	3.2(c)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.8(b)
Surviving Company	Recitals
Takeover Statutes	3.10
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)
Warrants	3.2(a)

A-iv

AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2008 (this “Agreement”), by and between National City Corporation, a Delaware corporation (“Company”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Purchaser”).

RECITALS

A.  The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Purchaser (the “Merger”), with Purchaser as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.  As an inducement and condition to the entrance of Purchaser into this Agreement, Company is granting to Purchaser an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “Option Agreement”).

C.  The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

D.  The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Subject to the consent of Company, which shall not be unreasonably withheld or delayed, Purchaser may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Purchaser into Company) if and to the extent requested by Purchaser; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the stockholders of the Company, (ii) adversely affect the tax consequences of the Merger to stockholders of Company or the Tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2  Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties shall execute, and Purchaser shall cause to be filed with the Department of State of the Commonwealth of Pennsylvania, articles of merger as provided in Sections 1926 and 1927 of the PBCL (the “Articles of Merger”) and Purchaser will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL. The Merger shall become effective at such time as the Articles of Merger have been filed, or such other time as may be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the PBCL.

1.4  Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a)  At the Effective Time, each share of common stock, par value $5.00 per share, of Purchaser (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $5.00, of the Surviving Company.

(b)  All shares of common stock, par value $4.00 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Purchaser (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

(c)  Subject to Section 1.4(e), each share of the Company Common Stock, including Trust Account Common Shares and DPC Common Shares, but excluding all other shares of Company Common Stock owned by Company or Purchaser, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.0392 (the “Exchange Ratio”) of a share of Purchaser Common Stock of Purchaser (the “Merger Consideration”).

(d)  All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e)  If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

1.5  Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each, a “Company Stock Option”) will vest and then cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Company Stock Option subject to its terms; provided, however, that after the Effective Time:

(i)  the number of shares of Purchaser Common Stock purchasable upon exercise of each Company Stock Option will equal the product of (i) the number of shares of Company Common Stock that were purchasable under the Company Stock Option immediately before the Effective Time and (ii) the Exchange Ratio, rounded down to the nearest whole share; and

(ii)  the per share exercise price for each Company Stock Option will equal the quotient of (i) the per share exercise price of the Company Stock Option in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded up to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder). As used in this Agreement, the term “Company Stock Plans” means the plans set forth in Section 1.5(b) of the Company Disclosure Schedule.

1.6  Company Restricted Shares.  Each share of Company Common Stock subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans (each, a “Company Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 1.4.

1.7  Company Deferred Shares.  Each outstanding deferred share of Company Common Stock (each, a “Company Deferred Share”) under the Company Stock Plans shall vest in full upon the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Deferred Share in accordance with Section 1.4.

1.8  Other Stock-Based Awards.  At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than Company Stock Options, Company Restricted Shares and Company Deferred Shares) (each, a “Company Stock Award”) shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Purchaser Common Stock, and Purchaser will assume each Company Stock Award subject to its terms; provided, however, that after the Effective Time the number of shares of Purchaser Common Stock subject to the Company Stock Award will equal the product of (a) the number of shares of Company Common Stock subject to the Company Stock Award immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share. Except as specifically provided above, following the Effective Time, each Company Stock Award shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Award immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder).

1.9  Articles of Incorporation and By-Laws of the Surviving Company.  At the Effective Time, the articles of incorporation of Purchaser in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

1.10  Directors and Officers.  Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Closing Date, together with such officers of Company as the Board of Directors of Purchaser may determine before the Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.11  Company Preferred Stock.  At the Effective Time, each share of each series of Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be converted into a share of Purchaser Preferred Stock having rights, privileges, powers and preferences substantially identical to those of the relevant series of Company Preferred Stock.

1.12  Effect on Purchaser Stock; Required Purchaser Action.  Each share of Purchaser Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Stock Options in accordance with Section 1.5 and for delivery under Company Stock Awards in accordance with Section 1.8. As soon as practicable after the Effective Time, Purchaser will file one or more appropriate registration statements (on Form S-3 or Form S-8 or any successor or other appropriate forms) with respect to the Purchaser Common Stock underlying the Company Stock Options pursuant to Section 1.5 and subject to the Company Stock Awards pursuant to Section 1.8.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1  Exchange Agent.  Prior to the Effective Time, Purchaser shall appoint a bank or trust company Subsidiary of Purchaser or another bank or trust company reasonably acceptable to Company, or Purchaser’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2  Deposit of Merger Consideration.  At or prior to the Effective Time, Purchaser shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Purchaser Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

2.3  Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such

Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Purchaser Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Purchaser. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company prior to the date hereof and on or after the date on which the Company filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser as follows:

3.1  Corporate Organization.

(a)  Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)  True, complete and correct copies of the Amended and Restated Certificate of Incorporation of Company (as amended, the “Company Certificate”), and the First Restatement of By-laws of Company (as amended, the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Company and are available to Purchaser.

(c)  Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2  Capitalization.

(a)  The authorized capital stock of Company consists of 5,000,000,000 shares of Company Common Stock of which, as of October 23, 2008 (the “Company Capitalization Date”) no more than 2,036,000,000 shares were issued and outstanding, and 5,000,000 shares of preferred stock of which, (i) 5,751 are designated as Non-Cumulative Perpetual Preferred Stock, Series E, no par value per share, no shares of which are issued and outstanding, and (ii) 1,725 are designated as 9.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock Series F, no par value per share, 1,500 shares of which are issued and outstanding (clauses (i) and (ii) collectively, “Company Preferred Stock”). As of the Company Capitalization Date, the Company held no shares of Company Common Stock in its treasury. As of the Company Capitalization Date, there were no more than 360,500,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans, the Company’s 4.0% Convertible Senior Notes due 2011 (the “Convertible Notes”) and the Warrants. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the Company Capitalization Date, except pursuant to this Agreement, as set forth in this Section 3.2 (including as contemplated in Section 3.2(b)), the Convertible Notes, the convertible Company Preferred Stock, the Warrants, Company’s dividend reinvestment plan and pursuant to certain provisions of the Investment Agreements, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. Except pursuant to the terms of the Warrants or the Investment Agreements, there are no contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). As used in this Agreement, the term “Warrants” means the warrants for Company Common Stock (i) issued in connection with the issuance of the Convertible Notes and (ii) issued pursuant to the terms of the Investment Agreements. As used in this Agreement, the term “Investment Agreements” means the Investment Agreements, dated as of April 20, 2008, as amended, between Company and each of Corsair NC Co-Invest, L.P., Brandes Investment Partners, L.P. and MSD NCC Investments, LLC (full and complete copies of which have been made available to Purchaser prior to the date hereof).

(b)  Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options or settlement in accordance with their terms of the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards. From June 30, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long term incentive compensation awards, (ii) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any material Company Benefit Plan (as defined in Section 6.5(e)).

(c)  All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3  Authority; No Violation.  (a) Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve and adopt this Agreement by the holders of a majority of the shares of Company Common Stock present in person or represented by proxy at a meeting called therefor, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement and the Option Agreement have been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”)).

(b)  Neither the execution and delivery of this Agreement or the Option Agreement by Company nor the consummation by Company of the transactions contemplated hereby and thereby, nor compliance by Company with any of the terms or provisions of this Agreement or the Option Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

3.4  Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), NYSE, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a joint proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iv) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of a certificate of merger with the Secretary of State of the State of Delaware, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

3.5  Reports.

(a)  Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Federal Reserve, SEC, the NYSE, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b)  An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 and prior to the date of this Agreement (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6  Financial Statements.

(a)  The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)  Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,

2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c)  The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Company’s system of internal accounting controls.

3.7  Broker’s Fees.  Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Goldman, Sachs & Co. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

3.8  Absence of Changes.  Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections, but not including any underlying causes thereof, (F) the impact of the Merger on relationships with customers or employees, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9  Compliance with Applicable Law.  Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any law applicable to Company or any of its Subsidiaries, except for the failure to hold or to have complied with or to not be in default which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.10  State Takeover Laws.  The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.11  Company Benefit Plans.  Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Benefit Plan (as defined in Section 6.5). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) or 401(k) of the Code is so qualified; (ii) no Controlled Group Liability could reasonably be expected to be incurred by the Company or any of its ERISA Affiliates; (iii) neither the Company nor a Company Subsidiary has engaged in a transaction that would result in a civil penalty or tax under Section 409 or 502(i) of ERISA or Section 4975 or 4976 of the Code; and (iv) there are no pending, threatened or anticipated claims against any of the Company Benefit Plans or any trusts related thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or, terminate any Company Benefit Plan or related trust. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code. “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

3.12  Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13  Opinion.  The Board of Directors of Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

3.14  Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Purchaser prior to the date hereof and on or after the date on which the Company filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:

4.1  Corporate Organization.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Incorporation, as amended (the “Purchaser Certificate”), and Bylaws of Purchaser (the “Purchaser Bylaws”), as in effect as of the date of this Agreement, have previously been filed by Purchaser and are publicly available to Company.

4.2  Capitalization.  The authorized capital stock of Purchaser consists of (A) 800,000,000 shares of Purchaser Common Stock of which, as of September 30, 2008 (the “Purchaser Capitalization Date”), 347,701,715 shares were outstanding, and (B) 20,000,000 shares of preferred stock of which (i) 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock — Series A, of which 6,571 shares are issued and outstanding, (ii) 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock — Series B, of which 1,169 shares are issued and outstanding, (iii) 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock — Series C, of which 119,534 shares are issued and outstanding, (iv) 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock — Series D, of which 173,807 shares are issued and outstanding, (v) 450,000 shares have been designated as Series G Junior Participating Preferred Stock, of which no shares are issued and outstanding, (vi) 7,500 shares have been designated as 7.00% Non-Cumulative Preferred Stock — Series H, of which no shares are issued and outstanding, (vii) 5,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, of which no shares are issued and outstanding, (viii) 3,750 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, of which no shares are issued and outstanding and (ix) 50,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series K, of which 50,000 shares are issued and outstanding (clauses (i) through (ix), collectively, the “Purchaser Preferred Stock”, and together with the Purchaser Common Stock, the “Purchaser Stock”). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued and outstanding. As of the Purchaser Capitalization Date, Purchaser held 9,675,204 shares of Purchaser Common Stock in its treasury. As of the Purchaser Capitalization Date, there were no more than 66,501,464 shares of Purchaser Common Stock reserved for issuance under the Purchaser Stock Plans and no more than 550,821 shares of Purchaser Common Stock reserved for issuance under the terms of its convertible Preferred Stock. As of the Purchaser Capitalization Date, except pursuant to this Agreement, Purchaser’s dividend reinvestment plan and stock repurchase plans entered into by Purchaser from time to time, Purchaser does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3  Authority; No Violation.

(a)  Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. The Board of Directors of Purchaser has determined that this Agreement is advisable and in the best interests of Purchaser and its shareholders and has directed that the issuance of Purchaser Common Stock in connection with the Merger be submitted to Purchaser’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve the issuance of Purchaser Common Stock, by the requisite vote of the holders of shares of Purchaser Common Stock present in person or represented by proxy at a meeting called therefor, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)  Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Purchaser Certificate or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

4.4  Consents and Approvals.  Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statements contemplated by Section 6.1(a), (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of a certificate of merger with the Secretary of State of the State of Delaware, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement. As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

4.5  Reports.

(a)  Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

(b)  An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since January 1, 2006 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6  Financial Statements.

(a)  The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)  The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Purchaser’s system of internal accounting controls.

4.7  Broker’s Fees.  Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as previously disclosed to Company.

4.8  Absence of Changes.  Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9  Compliance with Applicable Law.  Purchaser and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Purchaser or any of its Subsidiaries, except for the failure to hold or to have complied with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.10  Approvals.  As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11  Purchaser Information.  The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental

Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time.  Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement or as required by applicable law, or with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Purchaser to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2  Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed):

(a)  Other than pursuant to the Option Agreement, the Investment Agreements and the Warrants, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) permit any additional shares of its stock to become subject to new grants, except issuances under dividend reinvestment plans or issuances of stock options or other stock-based awards to non-employee directors, in either case, in the ordinary course of business.

(b)  (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof, (C) required dividends on its preferred stock or on the preferred stock of its Subsidiaries or (D) required dividends on the common stock of any Subsidiary that is a real estate investment trust) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(c)  Amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (a) any contract or other binding obligation which is material to the Company and its Subsidiaries, taken as a whole (b) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (c) any contract or other binding obligation relating to the Company Common Stock or rights associated therewith (including but not limited to the Investment Agreements or any Warrants, except amendments made in consultation with Purchaser to the Investment Agreements or the Warrants for the purposes of effecting the transactions contemplated by this Agreement) or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d)  Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e)  Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Company Requisite Regulatory Approvals will be more difficult to obtain.

(f)  Amend the Company Certificate or the Company Bylaws or similar governing documents of any of its Significant Subsidiaries.

(g)  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(h)  Except as required under applicable law or, other than with respect to clause (v) below, the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees or increase any amounts or rights of any Employees not required by any current plan or agreement, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law.

(i)  Notwithstanding anything herein to the contrary, (i) take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

(j)  Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(k)  Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3  Purchaser Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a)  Amend the Purchaser Certificate or Purchaser Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Company.

(b)  Notwithstanding anything herein to the contrary, (i) take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity; provided that nothing in this Section 5.3(b) shall preclude Purchaser from exercising its rights under the Option Agreement.

(c)  Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.  (a) Purchaser and Company shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company and Purchaser shall thereafter mail or deliver the Joint Proxy Statement to their stockholders and shareholders, respectively. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b)  The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Purchaser shall file any required applications, notices or other filings with the Federal Reserve and under the HSR Act within 20 days of the date hereof. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c)  Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)  Purchaser agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

(e)  Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Purchaser Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2  Access to Information.  (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Company nor Purchaser, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)  All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 3, 2008 (the “Confidentiality Agreement”).

(c)  No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3  Stockholder Approval.  (a) The Board of Directors of Company will submit to its stockholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholders, as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The Board of Directors of Company will use all reasonable best efforts to obtain from its stockholders a vote approving and adopting the plan of merger contained in this Agreement. However, if the Board of Directors of Company, after consultation with (and based on the advice of) counsel, determines in good faith that, because of special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal), it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Company’s stockholders, the Board of Directors of Company may submit this Agreement to its stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Company may not take any actions under this sentence until after giving Purchaser at least two business days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving Purchaser notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by Purchaser (it being agreed that Section 2 of the Confidentiality Agreement will not preclude such a response or proposal).

(b)  The Board of Directors of Purchaser will submit to its shareholders the proposed issuance of Purchaser Common Stock in connection with the Merger. In furtherance of that obligation, Purchaser will take, in accordance with applicable law and the Purchaser Certificate and Purchaser Bylaws, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon approval of the issuance proposal. The Board of Directors of Purchaser will use all reasonable best efforts to obtain from its shareholders a vote approving the issuance of Purchaser Common Stock. However, if the Board of Directors of Purchaser, after consultation with (and based on the advice of) counsel, determines in good faith that, because of special circumstances, it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance proposal, then in submitting the issuance proposal to Purchaser’s shareholders, the Board of Directors of Purchaser may submit this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Purchaser may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

(c)  If either the Company or Purchaser shall have failed to obtain the requisite vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration) and to resubmit the transaction to such party’s shareholders for approval.

6.4  NYSE Listing.  Purchaser shall cause the shares of capital stock of Purchaser to be issued in exchange for capital stock of Company that is currently listed on the NYSE upon consummation of the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5  Employee Matters.  (a) Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Purchaser or its Subsidiaries; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Purchaser or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser plans may commence at different times with respect to each Purchaser plan).

(b)  To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its Subsidiaries (other than Company or its Subsidiaries), Purchaser shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under any defined benefit pension plan, benefit accrual under such employee benefit plan of Purchaser or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Purchaser and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare of Purchaser or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its Subsidiaries.

(c)  From and after the Effective Time, subject to the requirements of applicable law, Purchaser shall honor all obligations to current and former employees of Company and its Subsidiaries under the Company Benefit Plans, including all employment or severance agreements entered into by Company or its Subsidiaries or adopted by the Board of Directors of Company. Purchaser shall use its reasonable best efforts such that, from and after the Effective Time, all payments, awards, distributions and benefits under the Company Benefit Plans may be made without any requirement of consent or prior approval from or by any applicable bank regulatory authority. In the event such consent or approval is required, Purchaser shall use its reasonable best efforts to obtain such consent/approval as promptly as possible.

(d)  Nothing in this Section 6.5 shall be construed to limit the right of Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require the Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(e)  For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

(f)  Prior to the execution of this Agreement, the Company has taken the actions set forth in Section 6.5(f) of the Disclosure Schedule.

6.6  Indemnification; Directors’ and Officers’ Insurance.

(a)  From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and the Option Agreement.

(b)  Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company. At the option of the Company, prior to the Effective Time and in lieu of the foregoing, Company may purchase a tail policy for director’s and officer’s liability insurance on the terms described in the prior sentence and fully pay for such policy prior to the Closing.

(c)  Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure so to notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

(d)  If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.6.

6.7  Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

6.8  No Solicitation.

(a)  Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Company than the Confidentiality Agreement. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company will promptly (and in any event within two business days) advise Purchaser following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Purchaser apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b)  Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

As used in this Agreement, “Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approvals.  This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the requisite affirmative vote of the stockholders of Company entitled to vote thereon, and (ii) the issuance of Purchaser Common Stock in connection with the Merger shall have been approved by the requisite affirmative vote of the shareholders of Purchaser entitled to vote thereon.

(b)  NYSE Listing.  The shares of capital stock of Purchaser to be issued in exchange for capital stock of Company that is currently listed on the NYSE upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)  No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2  Conditions to Obligations of Purchaser.  The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); ); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Section 3.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b)  Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)  Regulatory Approvals.  All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 4.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser or Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Purchaser Requisite Regulatory Approvals”).

(d)  Tax Opinion.  Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

7.3  Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)  Performance of Obligations of Purchaser.  Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c)  Regulatory Approvals.  All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 3.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser or Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

(d)  Tax Opinion.  Company shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

(a)  by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b)  by either Company or Purchaser, if any Governmental Entity that must grant a Purchaser Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c)  by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)  by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 60 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e)  by Purchaser, if the Board of Directors of Company submits this Agreement to its stockholders without a recommendation for approval, the Board of Directors of Company otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.3, or the Board of Directors of Company recommends to its stockholders an Acquisition Proposal other than the Merger; or

(f)  by either Company or Purchaser, if the other party shall have failed to obtain the requisite vote of its shareholders required for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, and the terminating party’s Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.3(c) of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Option Agreement shall remain in full force and effect to the extent provided therein.

8.3  Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Purchaser, and all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII

(other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114
Law Department
Locator number 01-2174
Attention: General Counsel
Facsimile: (216) 222-2336

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: H. Rodgin Cohen
           Donald J. Toumey
Facsimile: (212) 558-3588

and

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Lyle G. Ganske
           Christopher J. Hewitt
Facsimile: (216) 579-0212

(b)	if to Purchaser, to:

The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania
Attention: Mergers & Acquisitions Department
Facsimile: (412) 762-6238

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy
           Lawrence S. Makow
           Nicholas G. Demmo
Facsimile: (212) 403-2000

9.4  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5  Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles; provided that the PBCL and the DGCL, including the provisions thereof governing the fiduciary duties of directors of a Pennsylvania corporation and a Delaware corporation, respectively, shall govern as applicable. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8  Publicity.  Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.9  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.10  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.11  Disclosure Schedule.  Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Company and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Name:     James E. Rohr

Title:	Chairman and Chief Executive Officer

NATIONAL CITY CORPORATION

By:	/s/ Peter E. Raskind
Name:     Peter E. Raskind

Title:	Chairman, President and Chief Executive Officer

APPENDIX B

STOCK OPTION AGREEMENT, dated as of October 24, 2008, (this “Agreement”), between National City Corporation, a Delaware corporation (“Issuer”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Grantee”).

RECITALS

A.  Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), providing for the merger of the Issuer with and into Grantee, which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement.

B.  As a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1.  Grant of Option.  (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 405,163,602 fully paid and nonassessable shares of Issuer’s Common Stock, par value $4.00 per share (“Common Stock”), at a price per share equal to $2.75 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b)  In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2.  Exercise.  (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

(b)  Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 8.1(e) or Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 8.1(d) is non-intentional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(e) or pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 8.1(d) is non-intentional) of the Merger Agreement.

(c)  The term “Holder” shall mean the holder or holders of the Option.

(d)  The term “Initial Triggering Event” shall mean any of the following events or transactions occurring on or after the date hereof:

(i)  Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction involving the Issuer or any of its Subsidiaries with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or of any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and that involves only the Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

(ii)  Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii)  Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv)  Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v)  After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from any person other than Grantee or any Grantee Subsidiary to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

(vi)  Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e)  The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring on or after the date hereof:

(i)  The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

(ii)  The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(f)  Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g)  In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of any regulatory authority is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h)  At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that the failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i)  At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j)  Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law.

(k)  Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3.  Covenants of Issuer.  Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) that it will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law, prior approval of or notice to any federal or state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

4.  Exchange and Division of Option.  This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, in which event, the “Maximum Profit” in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the “Maximum Profit” for all such agreements shall equal $224,000,000, and (ii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 16 hereof). The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged, and the term “Grantee”, with respect to any such Stock Option Agreement and related Option, shall include the Holder of such Option resulting from such exchange. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5.  Certain Adjustments.  In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.  Registration Rights.  Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer’s attorneys’ fees, printing costs and filing fees, except for the fees and disbursements of Grantee’s counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7.  Repurchase.  (a) In the event of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days after the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after such request from the Owner such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b)  The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)  To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares to the full extent requested by the Holder or Owner, as the case may be, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, to said full extent (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d)  For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred upon the consummation of (i) a merger, consolidation, reorganization or other transaction involving Issuer or any of its Subsidiaries as a result of which the holders of the Issuer Common Stock prior to such transaction (by virtue of their ownership of such stock) cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction (or, if applicable, the ultimate parent thereof), (ii) any sale of more than 50% of the consolidated assets (including stock of its Subsidiaries) of Issuer and its Subsidiaries, taken as a whole, or (iii) any issuance or sale of, or tender or exchange offer for, voting securities of Issuer resulting in the ownership by any Person of more than 50% of the total voting power of Issuer (unless the stockholders of Issuer immediately prior to such transaction would own in the aggregate more than 50% of such acquiring Person).

8.  Substitute Option.  (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b)  The following terms have the meanings indicated:

(A)  “Acquiring Corporation” shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B)  “Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(C)  “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(D)  “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(c)  The Substitute Option shall have the same terms as the Option, provided that (1) the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8 and the repurchase rights relating thereto shall be as set forth in Section 9, (2) if a Subsequent Trigger Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Subsequent Triggering Event and (3) if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d)  The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e)  In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

(f)  Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9.  Repurchase of the Substitute Option and Substitute Shares.  (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”) delivered prior to any Exercise Termination Event with respect to the Substitute Option, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b)  The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)  To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or to the full extent requested by the Holder or Owner, as the case may be, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, to said full extent (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

10.  Extensions of Periods Under Certain Circumstances.  The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise;

and (iii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights.

11.  Representations and Warranties of the Issuer.  Issuer hereby represents and warrants to Grantee as follows:

(a)  Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b)  Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c)  The Issuer Board has duly approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions any Takeover Laws.

12.  Representations and Warranties of the Grantee.  Grantee hereby represents and warrants to Issuer that:

(a)  Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b)  The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13.  Assignment.  Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Board of Governors of the Federal Reserve System (the “Federal Reserve”) approves an application by Grantee or its transferee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve. Upon any such assignment, the transferee shall be deemed to be the “Grantee” for purposes of the Option so transferred and any partial transfer shall be effected by an exchange of the Option in accordance with Section 4 hereof.

14.  Filings, Etc.  Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

15.  Surrender of Option and Option Shares.  (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $168,000,000 plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b)  Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c)  To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d)  Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16.  Maximum Profit.  (a) Notwithstanding any provision of this Agreement, in no event shall Grantee’s Total Profit (as defined in Section 16(c)) exceed $224,000,000 (the “Maximum Profit”), and, if the Total Profit would otherwise exceed such amount, Grantee, in its sole discretion, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option

Repurchase Price, or (6) undertake any combination of the foregoing (which combination shall be at Grantee’s sole election), so that Grantee’s actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b)  Notwithstanding any provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

(c)  As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or any Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee’s aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 15 (net in the case of Option Shares or Substitute Option Shares of the Owner’s or Substitute Share Owner’s aggregate purchase price therefor), plus (3) all equivalent amounts with respect to the Substitute Option, minus (4) the amount of any cash previously paid or the fair market value of any Common Stock or Substitute Common Stock previously surrendered for cancellation, in each case pursuant to Section 16(a).

(d)  As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term “Grantee” will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

17.  Remedies.  The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18.  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 (or the Substitute Issuer to repurchase pursuant to Section 9), the full number of shares of Common Stock (or Substitute Common Stock) provided in Section 1 hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20.  Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State (except to the extent that mandatory provisions of federal or state law apply).

21.  Counterparts.  This Agreement may be executed in counterparts (including by facsimile and email), each of which will be deemed to constitute an original.

22.  Expenses.  Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23.  Entire Agreement; Third-Party Rights.  Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24.  Capitalized Terms.  Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

[Next page is a signature page.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Grantee)

By:	/s/ James E. Rohr
Name: James E. Rohr

Title:	Chairman and Chief Executive Officer

NATIONAL CITY CORPORATION
(Issuer)

By:	/s/ Peter E. Raskind
Name:     Peter E. Raskind

Title:	Chairman, President and Chief Executive Officer

APPENDIX C

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

October 24, 2008

The Board of Directors
National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders, other than The PNC Financial Services Group, Inc. (“Parent”) and its affiliates (the “Holders”), of the outstanding shares of common stock, par value $4.00 per share (the “Shares”), of National City Corporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.0392 of a share of common stock, par value $5.00 per share (“Parent Common Stock”), of Parent to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of October 24, 2008 (the “Agreement”), by and between Parent and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as counterparty to a derivative transaction entered into by the Company in December 2006; as financial advisor to the Company in connection with the sale of the First Franklin mortgage origination franchise and related servicing platform in December 2006; as sole bookrunner in a convertible bond offering by the Company (aggregate principal amount of approximately $1.4 billion) in January 2008; as sole bookrunner in a mutli-tranche preferred stock offering by the Company in January 2008; as joint bookrunner, manager, co-manager and/or selling group member with respect to various investment grade debt issuances by the Company and certain of its affiliates from 2005 to 2008; and as financial advisor to the Company with respect to an approximately $7 billion equity issuance by the Company in April 2008. We also have provided certain investment banking and other financial services to Parent and its affiliates from time to time, including having acted as lead manager, sole bookrunner and/or joint bookrunner with respect to investment grade debt issuances by Parent and/or its affiliates (aggregate principal amount of approximately $3.3 billion) from 2005 to 2008; as lead manager, sole manager and/or joint bookrunner with respect to issuances of preferred securities by Parent and/or its affiliates (aggregate amount of approximately $1.75 billion) from 2006 to 2008; provided individual asset management services to an affiliate of Parent in 2006; and acted as financial advisor to Parent with respect to the acquisition of Mercantile Bankshares Corporation in March 2007. We also may provide investment banking and other financial services to the Company, Parent and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; certain internal financial analyses and forecasts for the Company, prepared by the Company’s management, and for Parent, prepared by Parent’s management and approved by you for our use in connection with rendering this opinion (the “Parent Forecasts”); estimates by the Company’s management as to the Company’s liquidity, as well as certain analyses prepared by the Company’s management with respect to the Company’s leverage and capital adequacy; a liquidation analysis (prepared by the Company’s management and approved by you for our use in connection with the rendering of this opinion) as to the value, if any, that the Holders would be expected to receive with respect to the Shares in a liquidation of the Company (the “Liquidation Analysis”); and publicly announced credit ratings of the Company and of certain other institutions that we believe to be generally relevant. We have also held discussions with members of the senior managements of the Company and Parent regarding their assessment of the rationale for the Transaction, the past and current business operations, financial condition and future prospects of their respective companies, and with the senior management of the Company regarding their assessment of the fair market value of certain key asset categories of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, certain publicly traded debt instruments of the Company and shares of Parent Common Stock, compared certain financial and stock market information for Parent with similar information for certain other companies the securities of which are publicly traded and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

You have advised us that the Company has considerable exposure to risks related to the deteriorating credit performance and declining values of a significant portion of the loan and mortgage portfolios and related assets of the Company and its subsidiaries, and that the business and prospects of the Company have been severely and negatively affected as a result thereof, as well as due to the ongoing crisis in the capital markets, the extraordinary economic, financial and regulatory environment currently prevailing and the deteriorating financial condition of the Company.

In particular, you have informed us that:

•	The Company and its principal operating subsidiaries have limited liquidity and unencumbered assets available as collateral for financings from the capital markets that the Company may seek to obtain on an immediate basis;

•	Based on communications the Company has had with United States banking regulators, the Company does not expect to have, on a standalone basis, access to federal liquidity and funding arrangements necessary to address its short and long term liquidity needs. The Company also does not expect to be able to raise funding through the capital markets in amounts sufficient to meet such liquidity needs, and absent a definitive transaction such as the Transaction, the Company expects that its liquidity position would become severely strained due to a decline in customer and counterparty confidence and consequently, shortly thereafter, the Company would have insufficient unrestricted cash on hand to meet such liquidity needs; and

•	In light of the foregoing, absent entering into a definitive transaction (such as the Transaction) that would allow the Company access to ongoing liquidity and funding or relieve the Company of the need for such liquidity and funding, the Company and its subsidiaries expect that they would face additional regulatory actions, including intervention by the United States federal banking regulators, and/or be required to seek protection under applicable bankruptcy laws in the very near future.

You have advised us that, as a result of the foregoing, the Company and its Board of Directors are faced with a narrow set of alternatives, which, at this time, are limited to a transaction such as the Transaction or intervention by United States banking regulators and eventual liquidation of the Company. Accordingly, we also considered recent instances where concerns regarding the liquidity of a bank or financial institution triggered a rapid deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and as a result of which the common equity holders of the institution are likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, and in reliance on the Liquidation Analysis, we have assumed that if the Company’s banking assets were taken over by the United States federal banking regulators and the Company’s non-banking assets liquidated under applicable bankruptcy laws, the Holders would likely receive no material value for the Shares.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. At your direction, we (i) did not rely upon any financial forecasts relating to the Company (except for the Liquidation Analysis) and (ii) did not perform certain analyses that we would customarily prepare for the Company in connection with a fairness opinion, because of the Company’s determination that such forecasts and analyses are not meaningful as a result of the extraordinary circumstances of the Company described herein. We have assumed with your consent that the Parent Forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company. We also have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver or amendment of, or delay in the fulfillment of, any terms or conditions set forth in the Agreement or any subsequent development related to the Transaction, that would have an adverse effect on the Company, Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters, as to which matters we understand the Company has received such advice as it deems necessary from qualified professionals. We are not experts in the evaluation of loan and mortgage portfolios or in assessing the adequacy of allowances for losses with respect thereto, and accordingly, we have not evaluated the same with respect to the Company or Parent and have assumed, with your consent, that Parent’s allowances for such losses are adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Parent or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal (other than the Liquidation Analysis). In addition, we have not evaluated the solvency or fair value of any party to the Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We do not express any opinion as to the value of any asset of the Company, whether at current market prices or in the future. We note, however, that, under the ownership of a company with adequate liquidity and capital, such as Parent, the value of the Company and its subsidiaries could substantially improve, resulting in significant returns to Parent if the Transaction is consummated.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view to the Holders, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, (i) the Option Agreement (as defined in the Agreement), (ii) the rights of certain investors under the Investment Agreements (as defined in the Agreement) and the Warrants (as defined in the Agreement) issued pursuant to the Investment Agreements, (iii) the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Parent other than the Holders in respect of the Shares or (iv) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or class of such persons in connection with the Transaction, whether relative to the 0.0392 of a share of Parent Common Stock to be paid for each Share pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares or shares of Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and including the ongoing crisis in the capital markets, the condition of the mortgage market, the extraordinary financial and economic environment currently prevailing and the related uncertainty regarding the extent and duration of these conditions. We assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or otherwise act with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, as well as the extraordinary circumstances facing the Company described herein, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Holders.

Very truly yours,

/s/  Goldman, Sachs & Co.
Goldman, Sachs & Co.

APPENDIX D

[Letterhead of Citigroup Global Markets Inc.]
October 31, 2008

The Board of Directors
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Members of the Board:

You have requested our opinion as to the fairness as of October 24, 2008, from a financial point of view, to The PNC Financial Services Group, Inc. (“PNC”) of the Aggregate Consideration (defined below) to be paid by PNC in connection with the Agreement and Plan of Merger entered into among PNC and National City Corporation (“National City”), dated as of October 24, 2008 (the “Merger Agreement”). As more fully described in the Merger Agreement, National City will be merged with and into PNC (the “Merger”), and each outstanding share of common stock, par value $4.00 per share, of National City (the “National City Common Stock”), other than shares of National City Common Stock owned by National City or PNC (excluding shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or shares held by PNC or National City in respect of a debt previously contracted), will be converted into the right to receive 0.0392 of a share of common stock, par value $5.00 per share, of PNC (the “PNC Common Stock”) (in the aggregate, the “Stock Consideration”). PNC will also pay to certain National City warrant holders an amount in cash equal to approximately $384 million in the aggregate (the “Cash Consideration” and together with the Stock Consideration, the “Aggregate Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PNC and certain senior officers and other representatives and advisors of National City concerning, among other things, the business, operations and prospects of National City and PNC and the effects of the Merger on the financial condition and future prospects of PNC. We examined certain publicly available business and financial information relating to National City and PNC as well as certain financial forecasts and other information and data relating to National City and PNC which were provided to or discussed with us by the respective managements of National City and PNC, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of PNC to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of National City Common Stock and PNC Common Stock; the historical and projected earnings and other operating data of National City and PNC; and the capitalization and financial condition of National City and PNC. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of National City and PNC. We also analyzed certain internal forecasts provided by PNC and National City and evaluated certain potential pro forma financial effects of the Merger on PNC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of PNC that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to PNC and National City and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, we have been advised by the management of PNC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PNC as to the future financial performance of National City and PNC, such strategic implications and operational benefits (including amount, timing and achievability thereof) anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on National City, PNC or the contemplated benefits of the Merger. We have also assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that the representations and warranties made by PNC and National City in the Merger Agreement are and will be true and correct in all respects material to our analysis. We did not consider any potential deposit divestitures that may be required from a regulatory perspective in connection with the Merger nor do we express any opinion as to whether any such deposit divestitures may or will be required. Finally, with your consent, we have relied upon the advice PNC has received from its legal, regulatory, accounting and tax advisors as to all legal, regulatory, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

In addition, we have not reviewed individual loan or credit files, nor have we made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PNC or National City or any of their respective subsidiaries, nor have we made any physical inspection of the properties or assets of PNC or National City. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto and, accordingly, we have assumed, with your consent, that such allowances for PNC and National City losses on a combined basis are adequate to cover all such losses.

Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of October 24, 2008. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness as of October 24, 2008, from a financial point of view, to PNC of the Aggregate Consideration to be paid by PNC in connection with the Merger and we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of PNC or National City. We are not expressing any opinion as to what the value of PNC Common Stock will be when issued pursuant to the Merger or the price at which PNC Common Stock will trade at any time. Furthermore, we express no view as to, and our opinion does not address, the underlying business decision of PNC to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for PNC or the effect of any other transaction in which PNC might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Aggregate Consideration.

Citigroup Global Markets Inc. has acted as financial advisor to PNC with respect to the Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided, and currently provide, services to PNC and its affiliates unrelated to the Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, acting as financial advisor to PNC in connection with the acquisition of Yardville National Bancorp, acting as financial advisor to PNC in connection with the acquisition of Mercantile Bankshares Corporation and acting as the lead manager or lead underwriter of various PNC debt offerings. In addition, we and our affiliates in the past have provided services to National City and its affiliates unrelated to the Merger, for which services we and such affiliates have received compensation, including, without limitation, acting as the lead manager or lead underwriter of various National City debt offerings. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of PNC and National City for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with PNC, National City and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of PNC in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that the Aggregate Consideration to be paid by PNC in connection with the Merger is fair as of October 24, 2008, from a financial point of view, to PNC.

Very truly yours,

/s/  Citigroup Global Markets Inc.

APPENDIX E

[Letterhead of J.P. Morgan Securities Inc.]
October 31, 2008

The Board of Directors
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222

Members of the Board of Directors:

You have requested our opinion, as of October 24, 2008, as to the fairness, from a financial point of view, to The PNC Financial Services Group, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company in connection with the merger of National City Corporation (“National City”) with and into the Company (the “Merger”). Pursuant to the Agreement and Plan of Merger between the Company and National City, dated as of October 24, 2008 (the “Merger Agreement”), the outstanding shares of common stock, par value $4.00 per share, of National City (the “National City Common Stock”), other than shares of National City Common Stock owned by National City or the Company (excluding shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or shares held by the Company or National City in respect of a debt previously contracted), will be converted into the right to receive, in the aggregate, a number of shares of the Company’s common stock, $5.00 par value per share (the “Company Common Stock”), calculated on the basis of an exchange ratio of 0.0392 of a share of Company Common Stock for each such share of National City Common Stock (in the aggregate, the “Stock Consideration”). In addition, the Company will pay to certain National City warrant holders (the “Warrant Holders”) a cash amount of approximately $384 million in the aggregate (the “Cash Consideration” and together with the Stock Consideration, the “Aggregate Consideration”).

In arriving at our opinion, we have (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available business and financial information concerning National City and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid to holders of equity of such companies; (iv) compared the financial and operating performance of National City and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of National City Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the respective businesses of National City and the Company, as well as the estimated amount and timing of the cost savings, including tax benefits, and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and National City with respect to certain aspects of the Merger, the past and current business operations of National City and the Company, the financial condition and future prospects and operations of National City and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and National City or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual credit files nor have we conducted or been provided with any independent valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet assets or liabilities), nor have we evaluated the solvency of National City or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed, with your consent, that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed, with your consent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations, financial condition and access to capital and associated capital levels of National City and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will constitute a tax-free reorganization for United States tax purposes and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. We have further assumed that the representations and warranties made by the Company and National City in the Merger Agreement are and will be true and correct, and that the conditions in the Merger Agreement to the Company’s obligation to consummate the Merger will be satisfied (and not waived), in each case in all respects material to our analysis. We are not legal, accounting, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on National City or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, October 24, 2008. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Aggregate Consideration to be paid by the Company in connection with the Merger and we express no opinion as to the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company or National City to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Aggregate Consideration to be paid in connection with the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company, National City and their respective affiliates, all for customary compensation. Specifically, we acted as lead underwriter with respect to public offerings by subsidiaries of the Company of debt securities in September 2006, December 2007 and March 2008 and of preferred stock in May 2008. In addition, certain of our affiliates act as agent bank and are lenders under certain credit facilities of the Company and National City, respectively, act as counterparty on various derivative transactions with the Company and National City, respectively, and provide treasury and cash management services to each of the Company and National City. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or National City for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion that, as of October 24, 2008, the Aggregate Consideration to be paid by the Company in connection with the Merger was fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval or except as otherwise provided in that certain engagement letter, effective as of October 5, 2008, between the Company and J.P. Morgan Securities Inc.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/  J.P. Morgan Securities Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

Article VII, Section 2 of PNC’s bylaws provides for indemnification to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania for any person who was or is a director or officer of PNC, or is serving or shall have served at the request of PNC as a director, officer, employee or agent of another entity. PNC’s bylaws also permit PNC, upon authorization by its board of directors, to purchase and maintain insurance on behalf of any person to the full extent permitted by the laws of the Commonwealth of Pennsylvania.

The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, and 1743 of the PBCL and Article VII, Section 2 of the bylaws of PNC.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.  The following is a list of Exhibits to this Registration Statement:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc. and National City Corporation (included in Part I as Annex A to the document included in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008
3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005
4.1	Form of Certificate of Designations for 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L*
4.2	Form of Certificate of Designations for Non-Cumulative Perpetual Preferred Stock, Series M*
4.3	Deposit Agreement, dated January 30, 2008 by and among National City Corporation, Wilmington Trust Company, National City Bank as Transfer Agent and Registrar, and all holders from time to time of Receipts issued pursuant thereto*
5.1	Opinion of George P. Long, III, as to the validity of the securities to be issued*
8.1	Opinion of Sullivan & Cromwell LLP as to tax matters*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*
23.1	Consent of George P. Long, III (included in Exhibit 5.1 to this Registration Statement)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of National City Corporation
23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.
23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 to this Registration Statement)*
23.7	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)*
24.1	Powers of Attorney
99.1	Stock Option Agreement, dated as of October 24, 2008, between National City Corporation and The PNC Financial Services Group, Inc. (included in Part I as Appendix B to the document included in this Registration Statement)
99.2	Voting Agreement, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P.
99.3	Form of Proxy Card for Special Meeting of Stockholders of National City Corporation*
99.4	Form of Proxy Card for Special Meeting of Shareholders of The PNC Financial Services Group, Inc.*
99.5	Consent of Goldman, Sachs & Co.
99.6	Consent of Citigroup Global Markets Inc.
99.7	Consent of J.P. Morgan Securities Inc.

*	To be filed by amendment.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on November 10, 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr
Name:     James E. Rohr

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 10, 2008.

Signature	Title

/s/ James E. Rohr James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard J. Johnson Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)

/s/ Samuel R. Patterson Samuel R. Patterson	Controller (Principal Accounting Officer)

* Richard O. Berndt	Director

* Charles E. Bunch	Director

* Paul W. Chellgren	Director

* Robert N. Clay	Director

* George A. Davidson, Jr.	Director

* Kay Coles James	Director

* Richard B. Kelson	Director

* Bruce C. Lindsay	Director

Signature	Title

* Jane G. Pepper	Director

* Donald J. Shepard	Director

* Lorene K. Steffes	Director

* Dennis F. Strigl	Director

* Stephen G. Thieke	Director

* Thomas J. Usher	Director

* George H. Walls, Jr.	Director

* Helge H. Wehmeier	Director

* By: /s/ George P. Long, III George P. Long, III Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc. and National City Corporation (included in Part I as Annex A to the document included in this Registration Statement)
3.1	Amended and Restated Articles of Incorporation of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.4 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008
3.2	Amended and Restated Bylaws of Registrant, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005
4.1	Form of Certificate of Designations for 9.875% Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series L*
4.2	Form of Certificate of Designations for Non-Cumulative Perpetual Preferred Stock, Series M*
4.3	Deposit Agreement, dated January 30, 2008 by and among National City Corporation, Wilmington Trust Company, National City Bank as Transfer Agent and Registrar, and all holders from time to time of Receipts issued pursuant thereto*
5.1	Opinion of George P. Long, III, as to the validity of the securities to be issued*
8.1	Opinion of Sullivan & Cromwell LLP as to tax matters*
8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters*
23.1	Consent of George P. Long, III (included in Exhibit 5.1 to this Registration Statement)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of National City Corporation
23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.
23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.
23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 to this Registration Statement)*
23.7	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 to this Registration Statement)*
24.1	Powers of Attorney
99.1	Stock Option Agreement, dated as of October 24, 2008, between National City Corporation and The PNC Financial Services Group, Inc. (included in Part I as Appendix B to the document included in this Registration Statement)
99.2	Voting Agreement, dated as of October 24, 2008, by and between The PNC Financial Services Group, Inc., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P.
99.3	Form of Proxy Card for Special Meeting of Stockholders of National City Corporation*
99.4	Form of Proxy Card for Special Meeting of Shareholders of The PNC Financial Services Group, Inc.*
99.5	Consent of Goldman, Sachs & Co.
99.6	Consent of Citigroup Global Markets Inc.
99.7	Consent of J.P. Morgan Securities Inc.

*	To be filed by amendment.